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As filed with the Securities and Exchange Commission on April 18, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rhino Resource Partners, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1221 (Primary Standard Industrial Classification Code Number)	56-2558621 (I.R.S. Employer Identification Number)
265 Hambley Boulevard Pikeville, Kentucky 41501 (606) 432-3900 (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
Nicholas R. Glancy 265 Hambley Boulevard Pikeville, Kentucky 41501 (606) 432-3900 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mike Rosenwasser Charles E. Carpenter Vinson & Elkins L.L.P. 666 Fifth Avenue 26th Floor New York, New York 10103 (212) 237-0000	G. Michael O'Leary W. Mark Young Andrews Kurth LLP 600 Travis Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee

Common units representing limited partner interests	$90,562,500	$9,690

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2006

P R O S P E C T U S

[LOGO]

3,750,000 Common Units

Rhino Resource Partners, L.P.

Limited Partner Interests
$             per common unit

        We are selling 3,750,000 common units representing limited partner interests in us. We have granted the underwriters an option to purchase up to 562,500 additional common units to cover over-allotments.

        This is an initial public offering of our common units representing limited partner interests in us. We currently expect the initial public offering price to be between $             and $            per common unit. We intend to distribute to each common unit the minimum quarterly distribution of $0.30 per quarter, or $1.20 per year, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. The common units are entitled to receive the minimum quarterly distribution before any distribution is paid on the subordinated units initially held by affiliates of our general partner. Prior to this offering, there has been no public market for the common units. We intend to apply to list our common units on the NASDAQ National Market under the symbol "RRLP."

        Investing in our common units involves risks. See "Risk Factors" beginning on page 18.

        These risks include the following:

  •
  We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

  •
  The assumptions underlying the forecast of cash available for distribution that we include in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant risks that could cause actual results to differ materially from those forecasted.

  •
  A decline in coal prices could adversely affect the value of our coal reserves, our results of operations and cash available for distribution to our unitholders.

  •
  Our coal mining operations are subject to operating risks that are beyond our control and which could adversely affect production levels and costs.

  •
  Increases in our costs, such as for transportation, labor or raw materials, could adversely affect our results of operations and our ability to make distributions to our unitholders.

  •
  Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of unitholders.

  •
  Our sponsor, Wexford, and affiliates of our general partner may compete with us.

  •
  Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent.

  •
  Unitholders will experience immediate and substantial dilution of $16.86 per common unit.

  •
  Unitholders may be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Rhino Resource Partners, L.P. (before expenses)	$	$

(1)
Excludes structuring fee payable to Citigroup Global Markets Inc. in an aggregate amount of $                  .

        The underwriters expect to deliver the common units to purchasers on or about            , 2006.

Citigroup	Lehman Brothers

                        , 2006

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY	1
Rhino Resource Partners, L.P.	1
Competitive Strengths	2
Business Strategies	3
Summary of Risk Factors	4
The Transactions	6
Management and Ownership	7
Principal Executive Offices	7
Organizational Structure	8
Summary of Conflicts of Interest and Fiduciary Duties	9
The Offering	10
Summary Historical and Pro Forma Consolidated Financial and Operating Data	15
RISK FACTORS	18
Risks Inherent in Our Business	18
Risks Inherent in an Investment in Us	31
Tax Risks	37
USE OF PROCEEDS	40
CAPITALIZATION	41
DILUTION	43
CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS	44
General	44
Initial Distribution Rate	45
Pro Forma and Forecasted Results of Operations	46
Pro Forma and Forecasted Cash Available for Distribution	54
HOW WE MAKE CASH DISTRIBUTIONS	58
Operating Surplus and Capital Surplus	58
Subordination Period	61
Incentive Distribution Rights	64
Percentage Allocations of Available Cash from Operating Surplus	64
Distributions from Capital Surplus	65
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels	66
Distributions of Cash Upon Liquidation	66
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA	69
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	73
Overview	73

i

Certain Trends and Economic Factors Affecting the Coal Industry	74
Results of Operations	75
Liquidity and Capital Resources	85
Impact of Inflation	90
Critical Accounting Policies and Estimates	90
Recent Accounting Pronouncements	92
Quantitative and Qualitative Disclosures About Market Risk	93
THE COAL INDUSTRY	94
Coal Characteristics	94
Demand for U.S. Coal Production	95
Industry Trends	96
Coal Production	97
Coal Regions	97
Mining Methods	98
Transportation	99
Recent Coal Market Conditions	100
BUSINESS	103
Overview	103
Competitive Strengths	104
Business Strategies	106
Our History	107
Our Sponsor	109
Coal Operations	110
Coal Reserves and Non-Reserve Coal Deposits	113
Oil and Gas Operations	116
Customers	116
Suppliers	117
Competition	117
Regulation and Laws	118
Office Facilities	126
Employees	126
Legal Proceedings	126
MANAGEMENT	127
Management of Rhino Resource Partners, L.P.	127
Directors and Executive Officers	127
Payments to Our General Partner	129
Executive Compensation	129
Employment Agreements	130
Compensation of Directors	131
Long-Term Incentive Plan	131
Incentive Cash Bonus Plan	133
401(k) Plan	134
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	135
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	136
Distributions and Payments to Our General Partner and Its Affiliates	136
Agreements Governing the Transactions	137
Ownership Interests of Certain Officers and Directors of Our General Partner	137
Colorado Mining Agreement	138

Shared Services Agreement	138
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES	139
Conflicts of Interest	139
Fiduciary Duties	142
DESCRIPTION OF THE COMMON UNITS	145
The Units	145
Transfer Agent and Registrar	145
Transfer of Common Units	145
THE PARTNERSHIP AGREEMENT	147
Organization and Duration	147
Purpose	147
Power of Attorney	147
Capital Contributions	147
Voting Rights	148
Limited Liability	149
Issuance of Additional Securities	150
Amendment of Our Partnership Agreement	151
Merger, Sale or Other Disposition of Assets	153
Termination and Dissolution	153
Liquidation and Distribution of Proceeds	154
Withdrawal or Removal of Our General Partner	154
Transfer of General Partner Interest	155
Transfer of Ownership Interests in Our General Partner	156
Transfer of Incentive Distribution Rights	156
Change of Management Provisions	156
Limited Call Right	156
Meetings; Voting	157
Status as Limited Partner or Assignee	158
Non-Citizen Assignees; Redemption	158
Indemnification	158
Reimbursement of Expenses	159
Books and Reports	159
Right to Inspect Our Books and Records	160
Registration Rights	160
UNITS ELIGIBLE FOR FUTURE SALE	161
MATERIAL TAX CONSEQUENCES	162
Partnership Status	162
Limited Partner Status	164
Tax Consequences of Unit Ownership	164
Tax Treatment of Operations	170
Disposition of Common Units	174
Uniformity of Units	176
Tax-Exempt Organizations and Other Investors	176
Administrative Matters	177
State, Local, Foreign and Other Tax Considerations	179
INVESTMENT IN RHINO RESOURCE PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS	181

UNDERWRITING	182
VALIDITY OF THE COMMON UNITS	185
EXPERTS	185
WHERE YOU CAN FIND MORE INFORMATION	185
FORWARD-LOOKING STATEMENTS	186
INDEX TO FINANCIAL STATEMENTS	F-1
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RHINO RESOURCE PARTNERS, L.P.	A-1
GLOSSARY OF TERMS	B-1

        Until            , 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma consolidated financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes that the underwriters' option to purchase additional common units is not exercised unless otherwise noted. You should read "Risk Factors" for information about important risks that you should consider before buying our common units.

        Market and industry data and other statistical data used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. In this prospectus, we refer to information regarding the coal industry in the United States and internationally from the U.S. Department of Energy, the Energy Information Administration, the National Mining Association, the National Energy Technology Laboratory, the Bureau of Economic Analysis, Bloomberg L.P. and Platts Research and Consulting. These organizations are not affiliated with us.

        References in this prospectus to "Rhino Resource Partners, L.P.," "we," "our," "us" or like terms when used in a historical context refer to the business of CAM Holdings LLC and its subsidiaries, which is being contributed to Rhino Resource Partners, L.P. in connection with this offering. When used in the present tense or prospectively, those terms refer to Rhino Resource Partners, L.P. and its subsidiaries. We include a glossary of some of the terms used in this prospectus as Appendix B.

Rhino Resource Partners, L.P.

        We are a rapidly growing producer and marketer of coal in Central and Northern Appalachia. Our Central Appalachian operations consist of twelve underground mines and seven surface mines in Kentucky and West Virginia, and our Northern Appalachian operations consist of two underground mines in Ohio. We market a broad range of mid to high Btu, low to medium sulfur steam coal to a diverse customer base of electric utilities in the United States, a majority of which have investment grade credit ratings. In addition, we market metallurgical coal for use by domestic and international steel producers. We are able to serve our customers through a variety of transportation options, including multiple rail lines, truck and barge. The vast majority of our steam coal production in Central Appalachia meets the specifications of both the over-the-counter ("OTC") and the New York Mercantile Exchange ("NYMEX") markets, which provides us with additional marketing flexibility for this production. During the nine months ended December 31, 2005, we have achieved increased spot and contracted prices for the coals we produce due to strong demand fundamentals and a limited supply response in Central Appalachia. We believe these market conditions will continue for the foreseeable future.

        CAM Holdings LLC, our predecessor, was formed in April 2003 by entities managed by Wexford Capital LLC ("Wexford"), a Securities and Exchange Commission ("SEC") registered investment advisor with approximately $4.4 billion of assets under management. Since its inception in 1994, Wexford has been an active and successful investor in a variety of sectors, including exploration and production of oil and natural gas, oil and gas services and drilling, and natural resource businesses. Many of Wexford's investments involve controlling interests in private companies, both in the energy sector and in other areas, and Wexford has a track record of successfully growing such private companies. Please read "Business—Our Sponsor."

        We have grown through a series of strategic acquisitions and have substantially increased our coal production since our formation. These acquisitions included high quality coal reserves and union-free operations strategically located in the Appalachian region, had limited reclamation liabilities, were substantially free of other legacy liabilities and were financed without incurring a significant level of indebtedness. In the future, we expect to continue our strategy of acquiring attractive coal reserves, as well as selected oil and gas assets, as one of our strategies. Please read "Business—Our History" and "Business—Business Strategies."

        As of December 31, 2005, we owned or leased 141.9 million tons of proven and probable coal reserves, of which 92.8 million tons are located in Central Appalachia and 47.6 million tons are located in Northern Appalachia. Of our aggregate proven and probable reserves, 110.7 million tons are steam coal, which is primarily used by electric utilities and industrial customers to generate electricity, and 31.2 million tons are metallurgical coal, which is primarily used to produce coke, a key raw material used in the steel making process. In addition, as of December 31, 2005, we owned or leased 109.3 million tons of non-reserve coal deposits in Central and Northern Appalachia. We are continuously evaluating these deposits and looking for opportunities to acquire the mining rights for these deposits with the intent to convert a substantial portion of these non-reserve coal deposits to the proven and probable reserve category.

        For the nine months ended December 31, 2005, we sold 5.8 million tons of coal, of which 5.5 million tons were steam coal and 0.3 million tons were metallurgical coal. For the year ended March 31, 2005, we sold 7.1 million tons of coal, of which 6.8 million tons were steam coal and 0.3 million tons were metallurgical coal. We expect to add an additional 1.1 million tons of production capacity in the year ending March 31, 2007 from our new Glamorgan mine in Central Appalachia and our new Hopedale mine in Northern Appalachia. Each of these mines is in close proximity to our existing infrastructure of preparation plants and loadout facilities, thereby minimizing transportation costs for this additional production.

        For the nine months ended December 31, 2005 and the year ended March 31, 2005, we generated revenues of $255.3 million and $280.0 million, EBITDA of $34.5 million and $36.2 million and net income of $22.0 million and $28.1 million, respectively. Neither we nor CAM Holdings LLC, our predecessor, is subject to entity-level federal income tax. Effective January 1, 2005, our predecessor became subject to Kentucky state and local income taxes; however, upon the consummation of this offering, neither we nor any of our subsidiaries will be subject to such income taxes.

Competitive Strengths

        We believe the following competitive strengths will enable us to execute our business strategies successfully:

  •
  We have significant internal expansion opportunities that leverage our existing infrastructure. We believe that our proven and probable coal reserve base and our non-reserve coal deposits will allow us to significantly expand production on a capital efficient basis through the utilization of our existing infrastructure, as a significant portion of these reserves and non-reserve coal deposits are located in close proximity to existing operations and processing facilities.

  •
  We have an attractive portfolio of long-term contracts. As of December 31, 2005, we had sales commitments for 86% and 54% of our planned production for the years ending March 31, 2007 and 2008, respectively. A majority of these customers have investment grade credit ratings. We believe our long-term supply agreements provide us with a reliable revenue base, while at the same time our uncommitted position has enabled us to increase our participation in the strong coal pricing environment.

  •
  We offer a variety of high quality steam and metallurgical coal that meets our customers' needs. Our product diversity, including a range of mid to high Btu, low to medium sulfur steam coal and metallurgical coal, combined with our array of transportation options allows us to generate sales opportunities for expanded production and helps to limit our exposure to a downturn in any single market segment.

  •
  We have a low level of long-term liabilities. We believe that compared to other publicly traded U.S. coal producers, we have among the lowest long-term debt, legacy reclamation liabilities and post-retirement employee obligations. We believe our level of long-term liabilities will afford us significant financial flexibility to make acquisitions, invest in our existing operations and reserves and manage our operations through periods of declining coal prices.

  •
  Our mining activities are strategically located. Our mining operations are located near many major power generation facilities and on or near coal-hauling railroads in the eastern United States, including the CSX Railroad ("CSX Rail"), Norfolk Southern Railroad ("NS Rail") and Ohio Central Railroad ("OHC Rail"). We believe the geographic location of our mines and the multiple transportation options we can provide give us a transportation cost advantage compared to many of our competitors.

  •
  We have a strong safety record that has received industry-wide recognition. For the twelve months ended December 31, 2005, our nonfatal days lost incidence rate was 52% below the industry average as reported by the federal Mine Safety and Health Administration (the "MSHA"). Our safety record has also been recognized by various industry groups.

  •
  We have an experienced management team and benefit from our relationship with our sponsor, Wexford. The members of our senior management team primarily responsible for our coal operations have, on average, 26 years of coal industry and coal industry related experience and have a demonstrated track record of acquiring, building and operating coal businesses profitably and safely throughout the United States, including the Appalachian region. In addition, our sponsor has extensive experience in numerous segments across the energy sector, including the acquisition and operation of oil and natural gas assets. We believe this team and sponsor relationship will allow us to grow our coal assets and acquire selected non-coal natural resource assets in the future.

Business Strategies

        Our primary business objective is to increase distributable cash flow per unit by continuing to execute the following strategies:

  •
  Maximize profitability and cash flow through highly efficient mining operations. We intend to maintain highly productive, low-cost operations through investment in our equipment and the ongoing training of employees and by continually evaluating and assessing our current operations.

  •
  Prudently manage cash flow fluctuations through long-term sales contracts and forward purchases of equipment and supplies. We intend to continue to enter into long-term coal sales contracts to provide us with a reliable revenue base, while maintaining uncommitted production that enables us to take advantage of the strong coal pricing environment. When appropriate, we will continue to enter into forward purchases of fuel, supplies and equipment to provide certainty of costs and ensure our ability to fulfill production commitments.

  •
  Extend the lives of our mines through the development of our coal reserves and non-reserve coal deposits using our existing infrastructure. We intend to develop reserves and non-reserve coal deposits near our existing infrastructure that we believe will support substantial growth in production without significant capital expenditures on additional infrastructure. We also intend to acquire coal reserves and operations that can further leverage our existing infrastructure.

  •
  Selectively expand our operations through strategic acquisitions. We intend to employ a disciplined acquisition strategy focused on acquiring coal and coal-related operations and assets at attractive valuations, while limiting to the extent possible the assumption of debt and other long-term reclamation and employee related liabilities. In addition, we intend to acquire selected other natural resource assets and operations, most notably oil and natural gas assets at attractive valuations.

  •
  Provide a mix of coal types and qualities and transportation alternatives to satisfy our customers' needs. We intend to continue to provide a wide variety of coal products, combined with an array of transportation options, which we believe will allow us to generate sales opportunities for expanded production and to take advantage of sales opportunities where the markets will allow us to achieve optimal pricing.

  •
  Focus on excellence in safety and environmental stewardship. We plan to continue to implement safety measures and environmental initiatives that are designed to promote safe operating practices and improved environmental stewardship among our employees.

Summary of Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Those risks are described under the caption "Risk Factors" beginning on page 18 and include, among others:

  Risks Inherent in Our Business

  •
  We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

  •
  The assumptions underlying the forecast of cash available for distribution that we include in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant risks that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on the common units and subordinated units and the market price of the common units may decline materially.

  •
  A decline in coal prices could adversely affect the value of our coal reserves, our results of operations and cash available for distribution to our unitholders.

  •
  Our coal mining operations are subject to operating risks that are beyond our control and which could adversely affect production levels and costs.

  •
  Fluctuations in transportation costs and disruptions in transportation services could impair our ability to supply coal to our customers.

  •
  A shortage of skilled labor in the mining industry could pose a risk to achieving improved labor productivity and competitive costs, which could adversely affect our results of operations and cash available for distribution to our unitholders.

  •
  Unexpected increases in raw material costs could significantly impair our results of operations and our ability to make distributions to our unitholders.

  •
  The unavailability of an adequate supply of coal reserves that can be developed or acquired at competitive costs could adversely affect our results of operations and cash available for distribution.

  •
  Inaccuracies in our estimates of coal reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs.

  •
  We may be unable to obtain and renew permits necessary for our operations, which could adversely impact our production and cash flow.

  •
  The amount of estimated maintenance capital expenditures our general partner is required to deduct from operating surplus each quarter is based on our current estimates and could increase in the future.

  •
  We may be unable to acquire attractive oil and gas assets, or may not successfully manage or grow these assets once we acquire them.

  •
  Our mining operations are subject to extensive and costly laws and regulations, and such current and future laws and regulations could increase current operating costs or limit our ability to produce coal.

  •
  Extensive environmental laws and regulations affect coal consumers, which has corresponding effects on the demand for our coal.

  •
  Federal and state laws require bonds to secure our obligations related to the statutory requirement that we reclaim mined property. Our inability to acquire or failure to maintain, obtain or renew these surety bonds could have an adverse effect on our ability to produce coal, which could affect our cash flow and our ability to make distributions to our unitholders.

  •
  If a substantial portion of our long-term supply contracts terminate and we are unable to successfully renegotiate or replace these contracts on comparable terms, then our results of operations and cash available for distribution could be adversely affected.

  Risks Inherent in an Investment in Us

  •
  Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

  •
  Our sponsor, Wexford, and affiliates of our general partner may compete with us.

  •
  Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent.

  •
  Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

  •
  Unitholders who fail to furnish certain information requested by our general partner or who our general partner, upon receipt of such information, determines are not eligible citizens will not be entitled to receive distributions or allocations of income or loss on their common units and their common units will be subject to redemption.

  •
  Unitholders will experience immediate and substantial dilution of $16.86 per common unit.

  •
  We may issue additional units without unitholder approval, which would dilute their ownership interests.

  •
  Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

  •
  Cost reimbursements due to our general partner and its affiliates will reduce cash available for distribution to our unitholders.

  •
  Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

  •
  Unitholders may have liability to repay distributions.

  •
  The control of our general partner may be transferred to a third party without unitholder consent.

  •
  There is no existing market for our units, and a trading market that will provide unitholders with adequate liquidity may not develop. The price of our units may fluctuate significantly, and unitholders could lose all or part of their investment.

  •
  We will incur increased costs as a result of being a public company.

  Tax Risks

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to unitholders would be substantially reduced.

  •
  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the costs of any contest will reduce our cash available for distribution to unitholders.

  •
  Unitholders may be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

  •
  Tax gain or loss on disposition of our common units could be more or less than expected.

  •
  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

  •
  We will treat each purchase of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

  •
  The sale or exchange of 50% or more of our capital and profits interests during any 12-month period will result in the termination of our partnership for federal income tax purposes.

  •
  Unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of investing in our common units.

The Transactions

        We are a Delaware limited partnership formed in January 2006 by affiliates of Wexford to own and operate the business that has historically been conducted by CAM Holdings LLC.

        In connection with the closing of this offering, the following transactions will occur:

  •
  CAM Holdings LLC will distribute its ownership interests in entities owning certain properties located in Colorado and Illinois to certain investment funds managed by Wexford (the "Wexford Funds") and an officer of our general partner;

  •
  the Wexford Funds and an officer of our general partner will convey 100% of the ownership interests in CAM Holdings LLC to us;

  •
  we will issue to the Wexford Funds and an officer of our general partner, in the aggregate 25,613,265 common units and 3,336,735 subordinated units, representing a combined 86.8% limited partner interest in us, and distribute $49.3 million of the proceeds from this offering to the Wexford Funds as a reimbursement for prior capital expenditures. Certain officers and directors of our general partner are principals of Wexford;

  •
  we will issue to our general partner, Rhino GP LLC, a 2% general partner interest in us and incentive distribution rights, which entitle our general partner to increasing percentages of the cash we distribute in excess of $0.34 per unit per quarter in return for the agreement by our general partner to render all services necessary for the management of our operations;

  •
  we will issue 3,750,000 common units to the public, representing a 11.2% limited partner interest in us, and will use the net proceeds from this offering as described under "Use of Proceeds;" and

  •
  we will borrow $60.6 million under a new senior secured credit facility to repay $37.0 million of indebtedness under our current credit facility and $23.6 million of indebtedness under notes payable to finance acquisitions of mining equipment. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

        Please read "Certain Relationships and Related Party Transactions" for additional information.

Management and Ownership

        Our general partner, Rhino GP LLC, a Delaware limited liability company, will manage our operations and activities. Rhino GP LLC will have a board of directors. Upon the consummation of this offering, Wexford and principals of Wexford (collectively, the "Wexford Parties") will own 100% of the ownership interests in our general partner. Certain officers and directors of our general partner are principals of Wexford. For information about the executive officers and directors of our general partner and CAM Holdings LLC, please read "Management—Directors and Executive Officers." Our general partner and its affiliates will not receive any management fee or other compensation in connection with its management of our business but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. We will issue to our general partner a 2% general partner interest in us and the incentive distribution rights in return for the agreement by our general partner to render all services necessary for the management of our operations. Our general partner will be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read "Certain Relationships and Related Party Transactions."

        Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors.

Principal Executive Offices

        Our principal executive offices are located at 265 Hambley Boulevard, Pikeville, Kentucky, and our phone number is (606) 432-3900. Our website is located at http://www.rhinolp.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Organizational Structure

        The following diagram depicts our organizational structure after giving effect to this offering and the related transactions.

Ownership of Rhino Resource Partners, L.P.

Public Common Units	11.2%
Interests of the Wexford Parties(1), the Wexford Funds(1) and an Officer of Rhino GP LLC:
Common Units	76.8%
Subordinated Units	10.0%
General Partner Interest	2.0%

100.0%

(1)
Certain officers and directors of our general partner are principals of Wexford. Please read "Certain Relationships and Related Party Transactions—Ownership Interests of Certain Officers and Directors of Our General Partner."

Summary of Conflicts of Interest and Fiduciary Duties

        Rhino GP LLC, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, because our general partner is owned by the Wexford Parties, our management team has fiduciary duties to manage the business of Rhino GP LLC in a manner beneficial to these parties. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. By purchasing a common unit, unitholders are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable law. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

        For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

The Offering

Common units offered to the public	3,750,000 common units.
4,312,500 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	29,363,265 common units representing a 88.0% limited partner interest in us and 3,336,735 subordinated units representing a 10.0% limited partner interest in us.
Use of proceeds	We intend to use the estimated net proceeds of $67.8 million from this offering, after deducting estimated underwriting discounts and commissions and offering expenses, to:
• distribute $49.3 million to Wexford as a reimbursement for prior capital expenditures; and
• repay $18.5 million of indebtedness outstanding under our current credit facility and certain acquisition debt.

At the closing of this offering, we will borrow $60.6 million under a new senior secured credit facility to repay $37.0 million of indebtedness under our current credit facility and $23.6 million of indebtedness under notes payable to finance acquisitions of mining equipment. Please read "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."
The net proceeds from any exercise of the underwriters' option to purchase additional common units will be used for general working capital purposes, including the repayment of indebtedness.
Cash distributions
We intend to make minimum quarterly distributions of $0.30 per unit to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner. We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion. We refer to this cash as "available cash," and we define its meaning in our partnership agreement, in "How We Make Cash Distributions—Definition of Available Cash" and in the glossary of terms attached as Appendix B. We will adjust the minimum quarterly distribution for the period from the closing of the offering through June 30, 2006 based on the actual length of the period.

In general, we will pay any cash distributions we make each quarter in the following manner:
•	first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.30 plus any arrearages from prior quarters;
•	second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.30; and
•	third, 98% to all unitholders, pro rata, and 2% to the general partner, until each unit has received a distribution of $0.34.

Our general partner currently holds the incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions after the minimum quarterly distribution and certain target distribution levels have been achieved. We refer to these distributions as "incentive distributions." As shown in the following table, if cash distributions exceed $0.34 per unit in a quarter, our general partner will receive increasing percentages, up to 10%, of the cash we distribute in excess of that amount:
	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	General Partner
above $0.34 up to $0.36	96%	4%
above $0.36 up to $0.38	94%	6%
above $0.38 up to $0.40	92%	8%
above $0.40	90%	10%
Please read "How We Make Cash Distributions—Incentive Distribution Rights."

Pro forma cash available for distributions generated during the year ended March 31, 2005 would have been sufficient to allow us to pay 43.4% of the minimum quarterly distributions on our common units and none of the minimum quarterly distributions on our subordinated units. Pro forma cash available for distributions generated during the twelve months ended December 31, 2005 would have been sufficient to allow us to pay 44.8% of the minimum quarterly distributions on our common units and none of the minimum quarterly distributions on our subordinated units. Please read "Cash Distribution Policy Restrictions on Distributions—Pro Forma and Forecasted Cash Available for Distribution."

We have included a forecast of our cash available for distribution for the year ending March 31, 2007 in "Cash Distribution Policy Restrictions on Distributions—Pro Forma and Forecasted Cash Available for Distribution." We believe, based on our financial forecast and related assumptions, that we will have sufficient available cash to enable us to pay the full minimum quarterly distribution of $0.30 on all of our common units and on all of our subordinated units for the four quarters ending March 31, 2007. The amount of available cash we need to pay the minimum quarterly distribution for four quarters on our common units, subordinated units and 2% general partner interest to be outstanding immediately after this offering is $40.0 million. Based on our financial forecast and related assumptions, we forecast that our cash available for distribution for the year ending March 31, 2007 will be approximately $68.1 million.
Subordination period
During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Except as set forth below, the subordination period will extend until the first day of any quarter beginning after June 30, 2011 that we meet certain financial tests included in our partnership agreement. If, however, we have earned and paid from operating surplus an amount that equals or exceeds $1.60 (133% of the annualized minimum quarterly distribution) on each outstanding unit for a single four-quarter period, the subordination period will automatically terminate and all of the subordinated units will convert into common units. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Please read "How We Make Cash Distributions—Subordination Period."
Early conversion of subordinated units
If we meet the financial tests in our partnership agreement for any quarter ending on or after June 30, 2009, 25% of the subordinated units will convert into common units. If we meet these tests for any quarter ending on or after June 30, 2010, an additional 25% of the subordinated units will convert into common units. The second early conversion of the subordinated units may not occur until at least one year after the first early conversion of subordinated units. Please read "How We Make Cash Distributions—Subordination Period."
Issuance of additional units
Our partnership agreement authorizes us to issue an unlimited number of additional units and rights to buy units for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."

Voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, the Wexford Funds and an officer of our general partner will own an aggregate of 88.5% of our common and subordinated units. This will give the Wexford Funds and an officer of our general partner the ability to prevent removal of our general partner. Please read "The Partnership Agreement—Voting Rights."
Limited call right
If at any time our general partner and its affiliates own more than 90% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units. If our general partner and its affiliates reduce their ownership percentage to below 50% of the outstanding common units, the ownership threshold to exercise the limited call rights will be reduced to 80%. Please read "The Partnership Agreement—Limited Call Right."
Non-citizen assignee and redemption
Our general partner at any time may require each limited partner or assignee to furnish information about his nationality, citizenship, or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation. Furthermore, we have the right to redeem all of the common and subordinated units of any holder that is not an eligible citizen or fails to furnish the information requested by our general partner. Please read "The Partnership Agreement—Non-Citizen Assignees; Redemption."

Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2009, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.20 per unit, we estimate that your average allocable federal taxable income per year will be no more than $ per unit. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.
Material tax consequences
For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences."
Exchange listing	We intend to apply to list our common units on the NASDAQ National Market under the symbol "RRLP."

Summary Historical and Pro Forma Consolidated Financial and Operating Data

        The following table presents summary historical consolidated financial and operating data of our predecessor, CAM Holdings LLC, as of the dates and for the periods indicated. The summary historical consolidated financial data presented as of December 31, 2003 and March 31, 2004 and 2005 and for the period from April 30, 2003 (date of inception) through December 31, 2003, the three months ended March 31, 2004 and the year ended March 31, 2005 is derived from the audited consolidated financial statements of CAM Holdings LLC. The summary historical consolidated financial data presented as of and for the nine months ended December 31, 2004 and 2005 is derived from the unaudited consolidated financial statements of CAM Holdings LLC.

        The summary pro forma consolidated financial data presented as of and for the nine months ended December 31, 2005 and for the year ended March 31, 2005 is derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of Rhino Resource Partners, L.P. give pro forma effect to (1) the distribution by CAM Holdings LLC of its ownership interests in entities owning certain properties located in Colorado and Illinois to an entity owned by the Wexford Funds and an officer of our general partner, (2) the contribution of 100% of the ownership interests in CAM Holdings LLC to Rhino Resource Partners, L.P., (3) the completion of this offering and the use of proceeds of the offering as described in "Use of Proceeds" and (4) borrowing under our new credit facilities and the subsequent repayment of certain debt. The unaudited pro forma balance sheet assumes the items listed above occurred as of December 31, 2005. The unaudited pro forma income statement data for the nine months ended December 31, 2005 and for the year ended March 31, 2005 assumes the items listed above occurred as of April 1, 2004. We have not given pro forma effect to incremental selling, general and administrative expense of $3.1 million that we expect to incur as a result of being a public company.

        For a detailed discussion of the following table, please refer to page 73 for "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with "—The Transactions," "Use of Proceeds," the historical consolidated financial statements of CAM Holdings LLC and the unaudited pro forma consolidated financial statements of Rhino Resource Partners, L.P. included elsewhere in this prospectus. Among other things, those historical and pro forma consolidated financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business as it is an important supplemental measure of our performance and liquidity. EBITDA means earnings before interest, taxes, depreciation, depletion and amortization. This measure is not calculated or presented in accordance with generally accepted accounting principles ("GAAP"). We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

        We define maintenance capital expenditures as those capital expenditures required to maintain, including over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that we expect will increase over the long term the operating capacity of our capital assets. Examples of maintenance capital expenditures include capital expenditures associated with the replacement of equipment and coal reserves, whether through the expansion of an existing mine or the acquisition or development of a new mine. Examples of expansion capital expenditures include the acquisition of reserves or equipment or a new mine or the expansion of an existing mine, to the extent such expenditures are incurred to increase the operating capacity of our capital assets.

	CAM Holdings LLC Historical Consolidated					Rhino Resource Partners, L.P. Pro Forma Consolidated

	Period from April 30, 2003 (date of inception) through December 31, 2003
		Three Months Ended March 31, 2004		Nine Months Ended December 31,
						Year Ended March 31, 2005	Nine Months Ended December 31, 2005
			Year Ended March 31, 2005
				2004	2005
	(in millions, except per unit and per ton data)
Statement of Operations Data:
Revenues	$33.9	$16.2	$280.0	$205.9	$255.3	$280.0	$255.3
Costs and expenses:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	26.4	14.6	227.9	177.2	209.7	227.9	209.7
Depreciation, depletion and amortization	1.7	0.7	4.6	1.9	8.7	4.6	8.7
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	4.8	1.2	12.9	2.5	11.7	12.9	11.7

Total costs and expenses	32.9	16.5	245.4	181.6	230.1	245.4	230.1

Income (loss) from operations	1.0	(0.3)	34.6	24.3	25.2	34.6	25.2
Interest and other income (expense):
Interest expense	(0.6)	(0.3)	(3.4)	(2.4)	(3.8)	(3.0)	(3.0)
Interest income	0.1	—	0.4	0.2	0.3	0.4	0.3
Gain (loss) on sale of assets	0.1	—	(0.5)	(0.2)	0.3	(0.5)	0.3
Other—net	0.1	—	(1.3)	—	—	(1.3)	—

Total interest and other income (expense)	(0.3)	(0.3)	(4.8)	(2.4)	(3.2)	(4.4)	(2.4)

Income (loss) before income tax expense and cumulative effect of change in accounting principle	0.7	(0.6)	29.8	21.9	22.0	30.2	22.8
Income tax expense	—	—	0.1	—	—	0.1	—

Income (loss) before cumulative effect of change in accounting principle	0.7	(0.6)	29.7	21.9	22.0	30.1	22.8
Cumulative effect of change in accounting principle—net of taxes	—	—	1.6	1.6	—	1.6	—

Net income (loss)	$0.7	$(0.6)	$28.1	$20.3	$22.0	$28.5	$22.8

Pro forma net earnings per limited partner unit						$0.85	$0.68
Pro forma weighted average limited partner units outstanding						32.7	32.7
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(0.6)	$(1.1)	$33.1	$10.2	$33.1	$33.5	$29.8
Investment activities	$(20.8)	$(13.4)	$(47.2)	$(48.9)	$(53.5)
Financing activities	$21.4	$14.5	$19.1	$36.8	$15.4
Other Financial Data (unaudited):
EBITDA(1)	$3.0	$0.4	$36.2	$24.6	$34.5	$36.2	$34.5
Maintenance capital expenditures	$—	$1.9	$22.5	$14.8	$25.1
Expansion capital expenditures	17.0	—	25.4	25.4	28.5

Total capital expenditures	$17.0	$1.9	$47.9	$40.2	$53.6

Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$—	$5.1	$(1.9)	$0.2		$1.4
Property and equipment, net	$26.8	$42.8	$128.4	$119.4	$168.2		$154.9
Total assets	$41.2	$59.4	$181.1	$168.0	$222.6		$210.0
Total liabilities	$24.6	$43.6	$120.1	$114.7	$139.6		$114.6
Total debt	$13.5	$16.3	$61.9	$47.7	$77.4		$56.1
Members' equity	$16.6	$15.8	$61.1	$53.3	$83.0		$95.4
Operating Data (unaudited):
Tons sold	1.1	0.5	7.1	5.3	5.8
Tons produced	1.1	0.5	7.2	5.4	5.7
Average coal revenue per ton(2)	$31.25	$35.42	$38.63	$37.92	$43.54
Average cost of operations per ton(3)	$24.96	$32.12	$32.32	$33.49	$36.36

(1)
EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

•
our compliance with certain financial covenants included in our debt agreements;

•
our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  •
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

  EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, operating income and cash flows, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

  The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	CAM Holdings LLC Historical Consolidated					Rhino Resource Partners, L.P. Pro Forma Consolidated

	Period from April 30, 2003 (date of inception) through December 31, 2003
				Nine Months Ended December 31,
		Three Months Ended March 31, 2004				Year Ended March 31, 2005	Nine Months Ended December 31, 2005
			Year Ended March 31, 2005
				2004	2005
	(in millions)
Reconciliation of EBITDA to net income:
Net income (loss)	$0.7	$(0.6)	$28.1	$20.3	$22.0	$28.5	$22.8
Plus:
Depreciation, depletion and amortization	1.7	0.7	4.6	1.9	8.7	4.6	8.7
Interest expense	0.6	0.3	3.4	2.4	3.8	3.0	3.0
Income tax expense	—	—	0.1	—	—	0.1	—

EBITDA	$3.0	$0.4	$36.2	$24.6	$34.5	$36.2	$34.5

Reconciliation of EBITDA to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$(0.6)	$(1.1)	$33.1	$10.2	$33.1	$33.5	$29.8
Plus:
Increase in net operating assets	2.9	1.6	3.1	13.9	0.6	3.1	4.7
Accretion on interest-free debt	—	—	(0.5)	(0.2)	0.3	(0.5)	0.3
Amortization of advance royalties	—	(0.4)	(1.2)	(0.7)	(1.7)	(1.2)	(1.7)
Provision for doubtful accounts	—	—	(0.1)	—	(0.5)	(0.1)	(0.5)
Gain (loss) on sale of assets	0.1	—	(0.5)	(0.2)	0.3	(0.5)	0.3
Interest expense	0.6	0.3	3.4	2.4	3.8	3.0	3.0
Income tax expense	—	—	0.1	—	—	0.1	—
Accretion on asset retirement obligations	—	—	(1.2)	(0.8)	(1.4)	(1.2)	(1.4)

EBITDA	$3.0	$0.4	$36.2	$24.6	$34.5	$36.2	$34.5

(2)
Average coal revenue per ton represents total coal revenue, derived from the sale of coal from all business segments, divided by total tons of coal sold from all segments.

(3)
Average cost of operations per ton represents cost of operations (exclusive of depreciation, depletion and amortization and selling, general and administrative expenses) from all business segments divided by total tons of coal sold from all segments.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

  We may not have sufficient available cash to enable us to pay the minimum quarterly distribution on our common units following establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses to our general partner.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the level of our operating costs, including reimbursement of expenses to our general partner;

  •
  prevailing economic and market conditions;

  •
  difficulties in collecting our receivables because of credit or financial problems of major customers;

  •
  unfavorable geologic conditions; and

  •
  force majeure.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors such as:

  •
  the level of capital expenditures we make;

  •
  the restrictions contained in our credit agreement and our debt service requirements;

  •
  the cost of acquisitions, if any;

  •
  fluctuations in our working capital needs;

  •
  the amount of fees and expenses we incur, including reimbursement of expenses to our general partner;

  •
  our ability to generate working capital and obtain borrowings to make distributions to our unitholders; and

  •
  the amount, if any, of cash reserves established by our general partner in its discretion.

  The assumptions underlying the forecast of cash available for distribution that we include in "Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant risks that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on the common units and subordinated units and the market price of the common units may decline materially.

        The forecast of cash available for distribution set forth in "Cash Distribution Policy and Restrictions on Distributions" includes our forecast of our results of operations and cash flows for the year ending March 31, 2007. The financial forecast has been prepared by management and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks, including those discussed below, that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on the common units or subordinated units and the market price of the common units may decline materially.

        The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the 2% general partner interest to be outstanding immediately after this offering is $40.0 million. Pro forma available cash to make distributions generated during the year ended March 31, 2005 and the twelve months ended December 31, 2005 would not have been sufficient to allow us to pay the full minimum quarterly distribution on the common units and therefore would not have allowed us to pay any distributions on the subordinated units during these periods. For a calculation of our ability to make distributions to unitholders based on our pro forma results for the year ended March 31, 2005 and for the twelve months ended December 31, 2005 and for a forecast of our ability to pay the full minimum quarterly distributions on the common units, the subordinated units and the 2% general partner interest for the year ending March 31, 2007, please read "Cash Distribution Policy and Restrictions on Distributions."

  A decline in coal prices could adversely affect the value of our coal reserves, our results of operations and cash available for distribution to our unitholders.

        Our results of operations are dependent upon the prices we charge for our coal as well as our ability to improve productivity and control costs. Declines in the prices we receive for our coal could adversely affect our results of operations and our ability to make distributions to our unitholders. The prices we receive for coal depend upon factors beyond our control, including:

  •
  the price elasticity of supply;

  •
  the demand for electricity;

  •
  the demand for steel and the continued financial viability of the steel industry;

  •
  the supply of foreign coal;

  •
  the proximity to and the capacity and cost of transportation facilities;

  •
  governmental regulations and taxes;

  •
  air emission standards for coal-fired power plants;

  •
  regulatory, administrative and judicial decisions, including legislation to allow retail price competition in the electric utility industry;

  •
  the price and availability of alternative fuels, including the effects of technological developments; and

  •
  the effect of worldwide energy conservation measures.

  Our coal mining operations are subject to operating risks that are beyond our control and which could adversely affect production levels and costs.

        Our coal mining operations are subject to conditions or events beyond our control that could disrupt operations and affect the cost of mining at particular mines for varying lengths of time. These risks include:

  •
  unfavorable geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

  •
  poor mining conditions;

  •
  inability to acquire or maintain necessary permits or mining or surface rights;

  •
  changes in governmental regulation of the coal industry or the electric utility industry;

  •
  adverse weather conditions and natural disasters;

  •
  accidental mine water flooding;

  •
  labor-related interruptions;

  •
  interruptions due to transportation delays;

  •
  mining and processing equipment unavailability and failures and unexpected maintenance problems; and

  •
  accidents, including fire and explosions from methane.

These conditions may increase the cost of mining and delay or halt production at particular mines for varying lengths of time which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

  Fluctuations in transportation costs and disruptions in transportation services could impair our ability to supply coal to our customers, which could adversely affect our results of operations and cash available for distribution to our unitholders.

        Transportation costs represent a significant portion of the total cost of coal for our customers and, as a result, the cost of transportation is a critical factor in a customer's purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make our coal production less competitive than coal produced from other sources.

        Significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. For instance, coordination of the many eastern loading facilities, the large number of small shipments, the steeper average grades of the terrain and a more unionized workforce are all issues that combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. The increased competition could have an adverse effect on our results of operations.

        We depend primarily upon railroads and trucks to deliver coal to our customers. Disruption of any of these services due to weather-related problems, strikes, lockouts, accidents, mechanical difficulties and other events could temporarily impair our ability to supply coal to our customers, which could adversely affect our results of operations and cash available for distribution to our unitholders.

  A shortage of skilled labor in the mining industry could pose a risk to achieving improved labor productivity and competitive costs, which could adversely affect our results of operations and cash available for distribution to our unitholders.

        Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In order to support our planned expansion opportunities, we intend to sponsor both in-house and vocational coal mining programs at the local level to train additional skilled laborers. In the event the shortage of experienced labor continues or worsens or we are unable to train the necessary amount of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production and therefore have an adverse effect on our results of operations and cash available for distribution to our unitholders.

  Unexpected increases in raw material costs could significantly impair our results of operations and our ability to make distributions to our unitholders.

        Our coal mining operations use significant amounts of steel, petroleum products and other raw materials in various pieces of mining equipment, supplies and materials, including the roof bolts required by the room and pillar method of mining. Historically, the prices of scrap steel and petroleum have fluctuated. Our recent financial results have been adversely impacted by margin compressions due to cost increases for various commodities and services influenced by the recent price acceleration of crude oil and natural gas, a trend that was exacerbated by the hurricanes in the Gulf of Mexico in 2005. Costs of diesel fuel, explosives and coal trucking escalated as a direct result of supply chain problems related to the Gulf hurricanes. There may be other acts of nature or terrorist attacks or threats that could also increase the costs of raw materials. If the price of steel, petroleum products or other of these materials increase, our cost of operations will increase, which could adversely affect our results of operations and our ability to make distributions to our unitholders.

  The unavailability of an adequate supply of coal reserves that can be developed or acquired at competitive costs could adversely affect our results of operations and cash available for distribution.

        Our results of operations and cash available for distribution depend substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs and to meet the quality needed by our customers. Because our reserves decline as we mine our coal, our future success and growth depend, in part, upon our ability to acquire additional coal reserves that are economically recoverable. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our results of operations or cash available for distribution. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to obtain other reserves in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

  Inaccuracies in our estimates of coal reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs.

        We base our reserve and non-reserve coal deposit information on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and which is periodically reviewed by outside firms. The estimates of reserves and non-reserve coal deposits as to both quantity and quality are annually updated to reflect the production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of reserves and non-reserve coal deposits and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results such as:

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  geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations;

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  historical production from the area compared with production from other similar producing areas;

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  the assumed effects of regulation and taxes by governmental agencies and assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs; and

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  assumptions concerning future coal prices, operating costs, capital expenditures, severance taxes and development and reclamation costs.

        For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves and non-reserve coal deposits based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve and non-reserve coal deposit areas or properties and revenues and expenditures with respect to the same may vary materially from estimates. These estimates, thus, may not accurately reflect our actual reserves or non-reserve coal deposits. Any inaccuracy in our estimates related to our reserves and non-reserve coal deposits could result in lower than expected revenues and higher than expected costs.

  We may be unable to obtain and renew permits necessary for our operations, which could adversely impact our production and cash flow.

        Mining companies must obtain numerous permits that impose strict conditions and obligations relating to various environmental and safety matters in connection with coal mining. The permitting rules are complex and can change over time. The public has the right to comment on permit applications and otherwise participate in the permitting process, including through court intervention. Accordingly, permits required for our operations may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict our ability to economically conduct our mining operations. Limitations on our ability to conduct mining operations due to the inability to obtain or renew necessary permits could reduce our production and cash flow. Please read "Business—Regulations and Laws—Mining Permits and Approvals."

  The amount of estimated maintenance capital expenditures our general partner is required to deduct from operating surplus each quarter is based on our current estimates and could increase in the future.

        Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance capital expenditures as opposed to actual maintenance capital expenditures in order to reduce disparities in operating surplus caused by fluctuating maintenance capital expenditures, such as mining development costs. Our initial annual estimated maintenance capital expenditures for purposes of calculating operating surplus will be $22.5 million. This amount is based on our current estimates of the amounts of expenditures we will be required to make in the future to maintain and replace our depleting capital base, which we believe to be reasonable. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, with any change approved by the conflicts committee.

  We may be unable to acquire attractive oil and gas assets, or may not successfully manage or grow these assets once we acquire them.

        One of our business strategies is to expand our distributable cash flow per unit by identifying and acquiring selected, attractive oil and natural gas assets within North America, in regions where we or our sponsor have substantial experience and where we may have a strategic advantage. However:

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  we cannot be certain that we will be able to identify attractive oil and gas assets or will be successful in acquiring these assets at attractive prices, and this may reduce our growth from this segment;

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  the price of oil or natural gas in the regions where we acquire assets in the future may decline, reducing the cash flows from these oil and gas operations;

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  we may not be able to operate these oil and gas assets in a profitable manner; and

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  our hedging strategies intended to stabilize the cash flows from these oil and gas assets may not be effective if the prices for oil and natural gas decline.

  Our mining operations are subject to extensive and costly laws and regulations, and such current and future laws and regulations could increase current operating costs or limit our ability to produce coal.

        We are subject to numerous and detailed federal, state and local laws and regulations affecting the coal mining industry, including laws and regulations pertaining to employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Moreover, the possibility exists that new laws or regulations (or judicial interpretations of existing laws and regulations) may be adopted in the future that could materially affect our mining operations, results of operations and financial position, either through direct impacts such as new requirements impacting our existing mining operations, or indirect impacts such as new laws and regulations that discourage or limit our customers' use of coal.

        Recent mining accidents in West Virginia and Kentucky have received national attention and instigated responses at the state and national level that have resulted in increased scrutiny of current safety practices and procedures at all mining operations, particularly underground mining operations. On January 26, 2006, West Virginia Governor Joe Manchin signed into law a bill imposing stringent new mine safety and accident reporting requirements and increased civil and criminal penalties for violations of mine safety laws. Other states have proposed or passed similar bills and resolutions addressing mine safety practices. In addition, several mine safety bills have been introduced in Congress that would mandate similar improvements in mine safety practices; increase or add civil and criminal penalties for non-compliance; and expand the scope of federal oversight, inspection, and enforcement activities. On February 7, 2006, the MSHA announced the promulgation of new emergency rules on mine safety that took effect immediately upon their publication in the Federal Register on March 9, 2006. These rules address mine safety equipment, training, and emergency reporting requirements. Implementing and complying with these new laws and regulations could adversely affect our results of operation and financial position and could result in harsher sanctions being applied in the event of any violations. Please read "Business—Regulation and Laws."

  Extensive environmental laws and regulations affect coal consumers, which has corresponding effects on the demand for our coal.

        Federal, state and local laws and regulations extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, and other consumers of our coal. These laws and regulations can require significant emission control expenditures, and various new and proposed laws and regulations may require further emission reductions and associated emission control expenditures. A certain portion of our coal has a medium sulfur content, which results in increased sulfur dioxide emissions when combusted. Accordingly, these laws and regulations have affected demand and prices for our high-sulfur coal. There is also continuing pressure on state and federal regulators to impose limits on carbon dioxide emissions from electric power plants, particularly coal-fired power plants. As a result of these current and proposed laws, regulations and trends, electricity generators may elect to switch to other fuels that generate less of these emissions, possibly further reducing demand for our coal. Please read "Business—Regulation and Laws—Air Emissions."

  Federal and state laws require bonds to secure our obligations related to the statutory requirement that we reclaim mined property. Our inability to acquire or failure to maintain, obtain or renew these surety bonds could have an adverse effect on our ability to produce coal, which could affect our cash flow and our ability to make distributions to our unitholders.

        We are required under federal and state laws to place and maintain bonds to secure our obligations to repair and return property to its approximate original state after it has been mined (often referred to as "reclaim") and to satisfy other miscellaneous obligations. The failure to maintain or the inability to acquire sufficient surety bonds, as required by state and federal laws, could subject us to fines and penalties as well as the loss of our mining permits. Such failure could result from a variety of factors, including:

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  lack of availability, higher expense or unreasonable terms of new surety bonds;

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  the ability of current and future surety bond issuers to increase required collateral; and

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  the exercise by third-party surety bond holders of their right to refuse to renew the surety.

We maintain surety bonds with third parties for reclamation expenses and other miscellaneous obligations. It is possible that we may in the future have difficulty maintaining our surety bonds for mine reclamation. Our inability to acquire or failure to maintain these bonds could have an adverse effect on our ability to produce coal, which could reduce our cash flow and our ability to make distributions to our unitholders.

  If a substantial portion of our long-term supply contracts terminate and we are unable to successfully renegotiate or replace these contracts on comparable terms, then our results of operations and cash available for distribution could be adversely affected.

        We sell a significant portion of our coal under long-term coal supply contracts, which we define as contracts with a term greater than twelve months. For the nine months ended December 31, 2005, 91% of our sales were derived from coal sales that were made under long-term coal supply contracts. As of that date, we had 51 long-term sales contracts with a volume-weighted average term of 4.7 years. The prices for coal shipped under these contracts are fixed for the initial year of the contract, subject to certain adjustments in later years, and thus may be below the current market price for similar type coal at any given time, depending on the timeframe of contract execution or initiation. As a consequence of the substantial volume of our future sales that are subject to these long-term agreements, we will have less coal available with which to capitalize on higher coal prices, if and when they rise.

        When our current contracts with customers expire or are otherwise renegotiated, our customers may decide not to extend or enter into new long-term contracts or, in the absence of long-term contracts, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including under different pricing terms. For additional information relating to these contracts, please read "Business—Customers—Long-Term Coal Supply Contracts."

        Furthermore, as electric utilities seek to adjust to requirements of the Clean Air Act, they could become increasingly less willing to enter into long-term coal supply agreements and instead purchase higher percentages of coal under short-term supply agreements. To the extent the electric utility industry shifts away from long-term supply agreements, it could adversely affect us. For example, fewer electric utilities will have a contractual obligation to purchase coal from us, thereby increasing the risk that we will not have a market for our production. Furthermore, spot market prices tend to be more volatile than contractual prices, which could adversely affect our results of operations and cash available for distribution.

  Reduced coal consumption by North American electric power generators or steel producers could result in lower prices for our coal which could adversely affect the value of our coal reserves, our results of operations and cash available for distribution to our unitholders.

        Steam coal accounted for 95% of our coal sales volume for the nine months ended December 31, 2005. The majority of our sales of steam coal for the nine months ended December 31, 2005 were to electric power generators. Domestic electric power generation accounted for 92% of all U.S. coal consumption in 2004, according to the U.S. Department of Energy's Energy Information Administration ("EIA"). The amount of coal consumed for U.S. electric power generation is affected primarily by the overall demand for electricity, the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as hydroelectric power, technological developments, and environmental and other governmental regulations.

        Weather patterns can also affect electricity generation. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the lowest-cost sources of power generation when deciding which generation sources to dispatch. Accordingly, significant changes in weather patterns could reduce the demand for our coal.

        Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. Any downward pressure on coal prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise could adversely affect the value of our coal reserves, our results of operations and cash available for distribution to our unitholders.

  Certain provisions in our long-term supply contracts may provide limited protection during adverse economic conditions, may result in economic penalties to us or permit the customer to terminate the contract.

        Price adjustment, "price reopener" and other similar provisions in long-term supply agreements may reduce the protection from short-term coal price volatility traditionally provided by such contracts. One of our long-term coal supply contracts contains provisions that allow for the purchase price to be renegotiated at periodic intervals. This price reopener provision requires the parties to agree on a new price. Failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Any adjustment or renegotiations leading to a significantly lower contract price could adversely affect our results of operations. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse market conditions.

        Coal supply contracts also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply contracts also contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, termination of the contracts. In addition, one of our supply contracts permits the customer to terminate the contract in the event of changes in regulations affecting our industry that increase the price of coal beyond a specified limit.

  We depend on a few customers for a significant portion of our revenues, the loss of any of which would adversely affect our results of operations and cash available for distribution to our unitholders.

        We derived 73.9% of our revenue from coal sales to our ten largest customers for the nine months ended December 31, 2005, with our single largest customer, American Electric Power Company Inc., accounting for 20.1% of our revenue for that period. At December 31, 2005, we had 51 coal supply agreements with those ten customers that expire at various times from 2006 to 2015. Negotiations to extend existing agreements or enter into new long-term agreements with those and other customers may not be successful, and those customers may not continue to purchase coal from us under long-term coal supply agreements, or at all. If any of these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our results of operation and our ability to make distributions to our unitholders could be adversely affected

  Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

        Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. If there is deterioration of the creditworthiness of electric power generator customers or trading counterparties, our business could be adversely affected. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default.

  Disruption in supplies of coal produced by contractors operating at our mines could temporarily impair our ability to fill our customers' orders or increase our costs.

        In addition to marketing coal that we produce from our owned and leased reserves, we also at times utilize contractors to operate certain of our mines. For the year ended March 31, 2005 and nine months ended December 31, 2005, 19% and 18%, respectively, of our coal production was from contractor-operated mines. Disruption in our supply of contractor-produced coal could temporarily impair our ability to fill our customers' orders or require us to pay higher prices in order to obtain the required coal from other sources. Operational difficulties at contractor-operated mines, changes in demand for contract miners from other coal producers and other factors beyond our control could affect the availability, pricing and quality of coal produced by contractors for us. Any increase in the prices we pay for contractor-produced coal could increase our costs and therefore adversely affect our results of operations and our ability to make distributions to our unitholders.

  Competition within the coal industry may adversely affect our ability to sell coal.

        We compete with other large coal producers and many smaller coal producers in various regions of the United States for domestic sales. The industry has experienced increased consolidation. From 1990 to 2004, the top five U.S. coal producers have increased their market share from 22% to 54% according to Platts Research and Consulting ("Platts"). This consolidation has led to several competitors having significantly larger financial and operating resources than we do. If we are unable to compete effectively, we may lose existing customers or fail to attract new customers, which could have an adverse affect on our results of operations and cash available for distribution to our unitholders.

        In addition, a decrease in demand for coal caused by any number of factors could cause competition among coal producers to intensify, potentially resulting in additional downward pressure on domestic coal prices and adversely affecting our results of operations and our ability to make distributions to our unitholders.

  Defects in title in the properties that we own or loss of any leasehold interests in properties leased by us could limit our ability to mine these properties or result in significant unanticipated costs.

        We conduct a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves. Title to most of our owned properties and leasehold interests in our leased properties and associated mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our grantors or lessors, as the case may be. Our right to mine some reserves has in the past been, and may again in the future be, adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title or interest could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property. Mining operations from time to time may rely on a lease that we are unable to renew on terms at least as favorable, if at all. In such event, we may have to close down or significantly alter the sequence of such mining operations or incur additional costs to obtain or renew such leases, which could adversely affect our future coal production. If we mine on property that we do not own or lease, we could incur liability for such mining.

  Our work force could become unionized in the future, which could adversely affect our production and increase the risk of work stoppages.

        Currently, none of our employees are represented under collective bargaining agreements. However, we cannot assure you that all of our work force will remain union-free in the future. If some or all of our currently union-free work force were to become unionized, it could adversely affect our productivity and increase the risk of work stoppages at our mining complexes. In addition, even if we remain union-free, our operations may still be adversely affected by work stoppages at unionized companies.

  We depend on key personnel for the success of our business.

        We depend on the services of our senior management team and other key personnel. The loss of the services of any member of senior management or key employee could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available.

  If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, we could be required to expend greater amounts than anticipated.

        The Federal Surface Mining Control and Reclamation Act of 1977 ("SMCRA"), establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. Estimates of our total reclamation and mine closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed both periodically by our management and annually by independent third-party engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly.

  Our acquisition strategy involves risks that could reduce our ability to make distributions to our unitholders.

        Even if we consummate acquisitions that we believe will be accretive, they may in fact result in no increase or even a decrease in cash available for distribution to our unitholders. Any acquisition involves potential risks, including:

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  performance from the acquired assets and businesses that is below the forecasts we used in evaluating the acquisition;

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  a significant increase in our indebtedness and working capital requirements;

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  the inability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business;

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  the incurrence of substantial unforeseen environmental and other liabilities arising out of the acquired businesses or assets, including liabilities arising from the operation of the acquired businesses or assets prior to our acquisition, for which we are not indemnified or for which the indemnity is inadequate;

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  customer or key employee loss from the acquired businesses; and

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  diversion of our management's attention from other business concerns.

        If any acquisitions we ultimately consummate do not generate expected increases in cash available for distribution to our unitholders, our ability to make such distributions will be reduced.

  Due to our lack of asset diversification, adverse developments in the coal industry or in our operating areas could adversely affect our results of operations and our ability to make distributions to our unitholders.

        We rely primarily on sales generated from coal that we mine from reserves in Central Appalachia and Northern Appalachia that we own or control. Due to our lack of asset diversification, adverse developments in the coal industry or in our operating areas would have a significantly greater impact on our results of operations and cash available for distribution to our unitholders than if we maintained more diverse assets.

  Any terrorist attacks and any global and domestic economic repercussions from terrorist activities and the government's response could adversely affect our results of operations and our ability to make distributions to our unitholders.

        Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war could adversely affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may adversely affect our operations and our ability to make distributions to our unitholders. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States, and we could incur additional costs to implement additional security measures. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could adversely affect our results of operations and our ability to make distributions to our unitholders.

  Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

        After giving effect to this offering and the related transactions, we estimate that our pro forma total debt as of December 31, 2005 would have been $56.1 million. Following this offering, we will continue to have the ability to incur additional debt, including the capacity to borrow under our new credit facility, subject to limitations included therein. Our level of indebtedness could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  covenants contained in our existing and future credit and debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

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  we will need a portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

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  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

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  our debt level may limit our flexibility in responding to changing business and economic conditions.

        Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

  Our new credit agreement will contain operating and financial restrictions that may restrict our business and financing activities.

        The operating and financial restrictions and covenants in our new credit agreement and any future financing agreements could restrict our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, we anticipate that our new credit agreement will restrict our ability to:

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  incur additional indebtedness or guarantee other indebtedness;

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  grant liens;

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  make certain loans or investments;

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  dispose of assets outside the ordinary course of business, including the issuance and sale of capital stock of our subsidiaries;

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  change the line of business conducted by us or our subsidiaries;

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  enter into a merger, consolidation, joint venture or sale/leaseback arrangement or make acquisitions; or

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  make distributions if an event of default occurs.

        Our ability to comply with the covenants and restrictions contained in our new credit agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, and our lenders' commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, our obligations under our new credit agreement will be secured by substantially all of our assets, and if we are unable to repay our indebtedness under our new credit facilities, the lenders could seek to foreclose on such assets.

        We did not maintain fixed charge ratios required by a covenant under our current credit facility for the quarter and the four quarters ended December 31, 2005. For more information, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity." We cannot assure you that we will be able to comply with all of the covenants in our new credit agreement.

  Restrictions in our new credit agreement could limit our ability to pay distributions upon the occurrence of certain events.

        Our payment of principal and interest on our debt will reduce cash available for distribution on our units. We anticipate that our new credit agreement will limit our ability to pay distributions upon the occurrence of the following events, among others, which would apply to us and our subsidiaries:

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  failure to pay principal, interest or any other amount when due;

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  failure of any representation or warranty to be true and correct in any in any material respect;

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  failure to comply with the covenants in the credit agreement;

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  cross-default to payment defaults, or default or event of default of debt aggregating in excess of a specified amount if the effect is to accelerate or permit acceleration;

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  failure to satisfy or stay execution of judgments in excess of a specified amount which remain undischarged for a specified period of time;

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  bankruptcy or insolvency;

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  the existence of certain materially adverse Employee Retirement Income Security Act of 1974 ("ERISA") events; and

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  actual and asserted invalidity of the credit agreement and documents related thereto or of any liens on assets with fair market values in excess of a specified amount, or guarantees pursuant thereto; and

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  a change of ownership or control.

Any subsequent refinancing of our current debt or any new debt could have similar restrictions. For more information regarding our new credit agreement, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

  We can borrow money under our new revolving credit facility to pay distributions, which would reduce the amount of credit available to operate our business.

        Our partnership agreement allows us to make working capital borrowings under our revolving credit facility to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. We will be required to reduce our borrowings to zero under that portion of our revolving credit facility that is available to pay the minimum quarterly distribution for a period of at least 15 consecutive days once each twelve-month period. For more information, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

  Failure to maintain capacity for required letters of credit could limit our ability to obtain or renew surety bonds.

        At December 31, 2005, we had $8.5 million of letters of credit in place, of which $7.5 million serve as collateral for reclamation surety bonds and $1.0 million secure miscellaneous obligations. Our new credit agreement will provide for a $85.0 million working capital revolving credit facility, of which up to $25.0 million may be used for letters of credit. If we do not maintain sufficient borrowing capacity under our revolving credit facility for additional letters of credit, we may be unable to obtain or renew surety bonds required for our mining operations.

Risks Inherent in an Investment in Us

  Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

        Following the offering, the Wexford Funds and an officer of our general partner will own a 86.8% limited partner interest in us, and the Wexford Parties will own and control our general partner. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to its owners. Furthermore, certain directors and officers of our general partner are directors or officers of affiliates of our general partner. Conflicts of interest may arise between the Wexford Parties, the Wexford Funds and an officer of our general partner and their affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. Please read "—Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty." These conflicts include, among others, the following situations:

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  our general partner is allowed to take into account the interests of parties other than us, such as the Wexford Parties, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

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  neither our partnership agreement nor any other agreement requires owners of our general partner to pursue a business strategy that favors us. Directors and officers of our general partner's owners have a fiduciary duty to make these decisions in the best interest of their owners which may be contrary to our interests;

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  some officers of our general partner who will provide services to us will devote time to affiliates of our general partner and may be compensated for services rendered to such affiliates;

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  our general partner has limited its liability and reduced its fiduciary duties under the partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

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  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders;

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  our general partner determines whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not, and that determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

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  in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination periods;

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  our general partner determines which costs incurred by it and its affiliates are reimbursable by us, including those reimbursable to Wexford;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 90% of the common units (if our general partner and its affiliates reduce their ownership percentage to below 50% of the outstanding common units, the ownership threshold to exercise the limited call rights will be reduced to 80%);

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  our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        In addition, Wexford at present holds substantial interests in companies in the energy and natural resource sectors. We may compete directly with entities in which Wexford has an interest for acquisition opportunities and potentially will compete with these entities for new business or extensions of the existing services provided by us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read "Conflicts of Interest and Fiduciary Duties."

  Our sponsor, Wexford, and affiliates of our general partner may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership interest in us. Affiliates of our general partner, including our sponsor, Wexford, and its investment funds are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Through its investment funds, Wexford has controlling interests in Gulfport Energy Corporation, an oil and gas exploration and production company, Bronco Drilling Company Inc., a land drilling and oil field services company, a privately owned oil field services company, and other businesses in the energy sector. Wexford, through its investment funds and managed accounts, makes investments and purchases entities in the coal and oil and natural gas sectors. These investments and acquisitions may include entities or assets that we would have been interested in acquiring. Therefore, Wexford may compete with us for investment opportunities and Wexford may own an interest in entities that compete with us on an operations basis.

  Our partnership agreement limits our general partner's fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership;

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  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the partnership;

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  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

        By purchasing a common unit, a common unitholder will become bound by the provisions of the partnership agreement, including the provisions described above. Please read "Description of the Common Units—Transfer of Common Units."

  Unitholders have limited voting rights and are not entitled to elect our general partner or its directors or initially to remove our general partner without its consent.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen entirely by its members and not by the unitholders. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

        The unitholders will be unable initially to remove our general partner without its consent because affiliates of our general partner will own sufficient units upon completion of this offering to be able to prevent removal of our general partner. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, affiliates of our general partner will own 88.5% of our common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner during the subordination period because of the unitholders' dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

  Unitholders who fail to furnish certain information requested by our general partner or who our general partner, upon receipt of such information, determines are not eligible citizens will not be entitled to receive distributions or allocations of income or loss on their common units and their common units will be subject to redemption.

        Our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation. Furthermore, we have the right to redeem all of the common and subordinated units of any holder that is not an eligible citizen or fails to furnish the requested information. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read "The Partnership Agreement—Non-Citizen Assignees; Redemption."

  Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 90% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. If our general partner and its affiliates reduce their ownership percentage to below 50% of the outstanding common units, the ownership threshold to exercise the limited call rights will be reduced to 80%. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934. For additional information about the limited call right, please read "The Partnership Agreement—Limited Call Right."

  Unitholders will experience immediate and substantial dilution of $16.86 per common unit.

        The assumed initial public offering price of $20.00 per common unit exceeds pro forma net tangible book value of $3.14 per common unit. Unitholders will incur immediate and substantial dilution of $16.86 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read "Dilution."

  We may issue additional units without unitholder approval, which would dilute unitholder interests.

        At any time, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

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  our unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

  Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

  Cost reimbursements due to our general partner and its affiliates will reduce cash available for distribution to our unitholders.

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf, which will be determined by our general partner in its sole discretion. These expenses will include all costs incurred by the general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. Wexford will charge on a fully allocated cost basis for services provided to us, other than legal support, which will be on an hourly basis. This fully allocated cost basis is based on the percentage of time spent by Wexford personnel on our matters and includes the compensation paid by Wexford to such persons and their allocated overhead. The allocation of compensation expense for those executive officers of our general partner who are employees of Wexford will be determined based on a good faith estimate of the value of each such officer's services performed on our business and affairs, subject to the approval of the audit committee of our general partner. The fully allocated basis charged by Wexford does not include a profit component. We are managed and operated by officers and directors of our general partner and CAM Holdings LLC. Please read "Cash Distribution Policy and Restrictions on Distributions," "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest." The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates could adversely affect our ability to pay cash distributions to our unitholders.

  Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

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  a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

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  your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        Please read "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations of liability on a unitholder.

  Unitholders may have liability to repay distributions.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

  The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers of our general partner.

  There is no existing market for our units, and a trading market that will provide you with adequate liquidity may not develop. The price of our units may fluctuate significantly, and unitholders could lose all or part of their investment.

        Prior to the offering, there has been no public market for the common units. After the offering, there will be only 3,750,000 publicly traded common units, assuming no exercise of the underwriters' option to purchase additional common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the units has been determined by negotiations between us and the representative of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  loss of a large customer;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  the other factors described in these "Risk Factors."

  We will incur increased costs as a result of being a public company.

        We have no history operating as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and the NASDAQ National Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a public company, we are required to have three independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot estimate the amount of additional costs we may incur or the timing of such costs.

Tax Risks

        In addition to reading the following risk factors, please read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS were to treat us as a corporation or we become subject to entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to unitholders.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. If any of these states were to impose a tax on us, the cash available for distribution to you would be reduced. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

  Unitholders may be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, unitholders will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of our taxable income even if they receive no cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

  Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their share of our taxable income. If a unitholder is a tax-exempt entity or a non-U.S. person, the unitholder should consult a tax advisor before investing in our common units.

  We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

  Unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of investing in our common units.

        In addition to federal income taxes, unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if they do not live in any of those jurisdictions. Unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Colorado, Kentucky, Ohio, Pennsylvania and West Virginia. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is the unitholder's responsibility to file all U.S. federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We expect to receive net proceeds of $67.8 million from the sale of 3,750,000 common units offered by this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We based this amount on an assumed initial offering price of $20.00 per common unit.

        We intend to use the net proceeds from this offering to:

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  distribute $49.3 million to Wexford as reimbursement for prior capital expenditures; and

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  repay $18.5 million of indebtedness outstanding under our current credit facility and certain acquisition debt.

        Of the $18.5 million, (1) $18.3 million is indebtedness outstanding under our current credit facility with General Electric Capital Corporation ("GECC") and consists of $14.9 million incurred to fund working capital and $3.4 million incurred to acquire mining equipment and (2) $0.2 million is debt incurred to construct the electrical power supply for the McClane Canyon mine in Colorado. The $18.2 million outstanding under our current credit facility bears interest at a variable interest rate of either prime plus 1.00%, which as of December 31, 2005 was 8.25%, or London Interbank Offered Rate ("LIBOR") plus 2.25%, which as of December 31, 2005 was 6.30%. Our current credit facility matures in January 2010 but in connection with the consummation of this offering, it will be replaced with a new senior secured credit facility. For more information regarding our new credit agreement, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement." The $0.2 million of acquisition debt bears interest at 6.35% as of December 31, 2005 and matures in September 2014.

        At the closing of this offering, we will borrow $60.6 million under a new senior secured credit facility to repay $37.0 million of indebtedness under our current credit facility with GECC and $23.6 million of indebtedness under notes payable to finance acquisitions of mining equipment. The $37.0 million of indebtedness consists of three term loans, a $17.5 million loan, a $11.5 million loan and a $8.0 million loan incurred to fund acquisitions of land in Colorado. Of the three term loans, (1) the $17.5 million term loan bears interest at a variable interest rate of LIBOR plus 2.25%, which as of December 31, 2005 was 6.30%, and matures in January 2010; (2) the $11.5 million term loan bears interest at a variable interest rate of prime plus 2% or LIBOR plus 3.25%, which as of December 31, 2005 was 9.25% or 7.39%, respectively, and matures in July 2008; and (3) the $8.0 million term loan bears interest at a variable interest rate of LIBOR plus 2.25%, which as of December 31, 2005 was 6.78%, and matures in January 2010. The $23.6 million of indebtedness under notes payable to finance acquisitions of mining equipment bears interest at rates ranging from 4.7% to 7.4% as of December 31, 2005 and matures at various times beginning July 2007 through December 2009.

        Total debt outstanding as of December 31, 2005 differs from total debt that will be outstanding upon the consummation of this offering. Accordingly, our unaudited pro forma consolidated financial statements as of and for the nine months ended December 31, 2005 included elsewhere in this prospectus reflect borrowings of $46.3 million under our new credit facility.

        The net proceeds from any exercise of the underwriters' option to purchase additional common units will be used for general working capital purposes, including the repayment of indebtedness.

        An increase or decrease in the initial public offering price by $1.00 per common unit would cause the net proceeds from this offering, after deducting underwriting discounts and commissions and offering expenses payable by us, and accordingly the amount of indebtedness to be repaid to increase or decrease and the amount to be borrowed under our new credit facility to decrease or increase, respectively, by $3.5 million (or $4.0 million assuming full exercise of the underwriters' option to purchase additional common units).

CAPITALIZATION

        The following table shows our cash and cash equivalents and our capitalization as of December 31, 2005:

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  on an actual basis for our predecessor, CAM Holdings LLC; and

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  on a pro forma basis, as adjusted to reflect the offering of the common units, the other transactions described under "Summary—The Transactions" and, except as described below, the application of the net proceeds from this offering as described under "Use of Proceeds."

        This table is derived from, and should be read together with, the historical and pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Summary—The Transactions," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited pro forma consolidated financial statements of Rhino Resource Partners, L.P. included elsewhere in this prospectus.

        This table does not reflect the issuance of up to an additional 562,500 common units that we may sell to the underwriters upon exercise of their option to purchase additional common units, the net proceeds of which will be used for general working capital purposes, including the repayment of indebtedness.

	As of December 31, 2005
	Actual	Pro Forma
	(in millions)
Cash and cash equivalents	$0.2	$1.4

Debt:
Existing credit facilities(1):
Line of credit	14.9	—
Term loans	37.2	—
New credit facilities(1):
Line of credit	—	46.3
Equipment loans	14.7	0.3
Acquisition debt	10.4	9.5

Total debt(2)(3)	77.2	56.1
Equity:
CAM Holdings LLC	83.0	—
Rhino Resource Partners, L.P.:
Held by public:
Common units(3)	—	11.8
Held by the Wexford Parties, the Wexford Funds and an officer of Rhino GP LLC:
Common units	—	81.0
Subordinated units	—	10.5
General partner interest	—	2.1

Total equity	83.0	105.4

Total capitalization(3)	$160.2	$161.5

(1)
In connection with the closing of this offering, we will enter into a senior secured credit agreement and will repay the remaining outstanding borrowings under our current credit facility and certain other long-term debt. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement."

(2)
In calculating pro forma total debt as of December 31, 2005, we assumed that we would have borrowed $46.3 million under our new credit facilities. Total debt outstanding as of December 31, 2005 differs from total debt that will be outstanding upon the consummation of this offering.

(3)
An increase or decrease in the initial public offering price by $1.00 per common unit would cause the net proceeds from this offering, after deducting underwriting discounts and commissions and offering expenses payable by us, and accordingly the amount of indebtedness to be repaid to increase or decrease and the amount to be borrowed under our new credit facility to decrease or increase, respectively, by $3.5 million (or $4.0 million assuming full exercise of the underwriters' option to purchase additional common units).

DILUTION

        Dilution is the amount by which the offering price will exceed the net tangible book value per unit after the offering. Assuming an initial public offering price of $20.00 per common unit, on a pro forma basis as of December 31, 2005, after giving effect to the offering of common units and the related transactions, our net tangible book value was $104.8 million, or $3.14 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before the offering(1)	$2.77
Increase in net tangible book value per common unit attributable to purchasers in the offering	0.37

Less: Pro forma net tangible book value per common unit after the offering(2)		3.14

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)		$16.86

(1)
Determined by dividing the net tangible book value of the contributed assets and liabilities by the number of units (25,613,265 common units, 3,336,735 subordinated units and the 2% general partner interest represented by 590,816 general partner units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us. The number of general partner units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98%) by the general partner's 2% general partner interest.

(2)
Determined by dividing our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering by the total number of units (29,363,265 common units, 3,336,735 subordinated units and the 2% general partner interest represented by 667,347 general partner units) to be outstanding after the offering.

(3)
If the initial public offering price were to increase or decrease by $1.00 per common unit, immediate dilution in net tangible book value per common unit would increase or decrease by $1.00.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
General partner and its affiliates(1)(2)	29,617,347	88.8%	$38,322,231	33.82%
New investors	3,750,000	11.2%	75,000,000	66.18%

Total	33,367,347	100.0%	$113,322,231	100.00%

(1)
Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 25,613,265 common units, 3,336,735 subordinated units and a 2% general partner interest represented by 667,347 general partner units.

(2)
The assets contributed by the Wexford Funds and an officer of our general partner were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by the Wexford Funds and an officer of our general partner, as of December 31, 2005, after giving effect to the distribution of $49.3 million to Wexford as reimbursement for prior capital expenditures, was $38.3 million.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

        For additional information regarding our historical and pro forma consolidated results of operations, you should refer to our historical consolidated financial statements for the year ended March 31, 2005, the three months ended March 31, 2004 and the period from April 30, 2003 through December 31, 2003, our unaudited historical consolidated financial statements as of and for the nine months ended December 31, 2005 and 2004 and our unaudited pro forma consolidated financial statements as of and for the nine months ended December 31, 2005 and for the year ended March 31, 2005, included elsewhere in this prospectus.

General

  Rationale for Our Cash Distribution Policy

        Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available (after deducting expenses, including estimated maintenance capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance capital expenditures and reserves).

  Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our distribution policy is subject to restrictions on distributions under our new credit agreement. Specifically, our credit agreement contains material financial tests and covenants that we must satisfy. These financial tests and covenants are described in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Agreement." Should we be unable to satisfy these restrictions included in our credit agreement or if we are otherwise in default under our credit agreement, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  The board of directors of our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of nonaffiliated common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended. At the closing of this offering, the Wexford Funds and an officer of our general partner will own 87.2% of the outstanding common units and 100% of the outstanding subordinated units. Certain officers and directors of our general partner are principals of Wexford.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by of our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to increases in our selling, general and administrative expense, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

        Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

  Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

        We expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow our capital asset base. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. To the extent we issue additional units in connection with any maintenance or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or our new credit agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders

Initial Distribution Rate

        The amount of the minimum quarterly distribution is $0.30 per unit, or $1.20 per year. The amount of available cash from operating surplus, which we also refer to as cash available for distributions, needed to pay the minimum quarterly distribution on all of the common units and subordinated units and the 2% general partner interest to be outstanding immediately after this offering for one quarter and for four quarters will be approximately:

	Number of Units	One Quarter	Four Quarters
Common units	29,363,265	$8,808,980	$35,235,920
Subordinated units	3,336,735	1,001,020	4,004,080
2% general partner interest(1)	667,347	200,204	800,816

Total	33,367,347	$10,010,204	$40,040,816

(1)
The number of general partner units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98%) by the general partner's 2% general partner interest.

        Upon completion of this offering, our general partner will adopt a policy pursuant to which we will pay an initial quarterly distribution of $0.30 per unit for each complete quarter. Beginning with the quarter ending June 30, 2006, we will distribute, within 45 days after the end of each quarter, all of our available cash to unitholders of record on the applicable record date. We will adjust our first distribution for the period from the closing of the offering through June 30, 2006 based on the actual length of the period.

        During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions from prior quarters. Please read "How We Make Cash Distributions—Subordination Period." The amount of the minimum quarterly distribution is $0.30 per unit, or $1.20 per unit per year. We cannot guarantee, however, that we will pay the minimum quarterly distribution on the common units in any quarter.

        In return for the issuance to our general partner of a 2% general partner interest in us and the incentive distribution rights, our general partner will agree to render all services necessary for the management of our operations. Our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner's 2% general partner interest is not subject to dilution. If we issue additional units in the future, our general partner is not obligated to contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

        In the sections that follow, we present in detail the basis for our belief that we will be able to pay our minimum quarterly distribution on all of our common units and on all of our subordinated units through March 31, 2007. We present two tables, consisting of:

  •
  Pro Forma and Forecasted Results of Operations for the year ended March 31, 2005 and the twelve months ended December 31, 2005 and the year ending March 31, 2007, respectively, in which we present our pro forma results of operations for the year ended March 31, 2005, based on our pro forma consolidated statement of operations included in this prospectus, and for the twelve months ended December 31, 2005, our forecasted results of operations for the year ending March 31, 2007 and the significant assumptions upon which this forecast is based; and

  •
  Pro Forma and Forecasted Cash Available for Distribution for the year ended March 31, 2005 and the twelve months ended December 31, 2005 and the year ending March 31, 2007, respectively, in which we present the amount of available cash we would have had for the year ended March 31, 2005, based on our pro forma consolidated statement of financial position included in this prospectus, and for the twelve months ended December 31, 2005, and the amount of available cash we forecast for the year ending March 31, 2007 based on our forecasted results of operations for this period.

Pro Forma and Forecasted Results of Operations

        We present below a forecast of the expected results of operations for Rhino Resource Partners, L.P. for the year ending March 31, 2007. We also present the unaudited pro forma consolidated results of operations for the year ended March 31, 2005 and as of and for the twelve months ended December 31, 2005. Our forecast presents, to the best of our knowledge and belief, the expected results of operations for Rhino Resource Partners, L.P. for the forecast period.

        Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the year ending March 31, 2007. The assumptions disclosed in Note 3 to the forecast are those that we believe are significant to our forecasted results of operations. We believe our actual results of operations will approximate those reflected in our forecast, but we can give you no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. If the forecast is not achieved, we may not be able to pay cash distributions on our common units at the initial distribution rate stated in our cash distribution policy or at all.

        Our forecast of our results of operations is a forward-looking statement and should be read together with the historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus and together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The forecast has been prepared by and is the responsibility of our management. Neither Deloitte & Touche LLP, our independent registered public accounting firm, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the forecasted financial information. Deloitte & Touche LLP reports included in this prospectus relate to historical financial information of CAM Holdings LLC, Rhino Resource Partners, L.P. and Rhino GP LLC. Those reports do not extend to the forecasted financial information and should not be read to do so.

        When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" elsewhere in this prospectus. Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from the financial forecast.

        We are providing the financial forecast to supplement our pro forma and historical consolidated financial statements in support of our belief that we will have sufficient cash available to allow us to pay cash distributions on all of our outstanding common and subordinated units for each quarter in the year ending March 31, 2007 at our stated initial distribution rate. Please read "Note 3. Significant Forecast Assumptions" for further information as to the assumptions we have made for the financial forecast.

        Actual payments of distributions on common units, subordinated units and the 2% general partner interest are expected to be $20.0 million during the year ending March 31, 2007, assuming this offering closes on June 30, 2006. The fourth quarter distribution is not included because quarterly distributions are to be paid within 45 days after the close of each quarter. The distributions on common units, subordinated units and the 2% general partner interest related to year ending March 31, 2007, including the fourth quarter distribution, will be $30.0 million for the year ending March 31, 2007. Please see "—Pro Forma and Forecasted Cash Available for Distribution."

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update the financial forecast to reflect events or circumstances after the date of this prospectus. Therefore, we caution you not to place undue reliance on this information.

        The unaudited pro forma consolidated statements of operations for the twelve months ended December 31, 2005 and for the year ended March 31, 2005 are presented to illustrate the assumed effects of (1) the distribution by CAM Holdings LLC of its ownership interests in entities owning certain properties located in Colorado and Illinois to the Wexford Funds and an officer of our general partner, (2) the contribution of 100% of the ownership interests in CAM Holdings LLC by the Wexford Funds and an officer of our general partner, (3) the offering of our common units and subordinated units and the application of proceeds therefrom and (4) the borrowing of funds under a new credit facility and the subsequent repayment of certain debt. The unaudited pro forma consolidated statements of operations for the twelve months ended December 31, 2005 and the year ended March 31, 2005 assume that the contribution, offering and related transactions occurred on January 1, 2005 and April 1, 2004, respectively. The pro forma data included herein is not indicative of forecasted financial results nor do they represent comparable results of operations.

        The unaudited pro forma consolidated statements of operations are based on the audited historical consolidated financial statements of CAM Holdings LLC included elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the transactions described above. The unaudited pro forma consolidated financial statements should be read together with "Selected Historical and Pro Forma Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of CAM Holdings LLC and the notes to those statements included elsewhere in this prospectus.

RHINO RESOURCE PARTNERS, L.P.

PRO FORMA AND FORECASTED RESULTS OF OPERATIONS

(UNAUDITED)

	Pro Forma (Note 1)		Forecasted (Note 1)
	Year Ended March 31, 2005	Twelve Months Ended December 31, 2005	Year Ending March 31, 2007
	(in thousands except per unit data)
Revenues	$279,978	$329,346	$466,642
Costs and expenses:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	227,874	266,850	354,388
Depreciation, depletion and amortization	4,583	11,433	27,722
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	12,878	15,583	17,410

Total costs and expenses	245,335	293,866	399,520

Income from operations	34,643	35,480	67,122
Interest and other income (expense):
Interest expense	(3,080)	(3,882)	(4,453)
Interest income	442	548	238
Gain (loss) on sale of assets	(506)	29	—
Other income and deductions, net	(1,296)	(1,326)	—

Total interest and other income (expense)	(4,440)	(4,631)	(4,215)

Income tax expense	74	102	—
Cumulative effect of change in accounting principle, net of taxes	1,656	1,656	—

Net income	$28,473	$29,091	$62,907

General partner's interest in net income	$569	$582	$1,258
Limited partners' interest in net income	27,904	28,509	61,649
Basic and diluted net income per limited partner unit	$0.85	$0.87	$1.89
Basic and diluted weighted average limited partner units outstanding	32,700	32,700	32,700

Please read the accompanying summary of significant accounting policies and forecast assumptions.

RHINO RESOURCE PARTNERS, L.P.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND FORECAST ASSUMPTIONS

Note 1.    Basis of Presentation

        The accompanying financial forecast and related notes of Rhino Resource Partners, L.P., the successor to CAM Holdings LLC, present the forecasted results of operations of Rhino Resource Partners, L.P. for the year ending March 31, 2007, based on the assumptions that, as of the closing of the offering contemplated by this prospectus, CAM Holdings LLC and all of its subsidiaries will be contributed to Rhino Resource Partners, L.P.

        This financial forecast was prepared in connection with the proposed initial public offering of common units in Rhino Resource Partners, L.P., which was formed in January 2006 and which will own CAM Holdings LLC and its subsidiaries, as we describe elsewhere in this prospectus.

        In constructing the unaudited pro forma consolidated results of operations for the twelve months ended December 31, 2005 and the year ended March 31, 2005, we used the historical consolidated results of operations for CAM Holdings LLC and its subsidiaries for those periods and adjusted such results of operations as described in "—Pro Forma and Forecasted Results of Operations."

Note 2.    Summary of Significant Accounting Policies

        Organization.    Our predecessor, CAM Holdings LLC and its wholly owned subsidiaries, produce and market coal from surface and underground mines in Kentucky, Ohio, West Virginia and Colorado, with the majority of sales going to domestic utilities and other industrial companies in the United States. Our predecessor, CAM Holdings LLC, was formed in April 2003 and has been built via acquisitions.

        Cash and Cash Equivalents.    We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

        Inventories.    Inventories are stated at the lower of cost or market based on a three month rolling average. Inventories primarily consist of coal contained in stockpiles.

        Advance Royalties.    We are required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. We capitalize the recoupable minimum royalty payments and amortize the deferred costs once mining activities begin on the units of production method or expense the deferred costs when we have ceased mining or have made a decision not to mine on such property.

        Property, Plant and Equipment.    Property, plant and equipment, including mineral reserves, mine development costs and contract costs, are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and improvements are capitalized, while expenditures for maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method based upon the estimated useful lives of the assets or the estimated life of each mine, whichever is less ranging from 3 to 20 years. Depreciable lives for mining and other equipment range from 3 to 6 years. Depreciable lives for related facilities range from 10 to 20 years. Depletable lives for mineral rights and amortizable lives for mine development costs range from 1 to 15 years based on the reserve life of the mine. Depletion of mineral rights and amortization of mine development costs are provided on the basis of tonnage mined in relation to estimated recoverable tonnage based on our reserve study. Gains or losses arising from retirements are included in current operations.

        Mineral reserves are depleted using the units-of-production method, based on estimated recoverable reserves.

        Mine development costs are amortized using the units-of-production method, based on estimated recoverable reserves.

        Debt Issuance Costs.    Debt issuance costs reflect fees incurred to obtain financing and are amortized (included in interest expense) using the effective interest method, over the life of the related debt.

        Asset Retirement Obligations.    We estimate our future cost requirements for reclamation of land where we have conducted surface and underground mining operations, based on our interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations and estimates of mine lives. These costs, as calculated by independent parties, relate to reclaiming the pit and support acreage at surface mines and sealing portals at underground mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.

        Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, addresses asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred or acquired. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We have recorded the asset retirement costs in mineral reserves.

        We expense contemporaneous reclamation which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal reserves. Annually, we review our end of mine reclamation and closure liability and make necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in our SFAS No. 143 year-end calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related accrual is increased accordingly.

        Sales Contract Liability.    In connection with certain acquisitions, we acquired certain contracts with sales prices that are below its production cost. We recognized a liability for these contracts equal to the present value of the difference between our cost and the contract amount in accordance with SFAS No. 141, Business Combinations. We amortize this liability as sales are made under these sales contracts.

        Revenue Recognition.    Most of our revenues have been generated under long-term coal sales contracts with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenues are recognized on coal sales in accordance with the terms of the sales agreement, which is usually when the coal is shipped to the customer and title has passed. Advance payments received are deferred and recognized in revenue as coal is shipped and title has passed.

        Rebates.    We receive rebates from a railroad transportation company for improvements made to a coal loadout facility.

        Asset Impairments and Accelerated Mine Development Cost Amortization.    In certain situations, expected mine lives are shortened because of changes to planned operations. When this occurs and it is determined that the mine's underlying costs are not recoverable in the future, the amortization of mine development costs is accelerated. Also, to the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. We follow SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), and assess long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 requires that projected future cash flows from use and disposition of our assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, we utilize discounted cash flows to determine the fair value of the assets being evaluated.

        Workers' Compensation Benefits.    Certain of our subsidiaries are liable under federal and state laws to pay workers' compensation benefits to eligible employees, former employees and their dependents. We currently utilize a combination of a large deductible insurance program and state workers' compensation fund participation to secure its on-going obligations depending on the location of the operation.

        Derivative Financial Instruments.    We currently use futures contracts to manage the risk of fluctuations in the sales price of coal. We do not use derivative financial instruments for trading or speculative purposes. We record the derivative financial instruments as either assets or liabilities, at fair value, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 149, Amendment on Statement 133 on Derivative Instruments and Hedging Activities. Changes in fair value are recorded as adjustments to the assets and liabilities being hedged in other comprehensive income, or in current earnings, depending on whether the derivative is designated and qualifies for hedge accounting, the type of transactions represented and the effectiveness of the hedge.

        Income Taxes.    We are considered a partnership for income tax purposes. Accordingly, our partners will report our taxable income or loss on their individual tax returns. We do not provide in our accounts for federal, state or local income taxes. Historically, we have provided for state and local income taxes for entities operating in the state of Kentucky. Kentucky recently instituted a law that requires partnerships to pay state and local income taxes which applied to our predecessor and its subsidiaries; however as a publicly traded partnership, we will be excluded from this entity-level tax. Accordingly, there is no provision for state income taxes in the forecasted year ending March 31, 2007.

Note 3.    Summary of Significant Forecast Assumptions

        Revenue.    We forecast that our total revenue for the year ending March 31, 2007 will be $466.6 million, as compared to pro forma $329.3 million and $280.0 million for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. Our forecast is based primarily on the following assumptions:

  •
  We will produce and sell 9.4 million tons of coal for the year ending March 31, 2007, as compared to pro forma 7.5 million tons and 7.1 million tons for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. This volume increase is primarily due to our opening of two new underground mines (Glamorgan mine in Central Appalachia and Hopedale mine in Northern Appalachia) in September 2005, which are expected to reach full production by June 2006, and the expansion of our existing surface mining operations.

  •
  We will achieve average coal revenue per ton of $48.23 for the year ending March 31, 2007, as compared to pro forma $42.88 and $38.63 for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. This increase is primarily due to expiring below market coal sales contracts assumed in acquisitions being replaced by new long-term coal sales contracts at current market prices. As of December 31, 2005, we had sales commitments for 86% of our planned production for the year ending March 31, 2007.

        Cost of Operations.    We forecast our cost of operations will be $354.4 million for the year ending March 31, 2007, as compared to pro forma $266.8 million and $227.9 million for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. Cost of operations includes primarily the cost of labor and benefits, operating supplies, equipment maintenance, royalties, taxes and transportation costs. The increase in cost of operations is attributable primarily to higher costs resulting from increased production. We forecast that tons produced and sold will increase to 9.4 million tons for the year ending March 31, 2007 as compared to pro forma 7.5 million tons and 7.1 million tons for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. Inflationary increases are also forecasted to be approximately 3.0% for labor, supplies and services used in mining. Royalties and production taxes increased for both the twelve months ended December 31, 2005 and the year ended March 31, 2005 as a result of additional tons being produced and sold at higher average coal prices per ton.

        Depreciation, Depletion and Amortization.    We forecast depreciation, depletion and amortization to be $27.7 million for year ending March 31, 2007 compared to pro forma $11.4 million for the twelve months ended December 31, 2005 and pro forma $4.6 million for the year ended March 31, 2005. The increase in depreciation to $18.2 million is primarily due to increased capital expenditures, the increase in depletion to $5.2 million is due to the mining of more tons of coal, and the increase in amortization to $4.3 million is due to the amortization of development costs of new mines.

        Selling, General and Administrative.    We forecast selling, general and administrative expense to be $17.4 million for the year ending March 31, 2007 as compared to pro forma $15.6 million for the twelve months ended December 31, 2005 and pro forma $12.9 million for the year ended March 31, 2005. The increase in selling, general and administrative expense is primarily due to wage increases, inflationary increases in employee benefits and additional services by third-party service providers and incremental expenses associated with being a publicly traded partnership of $3.1 million.

        Net Income.    We forecast net income for the year ending March 31, 2007 will be $62.9 million, as compared to pro forma $29.1 million and $28.5 million for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. This increase in net income is primarily due to the factors discussed in "Revenue."

        Capital Expenditures.    We forecast capital expenditures for the year ending March 31, 2007 is based on the following assumptions:

  •
  Our maintenance capital expenditures, based on our capital budget, will be $21.0 million for the year ending March 31, 2007 as compared to pro forma $28.7 million and $22.5 million for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. Our maintenance capital expenditures for the twelve months ended December 31, 2005 and the year ended March 31, 2005 were higher than our maintenance capital expenditures for the year ending March 31, 2007 due to numerous acquisitions of mining equipment as we developed our production. We expect to fund maintenance capital expenditures primarily from cash generated by our operations.

  •
  Our expansion capital expenditures will be $33.9 million for the year ending March 31, 2007 as compared to pro forma $23.0 million and $25.4 million for the twelve months ended December 31, 2005 and the year ended March 31, 2005, respectively. The forecasted expansion capital expenditures consist of a $13.5 million expansion of an underground mine, a $15.8 million expansion of a surface mine and a $3.6 million expansion of another surface mine in our Tug River mining complex and a $1.0 million expansion of a surface mine in our Rob Fork mining complex. We expect to fund expansion capital expenditures with borrowings under our new credit facilities.

        Financing.    We forecast interest expense of $4.5 million for the year ending March 31, 2007 as compared to pro forma $3.9 million and $3.1 million for the twelve months ended December 31, 2005 and for the year ended March 31, 2005, respectively. Our total debt balance as of December 31, 2005 and March 31, 2005 was $77.4 million and $61.9 million, respectively. Our interest expense for the year ending March 31, 2007 is based on the following assumptions:

  •
  Our average debt level will be $68.5 million under our credit facilities.

  •
  For calculating our floating interest rate exposure, we have assumed an average interest rate of LIBOR plus 1.75% on our average debt level and a 2006 LIBOR of 4.75% based on forward curves for 2006 as of January 2006 for an average interest rate of 6.50%.

        Regulatory, Industry and Economic Factors.    We forecast for the year ending March 31, 2007 based on the following assumptions related to regulatory, industry and economic factors:

  •
  No material nonperformance or credit-related defaults by suppliers, customers or vendors.

  •
  All supplies and commodities necessary for production will be readily available.

  •
  No new federal, state or local regulation of the portions of the mining industry in which we operate or any interpretation of existing regulation that in either case will be materially adverse to our business.

  •
  No material unforeseen geologic conditions or equipment problems at our mining locations.

  •
  Sufficient transportation available for our coal.

  •
  No material shortage of skilled labor.

  •
  No material accidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events.

  •
  No major adverse change in the coal markets.

  •
  No material changes to market, regulatory and overall economic conditions.

  •
  An annual inflation rate of 3%.

Pro Forma and Forecasted Cash Available for Distribution

        If we had completed the transactions contemplated in this prospectus on April 1, 2004 as a publicly traded partnership, pro forma cash available for distribution generated during the year ended March 31, 2005 would have been approximately $15.6 million. This amount would have been sufficient to make aggregate cash distributions on 43.4% of our common units at the initial distribution rate of $0.30 per unit per quarter (or $1.20 per unit on an annualized basis) and on none of our subordinated units. If we had completed the transactions contemplated in this prospectus on January 1, 2005, our pro forma cash available for distribution for the twelve months ended December 31, 2005 would have been approximately $16.1 million. This amount would have been sufficient to make aggregate cash distributions on 44.8% of our common units at the initial distribution rate of $0.30 per unit per quarter (or $1.20 per unit on an annualized basis) and on none of our subordinated units.

        The following table illustrates, on a pro forma basis, for the year ended March 31, 2005 and December 31, 2005, the amount of cash available for distribution that would have been available for distributions to our unitholders, assuming in each case that the offering had been consummated at the beginning of such period. We have reconciled our pro forma cash available for distributions to net cash provided (used) by operating activities.

        The table below also sets forth our calculation of forecasted cash available for distribution to our unitholders and general partner based on the Statement of Forecasted Results of Operations set forth above. Based on the financial forecast and related assumptions, we forecast that our cash available for distribution generated during the year ending March 31, 2007 will be approximately $68.1 million. This amount would be sufficient to pay the full minimum quarterly distribution of $0.30 per unit on all of our common units and subordinated units for the four quarters ending March 31, 2007.

        You should read "Note 3. Summary of Significant Forecast Assumptions" included as part of the financial forecast for a discussion of the material assumptions underlying our forecast of EBITDA that is included in the table below. Our forecast is based on those material assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed in our financial forecast are those that we believe are significant to our ability to generate the forecasted EBITDA. If our estimate is not achieved, we may not be able to pay distributions on the common units at the initial distribution rate of $0.30 per unit per quarter ($1.20 per unit on an annualized basis). Our financial forecast and the forecast of cash available for distribution set forth below have been prepared by our management. Our independent auditors have not examined, compiled, or otherwise applied procedures to our financial forecast and the forecast of cash available for distribution set forth below and, accordingly, do not express an opinion or any other form of assurance on it.

        EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity calculated in accordance with GAAP.

        When considering our forecast of cash available for distribution for the year ending March 31, 2007, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth in the financial forecast and the forecast of cash available for distribution set forth below.

RHINO RESOURCE PARTNERS, L.P.

PRO FORMA AND FORECASTED CASH AVAILABLE FOR DISTRIBUTION

(UNAUDITED)

	Pro Forma		Forecasted(1)
	Year Ended March 31, 2005	Twelve Months Ended December 31, 2005	Year Ending March 31, 2007
	(in thousands, except per unit data and %)
EBITDA(2)	$36,210	$44,508	$95,082
Less:
Interest expense	(3,080)	(3,882)	(4,453)
Maintenance capital expenditures(3)	(22,547)	(28,689)	(22,500)
Expansion capital expenditures	(25,429)	(23,000)	(33,900)
Plus:
Borrowings for capital expenditures	30,453	27,159	33,900

Cash available for distribution	$15,607	$16,096	$68,129

Expected cash distributions:
Distributions per unit	$1.20	$1.20	$1.20
Distributions to public common unitholders(4)	$4,500	$4,500	$4,500
Distribution to the Wexford Funds(5) and an officer of our general partner—common units	30,736	30,736	30,736
Distribution to the Wexford Funds(5) and an officer of our general partner—subordinated units	4,004	4,004	4,004
Distribution to the Wexford Parties(5)—general partner interest	801	801	801

Total distributions to unitholders and general partner(6)	$40,041	$40,041	$40,041

Excess (shortfall)	$(24,434)	$(23,945)	$28,088

Annualized initial quarterly distribution per unit	$1.20	$1.20	$1.20
Aggregate distribution payable at annualized initial quarterly distribution	$40,041	$40,041	$40,041
Percent distributions payable to unitholders and general partner	39.0%	40.2%	170.1%

(1)
The forecasted column is based on the assumptions set forth in "—Rhino Resource Partners, L.P.—Summary of Significant Accounting Policies and Assumptions."

(2)
EBITDA is a non-GAAP financial measure, which we use in our business as it is an important supplemental measure of our performance and liquidity. EBITDA means earnings before interest, taxes, depreciation, depletion and amortization. This measure is not calculated or presented in accordance with GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

        EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  •
  our compliance with certain financial covenants included in our debt agreements;

  •
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

  •
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

        EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, operating income and cash flows and these measures may vary among other companies.

        Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures on a pro forma and forecasted basis for each of the periods indicated.

	Pro Forma		Forecasted
	Year Ended March 31, 2005	Twelve Months Ended December 31, 2005	Year Ending March 31, 2007
	(in thousands)
Reconciliation of EBITDA to net income:
Net income	$28,473	$29,091	$62,907
Plus:
Depreciation, depletion and amortization	4,583	11,433	27,722
Interest expense	3,080	3,882	4,453
Income tax expense	74	102	—

EBITDA	$36,210	$44,508	$95,082

Reconciliation of EBITDA to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$33,555	$52,750	$84,544
Plus:
Increase (decrease) in net operating assets	3,139	(7,529)	7,765
Accretion on interest-fee debt	(473)	39	—
Amortization of advance royalties	(1,231)	(2,261)	—
Provision for doubtful accounts	(104)	(561)	—
Gain (loss) on sale of assets	(506)	(29)	—
Interest expense	3,080	3,882	4,453
Income tax expense	74	102	—
Accretion on asset retirement obligations	(1,324)	(1,885)	(1,680)

EBITDA	$36,210	$44,508	$95,082

(3)
The $22.5 million of maintenance capital expenditures for the forecasted year ending March 31, 2007 represents estimated maintenance capital expenditures as defined in our partnership agreement. The $22.5 million and the $28.7 million for the year ended March 31, 2005 and the twelve months ended December 31, 2005, respectively, represent actual maintenance capital expenditures. Actual maintenance capital expenditures for the forecasted period is expected to be approximately $21.0 million. The amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus. To eliminate these fluctuations, our partnership agreement will require that an estimate of the maintenance capital expenditures necessary to maintain the operating capacity of our assets over the long term be subtracted from operating surplus each quarter as opposed to amounts actually spent. Our initial estimated maintenance capital expenditures will be $22.5 million per year. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by the conflicts committee. Please read "How We Make Cash Distributions—Definition of Operating Surplus" for a further discussion of the effects of our use of estimated maintenance capital expenditures.

(4)
Assumes the underwriters' option to purchase additional common units has not been exercised. The net proceeds from any exercise of the underwriters' option to purchase additional common units will be used for general working capital purposes, including the repayment of indebtedness.

(5)
Certain officers and directors of our general partner are principals of Wexford.

(6)
Represents the amount required to fund distributions to our unitholders and our general partner for four quarters based upon our initial quarterly distribution rate of $0.30 per unit.

HOW WE MAKE CASH DISTRIBUTIONS

Operating Surplus and Capital Surplus

  Overview

        All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

  Definition of Available Cash

        We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

  •
  less the amount of cash reserves established by our general partner to:

  —
  provide for the proper conduct of our business (including reserves for our future capital expenditures and credit needs) after that quarter;

  —
  comply with applicable law, any of our debt instruments, or other agreements; and

  —
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings, which are made at the discretion of our general partner, are generally borrowings that are made under our credit agreement and in all cases are used solely for working capital purposes or to pay distributions to partners.

  Definition of Operating Surplus

        We define operating surplus in the glossary, and for any period it generally means:

  •
  our cash balance on the closing date of this offering; plus

  •
  $15.0 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from (1) borrowings that are not working capital borrowings, (2) sales of equity and debt securities and (3) sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

  •
  cash distributions paid on equity securities issued to finance all or a portion of the construction, replacement or improvement of a capital asset (such as equipment or reserves) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; less

  •
  all of our operating expenditures (as defined below), including estimated maintenance capital expenditures, after the closing of this offering and the repayment of working capital borrowings, but not (1) the repayment of other borrowings, (2) actual maintenance capital expenditures, expansion capital expenditures or investment capital expenditures, (3) transaction expenses (including taxes) related to interim capital transactions or (4) cash distributions to our partners; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

        If a working capital borrowing, which increases operating surplus, is not repaid during the twelve month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $15.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including in operating surplus, as described above, certain cash distributions on equity securities issued to finance a capital asset until it is placed into service or abandoned would be to increase our operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash distribution or interest payments of cash we receive from non-operating sources.

        We define operating expenditures in the glossary, and it generally means all of our expenditures, including, but not limited to, taxes, reimbursements of expenses to our general partner, repayment of working capital borrowings, debt service payments and estimated maintenance capital expenditures, provided that operating expenditures will not include:

  •
  payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  actual maintenance capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions; or

  •
  distributions to partners.

        For our purposes, maintenance capital expenditures are those capital expenditures required to maintain, including over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that we expect will increase over the long term the operating capacity of our capital assets. Examples of maintenance capital expenditures include capital expenditures associated with the replacement of equipment and coal reserves, whether through the expansion of an existing mine or the acquisition or development of a new mine. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the replacement, repaired or improved asset during the period from such financing until the earlier to occur of the date any such replacement asset is put into service or the date that it is abandoned or disposed of. Mine closing and similar costs will also be considered maintenance capital expenditures. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

        Because our maintenance capital expenditures can be very large and irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance capital expenditures, please read "Cash Distribution Policy and Restrictions."

        The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

  •
  it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

  •
  it will increase our ability to distribute as operating surplus cash we receive from non-operating sources;

  •
  it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our general partner; and

  •
  it will reduce the likelihood that a large maintenance capital expenditure in a period will prevent our general partner's affiliates from being able to convert some or all of their subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, thereby mitigating the effect of the actual payment of the expenditure on any single period.

        Expansion capital expenditures are those capital expenditures that we expect will increase over the long term the operating capacity of our capital assets. Examples of expansion capital expenditures include the acquisition of reserves or equipment or a new mine or the expansion of an existing mine, to the extent such expenditures are incurred to increase over the long term the operating capacity of our capital assets. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of such capital improvement during the period from such financing until the earlier to occur of the date any such capital improvement is put into service or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

        As described above, neither actual maintenance capital expenditures nor expansion capital expenditures are subtracted from operating surplus. Because actual maintenance capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance all of the portion of the construction, replacement or improvement of a capital asset (such as equipment or reserves) during the period from such financing until the earlier to occur of the date any such capital asset is put into service or the date that it is abandoned or disposed of, such interest payments and equity distributions are also not subtracted from operating surplus (except, in the case of maintenance capital expenditures, to the extent such interest payments and distributions are included in estimated maintenance capital expenditures). Not subtracting such interest payments and equity distributions from operating surplus will increase the likelihood that we will meet the tests for termination of the subordination period (as described below).

        Investment capital expenditures are those capital expenditures which are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

  Definition of Capital Surplus

        We also define capital surplus in the glossary, and it will generally be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

  Characterization of Cash Distributions

        We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of this offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $15.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

  General

        During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.30 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The Wexford Funds and an officer of our general partner will own all outstanding subordinated units, representing a 10.0% limited partner interest in us. Certain officers and directors of our general partner are principals of Wexford. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordination period is to increase the likelihood that during this period there will be sufficient available cash to pay the minimum quarterly distribution on the common units.

  Definition of Subordination Period

        Except as described below under "—Early Termination of Subordination Period," the subordination period will extend until the first day of any quarter beginning after June 30, 2011 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and on the general partner units during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

  Early Conversion of Subordinated Units

        If the tests for ending the subordination period are satisfied for any three consecutive four-quarter periods ending on or after June 30, 2009, 25% of the subordinated units will convert into an equal number of common units. Similarly, if those tests are also satisfied for any three consecutive four-quarter periods ending on or after June 30, 2010, an additional 25% of the subordinated units will convert into an equal number of common units. The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

        For purposes of determining whether sufficient adjusted operating surplus has been generated under these conversion tests, the conflicts committee may adjust operating surplus upwards or downwards if it determines in good faith that the amount of estimated maintenance capital expenditures used in the determination of operating surplus was materially incorrect, based on the circumstances prevailing at the time of the original estimate.

  Early Termination of Subordination Period

        In addition to the early conversion of subordinated units described above, the subordination period will automatically terminate and all of the subordinated units will convert into common units on a one-for-one basis if each of the following occurs:

  •
  distributions of available cash from operating surplus on each outstanding common unit and subordinated unit equaled or exceeded $1.60 (133% of the annualized minimum quarterly distribution) for a single four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during a single four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $1.60 (133% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Definition of Adjusted Operating Surplus

        We define adjusted operating surplus in the glossary and for any period it generally means:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures made with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus is calculated using estimated capital expenditures, rather than actual maintenance capital expenditures and, to the extent the estimated amount for a period is less than the actual amount, the cash generated from operations during that period would be less than adjusted operating surplus.

  Effect of Expiration of the Subordination Period

        Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

  Distributions of Available Cash from Operating Surplus during the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

  Distributions of Available Cash from Operating Surplus after the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units and the general partner interest in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common unitholders;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.34 per unit for that quarter (the "first target distribution");

  •
  second, 96% to all unitholders, pro rata, and 4% to our general partner, until each unitholder receives a total of $0.36 per unit for that quarter (the "second target distribution");

  •
  third, 94% to all unitholders, pro rata, and 6% to our general partner, until each unitholder receives a total of $0.38 per unit for that quarter (the "third target distribution");

  •
  fourth, 92% to all unitholders, pro rata, and 8% to our general partner, until each unitholder receives a total of $0.40 per unit for that quarter (the "fourth target distribution"); and

  •
  thereafter, 90% to all unitholders, pro rata, and 10% to our general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution to the common unitholders. The preceding discussion is based on the assumptions that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assumes that our general partner has not transferred its incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.30	98%	2%
First Target Distribution	up to $0.34	98%	2%
Second Target Distribution	above $0.34 up to $0.36	96%	4%
Third Target Distribution	above $0.36 up to $0.38	94%	6%
Fourth Target Distribution	above $0.38 up to $0.40	92%	8%
Thereafter	above $0.40	90%	10%

Distributions from Capital Surplus

  How Distributions from Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, to all unitholders, pro rata, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  second, to the common unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

  Effect of a Distribution from Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive the increased incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 90% being paid to the unitholders, pro rata, and 10% to our general partner. The percentage interests shown assumes that our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels; and

  •
  the unrecovered initial unit price.

        For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. If we combine our common units into fewer units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a court of competent jurisdiction, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

        The amount of distributions paid under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights, currently owned by our general partner.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price;

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price; and

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

  •
  fifth, 96% to all unitholders, pro rata, and 4% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 96% to the unitholders, pro rata, and 4% to our general partner for each quarter of our existence;

  •
  sixth, 94% to all unitholders, pro rata, and 6% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 94% to the unitholders, pro rata, and 6% to our general partner for each quarter of our existence;

  •
  seventh, 92% to all unitholders, pro rata, and 8% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the fourth target distribution per unit over the third target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the third target distribution per unit that we distributed 92% to the unitholders, pro rata, and 6% to our general partner for each quarter of our existence; and

  •
  thereafter, 90% to all unitholders, pro rata, and 10% to our general partner.

        The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

  Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, to holders of subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED
FINANCIAL AND OPERATING DATA

        The following table presents selected historical consolidated financial and operating data of our predecessor, CAM Holdings LLC, as of the dates and for the periods indicated. The selected historical consolidated financial data presented as of December 31, 2003 and March 31, 2004 and 2005 and for the period from April 30, 2003 (date of inception) through December 31, 2003, the three months ended March 31, 2004 and the year ended March 31, 2005 is derived from the audited consolidated financial statements of CAM Holdings LLC included elsewhere in this prospectus. The selected historical consolidated financial data presented as of and for the nine months ended December 31, 2004 and 2005 is derived from the unaudited consolidated financial statements of CAM Holdings LLC included elsewhere in this prospectus.

        The unaudited pro forma consolidated financial data presented as of and for the nine months ended December 31, 2005 and for the year ended March 31, 2005 is derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements of Rhino Resource Partners, L.P. give pro forma effect to (1) the distribution by CAM Holdings LLC of its ownership interests in entities owning certain properties located in Colorado and Illinois to certain of the Wexford Funds and an officer of our general partner, (2) the contribution of 100% of the ownership interests in CAM Holdings LLC to Rhino Resource Partners, L.P., (3) the completion of this offering and the use of proceeds of the offering as described in "Use of Proceeds" and (4) borrowing under our new credit facilities and the subsequent repayment of certain debt. The unaudited pro forma balance sheet assumes the items listed above occurred as of December 31, 2005. The unaudited pro forma income statement data for the nine months ended December 31, 2005 and for the year ended March 31, 2005 assumes the items listed above occurred as of April 1, 2004. We have not given pro forma effect to the incremental selling, general and administrative expense of $3.1 million that we expect to incur as a result of being a public company.

        For a detailed discussion of the following table, please refer to page 73 for "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with "Summary—The Transactions," "Use of Proceeds," the historical consolidated financial statements of CAM Holdings LLC and the unaudited pro forma consolidated financial statements of Rhino Resource Partners, L.P. included elsewhere in this prospectus. Among other things, those historical and pro forma consolidated financial statements include more detailed information regarding the basis of presentation for the following information.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business as it is an important supplemental measure of our performance and liquidity. EBITDA means earnings before interest, taxes, depreciation, depletion and amortization. This measure is not calculated or presented in accordance with GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

        We define maintenance capital expenditures as those capital expenditures required to maintain, including over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that we expect will increase over the long term the operating capacity of our capital assets. Examples of maintenance capital expenditures include capital expenditures associated with the replacement of equipment and coal reserves, whether through the expansion of an existing mine or the acquisition or development of a new mine. Examples of expansion capital expenditures include the acquisition of reserves or equipment or a new mine or the expansion of an existing mine, to the extent such expenditures are incurred to increase the operating capacity of our capital assets.

						Rhino Resource Partners, L.P. Pro Forma Consolidated
	CAM Holdings LLC Historical Consolidated

	Period from April 30, 2003 (date of inception) through December 31, 2003
		Three Months Ended March 31, 2004		Nine Months Ended December 31,
			Year Ended March 31, 2005			Year Ended March 31, 2005	Nine Months Ended December 31, 2005
				2004	2005
	(in millions, except per unit and per ton data)
Statement of Operations Data:
Revenues	$33.9	$16.2	$280.0	$205.9	$255.3	$280.0	$255.3
Costs and expenses:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	26.4	14.6	227.9	177.2	209.7	227.9	209.7
Depreciation, depletion and amortization	1.7	0.7	4.6	1.9	8.7	4.6	8.7
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	4.8	1.2	12.9	2.5	11.7	12.9	11.7

Total costs and expenses	32.9	16.5	245.4	181.6	230.1	245.4	230.1

Income (loss) from operations	1.0	(0.3)	34.6	24.3	25.2	34.6	25.2
Interest and other income (expense):
Interest expense	(0.6)	(0.3)	(3.4)	(2.4)	(3.8)	(3.0)	(3.0)
Interest income	0.1	—	0.4	0.2	0.3	0.4	0.3
Gain (loss) on sale of assets	0.1	—	(0.5)	(0.2)	0.3	(0.5)	0.3
Other—net	0.1	—	(1.3)	—	—	(1.3)	—

Total interest and other income (expense)	(0.3)	(0.3)	(4.8)	(2.4)	(3.2)	(4.4)	(2.4)

Income (loss) before income tax expense and cumulative effect of change in accounting principle	0.7	(0.6)	29.8	21.9	22.0	30.2	22.8
Income tax expense	—	—	0.1	—	—	0.1	—

Income (loss) before cumulative effect of change in accounting principle	0.7	(0.6)	29.7	21.9	22.0	30.1	22.8
Cumulative effect of change in accounting principle—net of taxes	—	—	1.6	1.6	—	1.6	—

Net income (loss)	$0.7	$(0.6)	$28.1	$20.3	$22.0	$28.5	$22.8

Pro forma net earnings per limited partner unit						$0.85	$0.68
Pro forma weighted average limited partner units outstanding						32.7	32.7

						Rhino Resource Partners, L.P. Pro Forma Consolidated
	CAM Holdings LLC Historical Consolidated

	Period from April 30, 2003 (date of inception) through December 31, 2003
		Three Months Ended March 31, 2004		Nine Months Ended December 31,
			Year Ended March 31, 2005			Year Ended March 31, 2005	Nine Months Ended December 31, 2005
				2004	2005
	(in millions, except per unit and per ton data)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(0.6)	$(1.1)	$33.1	$10.2	$33.1	$33.5	$29.8
Investment activities	$(20.8)	$(13.4)	$(47.2)	$(48.9)	$(53.5)
Financing activities	$21.4	$14.5	$19.1	$36.8	$15.4
Other Financial Data (unaudited):
EBITDA(1)	$3.0	$0.4	$36.2	$24.6	$34.5	$36.2	$34.5
Maintenance capital expenditures	$—	$1.9	$22.5	$14.8	$25.1
Expansion capital expenditures	17.0	—	25.4	25.4	28.5

Total capital expenditures	$17.0	$1.9	$47.9	$40.2	$53.6

Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$—	$5.1	$(1.9)	$0.2		$1.4
Property and equipment, net	$26.8	$42.8	$128.4	$119.4	$168.2		$154.9
Total assets	$41.2	$59.4	$181.1	$168.0	$222.6		$210.0
Total liabilities	$24.6	$43.6	$120.1	$114.7	$139.6		$114.6
Total debt	$13.5	$16.3	$61.9	$47.7	$77.4		$56.1
Members' equity	$16.6	$15.8	$61.1	$53.3	$83.0		$95.4
Operating Data (unaudited):
Tons sold	1.1	0.5	7.1	5.3	5.8
Tons produced	1.1	0.5	7.2	5.4	5.7
Average coal revenue per ton(2)	$31.25	$35.42	$38.63	$37.92	$43.54
Average cost of operations per ton(3)	$24.96	$32.12	$32.32	$33.49	$36.36

(1)
EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

•
our compliance with certain financial covenants included in our debt agreements;

•
our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•
our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

•
the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, operating income and cash flows, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	CAM Holdings LLC Historical Consolidated					Rhino Resource Partners, L.P. Pro Forma Consolidated
	Period from April 30, 2003 (date of inception) through December 31, 2003
		Three Months Ended March 31, 2004		Nine Months Ended December 31,
			Year Ended March 31, 2005			Year Ended March 31, 2005	Nine Months Ended December 31, 2005
				2004	2005
	(in millions)
Reconciliation of EBITDA to net income:
Net income (loss)	$0.7	$(0.6)	$28.1	$20.3	$22.0	$28.5	$22.8
Plus:
Depreciation, depletion and amortization	1.7	0.7	4.6	1.9	8.7	4.6	8.7
Interest expense	0.6	0.3	3.4	2.4	3.8	3.0	3.0
Income tax expense	—	—	0.1	—	—	0.1	—

EBITDA	$3.0	$0.4	$36.2	$24.6	$34.5	$36.2	$34.5

Reconciliation of EBITDA to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$(0.6)	$(1.1)	$33.1	$10.2	$33.1	$33.5	$29.8
Plus:
Increase in net operating assets	2.9	1.6	3.1	13.9	0.6	3.1	4.7
Accretion on interest-free debt	—	—	(0.5)	(0.2)	0.3	(0.5)	0.3
Amortization of advance royalties	—	(0.4)	(1.2)	(0.7)	(1.7)	(1.2)	(1.7)
Provision for doubtful accounts	—	—	(0.1)	—	(0.5)	(0.1)	(0.5)
Gain (loss) on sale of assets	0.1	—	(0.5)	(0.2)	0.3	(0.5)	0.3
Interest expense	0.6	0.3	3.4	2.4	3.8	3.0	3.0
Income tax expense	—	—	0.1	—	—	0.1	—
Accretion on asset retirement obligations	—	—	(1.2)	(0.8)	(1.4)	(1.2)	(1.4)

EBITDA	$3.0	$0.4	$36.2	$24.6	$34.5	$36.2	$34.5

(2)
Average coal revenue per ton represents total coal revenue, derived from the sale of coal from all business segments, divided by total tons of coal sold from all segments.

(3)
Average cost of operations per ton represents cost of operations (exclusive of depreciation, depletion and amortization and selling, general and administrative expenses) from all business segments divided by total tons of coal sold from all segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of operations of CAM Holdings LLC and its wholly owned subsidiaries (collectively, "CAM Holdings") in conjunction with the historical consolidated financial statements of CAM Holdings LLC and the unaudited pro forma consolidated financial statements of Rhino Resource Partners, L.P. included elsewhere in this prospectus. Among other things, those historical and pro forma consolidated financial statements include more detailed information regarding the basis of presentation for the following information.

Overview

        We are a rapidly growing producer and marketer of coal in Central and Northern Appalachia. We market a broad range of mid to high Btu, low to medium sulfur steam coal to a diverse customer base of electric utilities in the United States, a majority of which have investment grade credit ratings. In addition, we market metallurgical coal for use by domestic and international steel producers. For the nine months ended December 31, 2005 and for the year ended March 31, 2005, we sold 5.8 million and 7.1 million tons, respectively, of coal.

        We have grown through a series of strategic acquisitions and have substantially increased our coal production since our formation. These acquisitions included high quality coal reserves and union-free operations strategically located in the Appalachian region, had limited reclamation liabilities, were substantially free of other legacy liabilities and were financed without incurring a significant level of indebtedness. In the future, we expect to continue our strategy of acquiring attractive coal reserves, as well as selected oil and gas assets, as one of our strategies. Please read "Business—Our History" and "Business—Business Strategies."

        Our primary customers are U.S. electric utilities, which accounted for 91% of our sales for the nine months ended December 31, 2005. We typically sell coal to utility customers under long-term contracts (those with terms longer than one year). For the nine months ended December 31, 2005, 91% of our sales were under long-term contracts. Our results of operations in the near term can be negatively impacted by a number of factors, including (1) poor weather conditions, (2) unforeseen geologic conditions or equipment problems at mining locations, (3) the availability of transportation for coal shipments and (4) the availability and costs of key supplies and commodities such as steel, tires, diesel fuel and explosives. On a long-term basis, our results of operations could be impacted by, among others, (1) the availability and prices of competing electricity-generation fuels, (2) our ability to secure or acquire high-quality coal reserves, (3) our ability to find replacement buyers for coal under contracts with terms comparable to existing contracts and (4) the passage of new or expanded regulations that could limit our ability to mine, increase our mining costs, or limit our customers' ability to utilize coal as fuel for electricity generation.

        We conduct business through two principal reportable segments: Central Appalachia and Northern Appalachia. Our Central Appalachia segment consists of two mining complexes, Tug River and Rob Fork, which operate twelve underground mines, seven surface mines and three coal preparation and loadout facilities in eastern Kentucky and southern West Virginia. Our Northern Appalachia segment consists of two underground mines and one preparation and loadout facility located in eastern Ohio. We also operate an underground mine in Colorado on property leased from the Bureau of Land Management ("BLM") under a contract mining agreement with an entity owned by the Wexford Funds and an officer of our general partner, which is included in our Other segment.

        We believe that coal-fired electric utilities value the high Btu, low sulfur coal that comprises the majority of our reserves. Low sulfur coal is coal that has a sulfur content of 1.5% or less and high Btu coal is coal which has a heat content of 12,500 Btu, or greater, per pound. As of December 31, 2005, our Central Appalachia segment had 92.8 million tons of proven and probable reserves with a heat content of 12,500 Btu, or greater, per pound and an average sulfur content of 0.95%, and our Northern

Appalachia segment had 47.6 million tons of proven and probable reserves with a heat content of 12,500 Btu, or greater, per pound and an average sulfur content of 2.22%. The remaining 1.5 million tons of proven and probable reserves are located in Colorado and have a heat content of 11,500 Btu, or greater, per pound and an average sulfur content of 0.57%.

        We presently do not own or operate any oil and natural gas assets. However, one of our business strategies is to enhance the stability and growth in our distributions to our unitholders through acquiring selected oil and gas assets at attractive valuations. We believe that we can grow our distributable cash flows and enhance the stability of our cash flow by:

  •
  maintaining a disciplined acquisition policy focused on acquiring high quality assets and attractive valuations;

  •
  increasing the production from these oil and natural gas assets through low risk, low cost exploitation drilling;

  •
  maintaining direct operating control over these assets to control their operating costs; and

  •
  reducing commodity price risk through hedging.

        Our sponsor, Wexford, has substantial experience in acquiring and operating oil and gas assets and will assist us in identifying and retaining additional members of our management team with extensive expertise in acquiring and operating oil and gas assets.

Certain Trends and Economic Factors Affecting the Coal Industry

        Our coal revenue depends on the price at which we are able to sell our coal. As mentioned, we believe that current fundamentals in the U.S. coal industry are among the strongest in the past decade. The current pricing environment for U.S. coal is strong. Please read "The Coal Industry." Any decrease in coal prices due to, among other reasons, the supply of domestic and foreign coal, the demand for electricity and the price and availability of alternative fuels for electricity generation could adversely affect our revenues and our ability to generate cash flows. In addition, our results of operations depend on the cost of coal production. We are currently experiencing increased operating costs for fuel and explosives, steel products, health care and contract labor. Historically low interest rates have had a negative impact on expenses related to our actuarially determined employee-related liabilities.

        In recent years certain trends and economic factors affecting the coal industry have emerged, garnering the attention of industry participants. Such factors include the following:

  •
  Promulgation of more stringent mine safety laws. Recent mining accidents in West Virginia and Kentucky have received national attention and instigated responses at the state and national level that have resulted in increased scrutiny of current safety practices and procedures at all mining operations, particularly underground mining operations. These recent events have resulted in the promulgation of more stringent mine safety laws and regulations, including increased sanctions for non-compliance. Implementing and complying with these new laws and regulations could adversely affect our results of operations, financial position and cash flows.

  •
  Shortage of skilled labor. The industry is experiencing a shortage of skilled labor due in large part to increased demand by coal producers attempting to increase production in response to the strong market demand for coal and to demographic changes as existing miners are retiring at a faster rate than new miners are entering the mining workforce. Coal producers could have difficulty meeting production and sales forecasts should this limited availability of experienced miners continue or worsen.

  •
  Rising prices and unavailability of basic mining materials. Coal mining operations use significant amounts of steel, petroleum products and other raw materials in various pieces of mining equipment, supplies and materials. The mining industry has seen the price of steel, petroleum products and other of these materials increase, a trend that was temporarily exacerbated by the hurricanes in the Gulf of Mexico in 2005. Prices for basic mining materials such as diesel fuel and explosives have also increased. The mining industry has experienced delayed or incomplete deliveries of new equipment. Mine trucks and other rubber-tired equipment have been delivered without tires.

  •
  Delays in obtaining and renewing permits. Numerous governmental permits or approvals are required for mining operations. The permitting process can extend over several years. The permitting rules are complex and the public frequently has the right to comment on permit applications and otherwise participate in the permitting process, including through court intervention, which can delay in issuing or renewing permits. Such delays in obtaining and renewing permits have an obvious detrimental effect on the ability of coal producers to conduct their mining operations.

        For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read "Risk Factors."

Results of Operations

  Evaluating Our Results of Operations

        Our management uses a variety of financial measurements to analyze our performance. These measurements include (1) EBITDA, (2) average coal revenue per ton and (3) average cost of operations per ton.

        EBITDA.    The discussion of our results of operations below includes references to, and analysis of, our segments' EBITDA results. EBITDA represents net income from operations before deducting interest expense, depreciation, depletion and amortization, and income taxes. EBITDA is used by management primarily as a measure of our segments' operating performance. Because not all companies calculate EBITDA identically, our calculation may not be comparable to similarly titled measures of other companies. EBITDA is reconciled to its most comparable measure, under generally accepted accounting principles, in Note 1 in "Selected Historical and Pro Forma Consolidated Financial and Operating Data." For the nine months ended December 31, 2005, EBITDA was negatively impacted by cost increases in labor and benefits and higher costs of the basic commodities used in mining such as diesel fuel, explosives and steel products.

        Average Coal Revenue Per Ton.    Average coal revenue per ton represents the coal revenue divided by the tons of coal sold.

        Average Cost of Operations Per Ton.    Average cost of operations per ton represents the sum the cost of operations (exclusive of depreciation, depletion and amortization and selling, general and administrative expense) divided by tons of coal sold.

  Nine Months Ended December 31, 2005 Compared to Nine Months Ended December 31, 2004

        Summary.    During the nine months ended December 31, 2005, we continued to grow and reached new levels in both production and sales. During this nine-month period, several individual mines achieved new monthly production records. In June 2005, we produced 0.7 million tons, a new production record for us. In September 2005, we sold 0.7 million tons, also a record for sales tons in a calendar month.

        In September 2005 we opened two new underground mines. In our Northern Appalachia segment, production from our Hopedale mine will replace production from our Cadiz mine, which will deplete its reserves by March 2007. We also entered into a 10-year coal supply agreement with a major utility for 1.0 million tons per year to be supplied from our Hopedale mine. In our Central Appalachia segment, we began development of the Glamorgan mine, a reserve base containing high Btu, low sulfur coal that can be sold as either high quality steam coal or high volatile metallurgical coal.

        In May 2005, we entered into a contract with a diesel fuel supplier to buy forward half of our monthly fuel needs through November 30, 2006, at a price that proved to be significantly lower than the market prices which escalated during the latter part of calendar 2005.

        Our coal revenues increased by $50.5 million, or 25.2%, to $251.1 million for the nine months ended December 31, 2005 as compared to the nine months ended December 31, 2004. EBITDA increased by $8.2 million, or 31.2%, to $34.5 million for the nine months ended December 31, 2005 as compared to $26.2 million for the nine months ended December 31, 2004. Net income for the nine months ended December 31, 2005 increased by $0.1 million, or 0.5%, to $22.0 million as compared to the same period in 2004. The increases in coal revenues, EBITDA and net income were driven primarily by higher sales prices for our primary product, steam coal, and by volume increases. EBITDA and net income were negatively impacted by higher operating costs.

        Tons Sold.    The following table presents tons sold by reportable segment for the nine months ended December 31, 2004 and 2005:

	Nine Months Ended December 31,		Increase (Decrease)
Segment
	2004	2005	Tons	%
	(in millions, except %)
Central Appalachia	4.0	4.6	0.6	15.0%
Northern Appalachia	1.1	1.0	(0.1)	(9.1)%
Other(1)	0.2	0.2	—	—

Total	5.3	5.8	0.5	9.6%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor.

        Tons sold increased by 0.5 million tons due to an increase in production in our Central Appalachia segment. Additional tons were brought on at the company-operated surface mines in our Central Appalachia segment as additional surface mining equipment was introduced in the third and fourth calendar quarters of 2005. Tons sold in our Northern Appalachia segment decreased due to a decrease in production resulting from geologic problems encountered in the Cadiz mine in the fourth calendar quarter of 2005.

        Revenue.    The following table presents revenue and average coal revenue per ton by reportable segment for the nine months ended December 31, 2004 and 2005:

	Nine Months Ended December 31,
			Increase (Decrease)
Segment
	2004	2005	Dollars	%
	(in millions, except per ton data and %)
Central Appalachia
Coal revenue	$163.6	$215.7	$52.1	31.8%
Other revenue	3.1	1.9	(1.2)	(38.7)%

Total revenue	$166.7	$217.6	$50.9	30.5%

Average coal revenue per ton	$41.49	$47.42	$5.93	14.3%
Northern Appalachia
Coal revenues	$32.6	$30.3	$(2.3)	(7.1)%
Other revenue	2.2	2.3	0.1	4.5%

Total revenue	$34.8	$32.6	$(2.2)	(6.3)%

Average coal revenue per ton	$29.08	$29.63	$0.55	1.9%
Other(1)
Coal revenue	$4.4	$5.1	$0.7	15.9%
Other revenue	—	—	—	—

Total revenue	$4.4	$5.1	$0.7	15.9%

Average coal revenue per ton	$19.57	$25.83	$6.26	32.0%
Total
Coal revenue	$200.6	$251.1	$50.5	25.2%
Other revenue	5.3	4.2	(1.1)	(20.8)%

Total revenue	$205.9	$255.3	$49.4	24.0%

Average coal revenue per ton	$37.92	$43.54	$5.62	14.8%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor.

        Our total revenue for the nine months ended December 31, 2005 increased by $49.4 million, or 24.0%, to $255.3 million compared to the nine months ended December 31, 2004. Coal revenues increased by $50.5 million, or 25.2%, to $251.1 million for the nine months ended December 31, 2005 as compared to the same period in 2004. Our Central Appalachia segment coal revenue increased by $52.1 million, or 31.8%, to $215.7 million for the nine months ended December 31, 2005 as compared to the same period in 2004 primarily due to average coal revenue per ton increasing by $5.93, or 14.3%, as a result of market prices being higher in the region. Our Northern Appalachia segment coal revenue experienced a decrease of $2.3 million as a result of selling 9.1% fewer tons which was partially offset by an increase in average coal revenue per ton of $0.55. Our Other segment coal revenue included a price increase of $6.26 per ton for coal produced from the McClane Canyon mine in Colorado, which resulted in increased revenue of $0.7 million, or 15.9%.

        Costs and Expenses.    The following table presents costs and expenses and average cost of operations per ton by reportable segment for the nine months ended December 31, 2004 and 2005:

	Nine Months Ended December 31,
			Increase (Decrease)
Segment
	2004	2005	Dollars	%
	(in millions, except per ton data and %)
Central Appalachia
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$147.1	$178.7	$31.6	21.5%
Depreciation, depletion and amortization	0.8	6.6	5.8	725.0%
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	1.2	10.0	8.8	733.3%

Total costs and expenses	$149.1	$195.3	$46.2	31.0%

Average cost of operations per ton	$37.28	$39.28	$2.00	5.4%
Northern Appalachia
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$24.4	$26.9	$2.5	10.2%
Depreciation, depletion and amortization	0.9	1.8	0.9	100.0%
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	0.9	1.3	0.4	44.4%

Total costs and expenses	$26.2	$30.0	$3.8	14.5%

Average cost of operations per ton	$21.84	$26.31	$4.47	20.5%
Other(1)
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$5.7	$4.1	$(1.6)	(28.1)%
Depreciation, depletion and amortization	0.2	0.3	0.1	50.0%
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	0.4	0.4	—	—

Total costs and expenses	$6.3	$4.8	$(1.5)	(23.8)%

Average cost of operations per ton(2)	n/a	n/a	n/a	n/a
Total
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$177.2	$209.7	$32.5	18.3%
Depreciation, depletion and amortization	1.9	8.7	6.8	357.9%
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	2.5	11.7	9.2	368.0%

Total costs and expenses	$181.6	$230.1	$48.5	26.7%

Average cost of operations per ton	$33.49	$36.36	$2.87	8.6%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor, and unallocated corporate expenses.

(2)
Average cost of operations per ton not relevant as a portion of the cost of operations unrelated to coal sales are included in this segment.

        Cost of Operations.    Total cost of operations increased by $32.5 million, or 18.3%, from $177.2 million for the nine months ended December 31, 2004 to $209.7 million for the nine months ended December 31, 2005, as a result of production and sale of an additional 0.5 million tons of coal along with higher operating costs. Our average cost of operations per ton of coal sold increased by $2.87 per ton, or 8.6%, for the nine months ended December 31, 2005 as compared to the nine months ended December 31, 2004. Labor and benefits increased by $4.3 million, operating supplies increased by $12.3 million, outside services increased by $4.6 million and maintenance and other costs increased by $5.1 million. In addition, royalties and production taxes increased as a result of production and sale of the additional tons of coal at higher selling prices. For the nine months ended December 31, 2005 as compared to the same period in 2004, our Central Appalachia segment produced 0.6 million additional tons resulting in an increase in cost of operations and our Northern Appalachia segment experienced higher costs while production remained relatively flat.

        In our Central Appalachia segment, our average cost of operations per ton of coal sold increased by $2.00, or 5.4%, from $37.28 per ton for the nine months ended December 31, 2004 to $39.28 per ton for the nine months ended December 31, 2005. This increase in average cost of operations per ton of coal sold was due to several factors. Labor and benefits increased by $7.2 million for the nine months ended December 31, 2005 as compared to the same period in 2004 due to hiring additional employees, wage increases and escalating health care costs. Operating supplies increased by $11.1 million for the nine months ended December 31, 2005 primarily due to increases in diesel fuel of $4.9 million, explosives of $2.9 million and roof support materials and supplies of $1.2 million. For the nine months ended December 31, 2005, the cost of outside services increased by $7.7 million primarily due to an increase of $3.9 million in contract labor and contract blasting. Maintenance costs increased by $3.9 million for the nine months ended December 31, 2005 primarily due to an increase of $1.6 million in maintenance costs resulting from increases in the price of large rubber tires for mobile equipment. Production and sale of an additional 0.6 million tons resulted in higher royalties and production taxes for the nine months ended December 31, 2005.

        In our Northern Appalachia segment, our average cost of operations per ton increased from $21.84 for the nine months ended December 31, 2004 to $26.31 per ton for the nine months ended December 31, 2005, an increase of $4.47 per ton or 20.5%. This increase in average cost of operations per ton of coal sold was due to several factors. Labor and benefit costs increased by $1.1 million for the nine months ended December 31, 2005 due to wage increases and escalating health care costs. For the nine months ended December 31, 2005 as compared to the same period in 2004, operating supplies and contracted services increased by $1.5 million primarily due to cost increases for roof support supplies, conveyor and haulage supplies and contract labor. The Cadiz mine experienced adverse geologic conditions in the last three months of the period ended December 31, 2005 which contributed to higher cost and expenses for this segment.

        Depreciation, Depletion and Amortization.    Total depreciation, depletion and amortization ("DD&A") for the nine months ended December 31, 2005 increased by $6.8 million to $8.7 million as compared to the same period in 2004. DD&A in our Central Appalachia segment increased by $5.8 million for the nine months ended December 31, 2005 as compared to the nine months ended December 31, 2004. This increase was primarily due to the impact of having a full nine months of DD&A on assets acquired in the nine months ended December 31, 2005. DD&A for our Northern Appalachia segment increased by $0.9 million for the nine months ended December 31, 2005 as compared to the nine months ended December 31, 2004 as a result of capital additions added late in the year ended March 31, 2005 and in the nine months ended December 31, 2005.

        Selling, General and Administrative.    Total selling, general and administrative ("SG&A") expense increased by $9.2 million, or 368.0%, to $11.7 million for the nine months ended December 31, 2005 as compared to the same period in 2004. SG&A expense in our Central Appalachia segment rose from $1.2 million for the nine months ended December 31, 2004 to $10.0 for the nine months ended December 31, 2005, an increase of $8.8 million, or 733.3%, primarily due to the growth of the organization as new systems and employees were added and additional services provided by third-party organizations. SG&A expense in the Northern Appalachia segment increased $0.4 million, or 44.4%, from $0.9 million for the nine months ended December 31, 2004 to $1.3 million for the nine months ended December 31, 2005, primarily due to inflationary factors. SG&A expense in our Other segment remained constant at $0.4 million for both periods.

        Interest Expense.    Interest expense for the nine month period ended December 31, 2005 was $3.8 million compared to $2.4 million for the period ended December 31, 2004, an increase of $1.4 million, or 58.3%. This increase in interest expense, net, is due to additional indebtedness incurred for acquisitions of mining equipment, mineral reserves and mine development costs in the nine months ended December 31, 2005.

        Income Tax Expense.    Income tax expense, which consisted primarily of state and local income taxes, for the nine months ended December 31, 2005 was $28,131. This tax expense is a result of the state of Kentucky instituting a law effective January 1, 2005, that requires partnerships to pay state and local income taxes. We are considered a partnership for purposes of this Kentucky income tax; however, as this tax does not apply to publicly traded partnerships, we will no longer be subject to Kentucky income tax upon the consummation of this offering and the related transactions.

        EBITDA.    The following table presents EBITDA by reportable segment for the nine months ended December 31, 2004 and 2005:

	Nine Months Ended December 31,
			Increase (Decrease)
Segment
	2004	2005	Dollars	%
	(in millions, except %)
Central Appalachia	$17.8	$30.8	$13.0	73.0%
Northern Appalachia	8.7	3.4	(5.3)	(60.9)%
Other(1)	(1.9)	0.3	2.2	115.8%

Total	$24.6	$34.5	$9.9	40.2%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor, and from trading coal on the NYMEX.

        Total EBITDA was $34.5 million for the nine months ended December 31, 2005, as compared to $24.6 million for the nine months ended December 31, 2004, an increase of $9.9 million, or 40.2%. EBITDA for our Central Appalachia segment increased by $13.0 million primarily due to an increase in coal revenue as coal prices rose in the region, offset in part by higher costs and expenses. EBITDA for our Northern Appalachia segment declined by $5.3 million primarily due to higher costs and geologic problems encountered in the Cadiz mine. Our Other segment was positively impacted by the higher selling prices for coal produced from the McClane Canyon mine in Colorado and resulted in an increase in EBITDA of $2.1 million.

        Net Income.    The following table presents net income by reportable segment for the nine months ended December 31, 2004 and 2005

	Nine Months Ended December 31,
			Increase (Decrease)
Segment
	2004	2005	Dollars	%
	(in millions, except %)
Central Appalachia	$15.1	$20.9	$5.8	38.4%
Northern Appalachia	7.6	1.1	(6.5)	(85.5)%
Other(1)	(2.4)	—	2.4	n/a

Total	$20.3	$22.0	$1.7	8.4%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor, and from trading coal on the NYMEX.

        Total net income increased by $1.7 million, or 8.4%, for the nine months ended December 31, 2005 compared to the same period in 2004 primarily due to the increase in average realized prices in our Central Appalachia segment offset by higher labor and benefits costs, costs for operating supplies,

DD&A and SG&A expense. Net income in our Central Appalachia segment increased by $5.8 million, or 38.4% for the nine months ended December 31, 2005 to $20.9 million compared to $15.1 for the nine months ended December 31, 2004. Higher realized prices accounted for this increase in net income but was offset by higher operating costs. Net income in our Northern Appalachia segment decreased by $6.5 million, or 85.5%, as a result of lower sales tons of 0.1 million tons and higher operating costs. Our Other segment improved by $2.4 million to a break even performance for the nine months ended December 31, 2005 due to the increase in coal prices for coal produced from the McClane Canyon mine.

  Year Ended March 31, 2005 Compared to the Period from April 30, 2003 (Date of Inception) through March 31, 2004

        In the following discussion and analysis, we have combined our results of operations for the period April 30, 2003 (date of inception) through December 31, 2003 with the results of operations for the three months ended March 31, 2004 (eleven months) as this represents a comparable period for discussion and analysis with the year ended March 31, 2005.

        The periods compared reflect the growth we experienced from April 2004 to December 2004. In April 2004, we completed two acquisitions, one of which significantly increased our production and sales capabilities. The acquisition of assets from AEP Coal in April 2004 included surface and underground mining operations in Central Appalachia as well as a mining complex in Northern Appalachia located in eastern Ohio. In December 2004, we completed a third acquisition, increasing production and sales. For more information related to these acquisitions, please read "Business—Our History." These acquisitions greatly enhanced our performance for the year ended March 31, 2005.

        Our revenues increased by $229.9 million to $280.0 million for the year ended March 31, 2005 as compared to the eleven months ended March 31, 2004. EBITDA was $36.2 million for the year ended March 31, 2005 as compared to $3.4 million for the eleven months ended March 31, 2004. Net income for the year ended March 31, 2005 increased by $28.0 million to $28.1 million as compared to the eleven months ended March 31, 2004.

        The following management discussion and analysis of the comparative periods is affected by having only eleven months in the period ending March 31, 2004. We began our initial operation in late April 2003 which resulted in having the eleven month comparative period.

        Tons Sold.    The following table presents tons sold by reportable segment for the year ended March 31, 2005 and the eleven months ended March 31, 2004:

	Period from April 30, 2003 (Date of Inception) through March 31, 2004
			Increase (Decrease)
Segment		Year Ended March 31, 2005
			Tons	%
	(in millions, except %)
Central Appalachia	1.2	5.3	4.1	341.7%
Northern Appalachia	—	1.5	1.5	n/a
Other(1)	0.3	0.3	—	—

Total	1.5	7.1	5.6	373.3%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor.

        The operations acquired in April and December 2004 in both Central and Northern Appalachia account for the 5.6 million ton increase in tons sold. Prior to April 2004, we did not operate in Northern Appalachia.

        Revenue.    The following table presents revenue and average coal revenue per ton by reportable segment for the year ended March 31, 2005 and eleven months ended March 31, 2004:

	Period from April 30, 2003 (Date of Inception) through March 31, 2004
			Increase (Decrease)
Segment		Year Ended March 31, 2005
			Dollars	%
	(in millions except per ton data and %)
Central Appalachia
Coal revenue	$43.8	$222.6	$178.8	408.2%
Other revenue	0.9	4.6	3.7	411.1%

Total revenue	$44.7	$227.2	$182.5	408.3%

Average coal revenue per ton	$35.15	$42.40	$7.25	20.6%
Northern Appalachia
Coal revenues	$—	$43.9	$43.9	n/a
Other revenue	—	3.0	3.0	n/a

Total revenue	$—	$46.9	$46.9	n/a

Average coal revenue per ton	$—	$29.21	$29.21	n/a
Other(1)
Coal revenue	$5.4	$5.9	$0.5	9.3%
Other revenue	—	—	—	n/a

Total revenue	$5.4	$5.9	$0.5	9.3%

Average coal revenue per ton	$19.98	$19.58	$(0.40)	(2.0)%
Total
Coal revenue	$49.2	$272.4	$223.2	453.7%
Other revenue	0.9	7.6	6.7	744.4%

Total revenue	$50.1	$280.0	$229.9	458.9%

Average coal revenue per ton	$32.45	$38.63	$6.18	16.9%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor.

        For the year ended March 31, 2005 compared to the eleven months ended March 31, 2004, our total revenue increased by $229.9 million to $280.0 million as a result of selling 5.6 million additional tons of coal and higher coal revenue per ton in our Central Appalachia and Other segments. In our Central Appalachia segment, average coal revenue per ton increased $7.25, or 20.6%, as a result of market prices being higher in the region. In our Other segment, average coal revenue per ton for the McClane Canyon mine in Colorado decreased $0.40, or 2.0%, to $19.58 per ton for the year ended March 31, 2005 as compared to $19.98 per ton for the eleven months ended March 31, 2004. Total average coal revenue per ton increased by $6.18, or 19.0%.

        Costs and Expenses.    The following table presents total costs and expenses and average cost of operations per ton by reportable segment for the year ended March 31, 2005 and the eleven months ended March 31, 2004:

	Period from April 30, 2003 (Date of Inception) through March 31, 2004		Increase (Decrease)
Segment		Year Ended March 31, 2005
			Dollars	%
	(in millions except per ton data and %)
Central Appalachia
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$37.5	$187.5	$150.0	400.0%
Depreciation, depletion and amortization	2.3	2.5	0.2	8.7%
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	5.3	10.9	5.6	105.7%

Total costs and expenses	$45.1	$200.9	$155.8	345.5%

Average cost of operations per ton	$30.14	$35.28	$5.14	17.1%
Northern Appalachia
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$—	$34.0	$34.0	n/a
Depreciation, depletion and amortization	—	1.8	1.8	n/a
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	—	1.3	1.3	n/a

Total costs and expenses	$—	$37.1	$37.1	n/a

Average cost of operations per ton	$—	$22.58	$22.58	n/a
Other(1)
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$3.5	$6.4	$2.9	82.9%
Depreciation, depletion and amortization	0.1	0.3	0.2	200.0%
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	0.6	0.6	—	—

Total costs and expenses	$4.2	$7.3	$3.1	73.8%

Average cost of operations per ton(2)	n/a	n/a	n/a	n/a
Total
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$41.0	$227.9	$186.9	455.9%
Depreciation, depletion and amortization	2.4	4.6	2.2	91.7%
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	5.9	12.8	6.9	116.9%

Total costs and expenses	$49.3	$245.3	$196.0	397.6%

Average cost of operations per ton	$27.11	$32.32	$5.21	19.2%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor, and unallocated corporate expenses.

(2)
Average cost of operations per ton not relevant as a portion of the cost of operations unrelated to coal sales are included in this segment.

        Cost of Operations.    The management's discussion and analysis of the cost of operations for the comparative periods is affected by having only eleven months in the period ended March 31, 2004 and our growth during that same period. Cost increases for the year ended March 31, 2005 are primarily related to increased usage of equipment and supplies needed to operate additional mines and inflationary increases in labor and supplies and services.

        Total cost of operations increased by $186.9 million for the year ended March 31, 2005 as compared to the eleven months ended March 31, 2004 as a result of production and sale of an additional 5.6 million tons of coal and cost increases in labor and benefits due to additional employees and inflationary increases in the cost of benefits. For the year ended March 31, 2005 as compared to the eleven months ended March 31, 2004, cost increases were primarily attributed to labor and benefits of $51.3 million, maintenance and outside services of $38.9 million, operating supplies of $34.9 million, and contract mining of $28.0 million. Royalties and production taxes increased $33.1 million due to production and sale of the additional 5.6 tons at higher prices for the year ended March 31, 2005 compared to the eleven months ended March 31, 2004.

        Average cost of operations per ton of coal sold increased by $5.21, or 19.2%, for the year ended March 31, 2005 as compared to the eleven months ended March 31, 2004. The higher average cost of operations per ton of coal sold was due to increases, as noted above, in costs of labor and benefits, operating supplies, maintenance costs, contracted services and coal transportation costs, as well as increased royalties and production taxes as the result of higher selling prices.

        Depreciation, Depletion and Amortization.    Total DD&A increased by $2.2 million, or 91.7%, to $4.6 million for the year ended March 31, 2005 compared to $2.4 million for the eleven months ended March 31, 2004 due to acquisitions of coal properties and equipment in April and December 2004. The assets comprising our Northern Appalachia segment were not acquired until April 2004.

        Selling, General and Administrative.    Total SG&A expense increased by $6.9 million, or 116.9%, to $12.8 million for the year ended March 31, 2005 compared to $5.9 million for the eleven months ended March 31, 2004 due to the growth in production and sales tons and resulting increase in the number of administrative employees and services.

        Interest Expense.    Interest expense increased by $2.6 million, or 288.9%, to $3.5 million for the year ended March 31, 2005 compared to $0.9 million for the eleven months ended March 31, 2004 due to increasing our debt level for acquisitions of coal properties and equipment.

        Income Tax Expense.    Income tax expense, consisting primarily of state and local income taxes, for the year ended March 31, 2005 was $73,773. This tax expense is a result of the state of Kentucky instituting a law effective January 1, 2005, that requires partnerships to pay state and local income taxes. We are considered a partnership for purposes of this Kentucky income tax; however, as this tax does not apply to publicly traded partnerships, we will no longer be subject to Kentucky income tax upon the consummation of this offering and the related transactions.

        EBITDA.    The following table presents EBITDA by reportable segment for the year ended March 31, 2005 and eleven months ended March 31, 2004:

	Period from April 30, 2003 (Date of Inception) through March 31, 2004		Increase (Decrease)
Segment		Year Ended March 31, 2005
			Dollars	%
	(in millions, except %)
Central Appalachia	$2.6	$28.5	$25.9	996.2%
Northern Appalachia	—	10.6	10.6	n/a
Other(1)	0.8	(2.9)	(3.7)	(462.5)%

Total	$3.4	$36.2	$32.8	964.7%

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor, and from trading coal on the NYMEX.

        Total EBITDA increased by $32.8 million to $36.2 million for the year ended March 31, 2005 as compared to $3.4 million for the eleven months ended March 31, 2004 due to the increase in sales tons of 5.6 million tons and higher average coal revenue per ton of $5.58. The volume increases in tons and higher average coal revenue per ton were partially offset by higher operating costs and expenses.

        Net Income.    The following table presents net income by reportable segment for the year ended March 31, 2005 and eleven months ended March 31, 2004:

			Increase (Decrease)
	Period from April 30, 2003 (Date of Inception) through March 31, 2004
Segment		Year Ended March 31, 2005
			Dollars	%
	(in millions, except %)
Central Appalachia	$(0.6)	$23.2	$23.8	*
Northern Appalachia	—	8.5	8.5	n/a
Other(1)	0.7	(3.6)	(4.3)	n/a

Total	$0.1	$28.1	$28.0	*

*
Percentage is greater than 1000%.

(1)
Includes results from a small mining operation in Colorado, for which we are a contractor, and from trading coal on the NYMEX.

        Total net income increased by $28.0 million to $28.1 million for the year ended March 31, 2005 as compared to $0.1 million for the eleven months ended March 31, 2004. For the year ended March 31, 2005, we operated at higher sales volumes in tons and coal realization, which was partially offset by higher operating costs and expenses.

Liquidity and Capital Resources

  Liquidity

        Our business is capital intensive and requires substantial capital expenditures for purchasing, upgrading and maintaining equipment used in developing and mining our reserve base, as well as complying with applicable environmental laws and regulations. Our principal liquidity requirement is to finance current operations, fund capital expenditures and service our debt. We also engage in acquisitions from time to time. Our primary sources of liquidity to meet these needs are cash generated by our operations, borrowings under our credit facilities and equity offerings.

        The principal indicators of our liquidity are our cash position and remaining availability under our current credit facility. As of December 31, 2005, our available liquidity was $3.7 million, including cash of $0.2 million and $3.5 million available under our current credit facility. For the quarter and four quarters ended December 31, 2005, we failed to meet the minimum fixed charge coverage ratios under our current credit facility. The failure to meet this covenant constituted an event of default under this facility; however the lender waived the default. The covenant requires that we maintained a ratio of earnings before interest expense, income tax and amortization to fixed charges of 1.75 to 1.00 for the quarter ended December 31, 2005 and 2.00 to 1.00 for the four quarters ended December 31, 2005. We believe the breach was a result of greater depreciation and amortization than expected resulting from purchase accounting adjustments increasing asset values which in turn increased depreciation and amortization, higher than expected operating costs, particularly diesel fuel, explosives and steel products used in the mining process, geological problems experienced in the Cadiz mine and lower than expected productivity at two surface mines caused by a delay in relocating gas lines.

        Concurrently with the closing of this offering, we anticipate entering into a new credit agreement. Please read "—New Credit Agreement." After giving effect to this offering and the related transactions, we estimate that as of December 31, 2005 our available liquidity would have been $58.3 million, including cash of $1.4 million and $46.4 million available under our new credit facilities.

        Please read "—Capital Expenditures" for a further discussion on the impact on liquidity.

  Cash Flows

            Nine Months Ended December 31, 2005 Compared to Nine Months Ended December 31, 2004. Net cash provided by operating activities for the nine months ended December 31, 2005 and 2004 was $33.1 million and $10.2 million, respectively. This increase in cash provided by operating activities resulted primarily from an increase in net income and a decrease in working capital needs primarily relating to decreasing uses of cash for accounts receivable and prepaid expenses and increasing sources of cash provided by inventories and accrued expenses for the nine months ended December 31, 2005 as compared to the same period in 2004.

        Net cash used in investing activities was $53.5 million for the nine months ended December 2005 as compared to net cash used in investing activities of $48.9 million for the nine months ended December 31, 2004. Cash used in investing activities of $48.9 million for the nine months ended December 31, 2004 was primarily for the purchase of certain coal assets. Cash used in investing activities of $53.5 million for the nine months ended December 31, 2005 was primarily for the purchase of certain property, plant and equipment for $53.5 million.

        Net cash provided by financing activities was $15.4 million for the nine months ended December 31, 2005 compared with net cash provided by financing activities of $36.8 million for the nine months ended December 31, 2004. Net cash provided by financing activities for the nine months ended December 31, 2004 included a capital contribution of $17.2 million. In addition, for the nine months ended December 31, 2005, we had sufficient cash provided by operations to finance a larger portion of our growth and relied less on financing activities than as compared to the nine months ended December 31, 2004.

            Year Ended March 31, 2005 Compared to the Period from April 30, 2003 (Date of Inception) through March 31, 2004. In the following discussion and analysis, we have combined our net cash for the period April 30, 2003 (date of inception) through December 31, 2003 with net cash for the three months ended March 31, 2004 (eleven months) as this represents a comparable period for discussion and analysis with the year ended March 31, 2005.

        Net cash provided by operating activities was $33.1 million for the year ended March 31, 2005 as compared to net cash used in operating activities of $1.7 million for the eleven months ended March 31, 2004. For the year ended March 31, 2005, working capital was impacted primarily by increasing uses of cash for accounts receivable, advance royalties and prepaid expenses and decreasing uses of cash in accounts payable and accrued expenses. The eleven months ended March 31, 2004 was the start-up phase for our operations and cash from operations was used to fund working capital needs of $4.6 million.

        Net cash used in investing activities was $47.2 million for the year ended March 31, 2005 as compared to net cash used in investing activities of $34.2 million for the eleven months ended March 31, 2004. For the year ended March 31, 2005, we invested $25.4 million in coal properties and $22.5 million in property plant and equipment.

        Net cash provided by financing activities was $19.1 million for the year ended March 31, 2005 as compared to net cash provided by financing activities of $35.9 million for the eleven months ended March 31, 2004. For the year ended March 31, 2005, we had sufficient cash provided by operations to finance a larger portion of our growth and relied less on financing activities than as compared to the eleven months ended March 31, 2004.

  Contractual Obligations

        We have contractual obligations that are required to be settled in cash. The amount of our contractual obligations at December 31, 2005 are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in thousands)
Long-term debt obligations (including interest)(1)	$83,576	$33,116	$35,307	$15,059	$94
Operating lease obligations	37,363	9,716	15,833	6,914	4,900
Retiree medical obligations	4,102	64	304	524	3,210
Purchase commitments	4,822	4,822	—	—	—
Advance royalties	26,972	3,605	6,699	5,863	10,805

Total	$156,835	$51,323	$58,143	$28,360	$19,009

(1)
Assumes a current LIBOR of 4.84% plus the applicable margin, which remains constant for all periods.

  Capital Expenditures

        Our mining operations require investments to expand, upgrade or enhance existing operations and to meet environmental and safety regulations. Our capital requirements primarily consist of maintenance capital expenditures and expansion capital expenditures. We define maintenance capital expenditures as those capital expenditures required to maintain, including over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that we expect will increase over the long term the operating capacity of our capital assets. Examples of maintenance capital expenditures include capital expenditures associated with the replacement of equipment and coal reserves, whether through the expansion of an existing mine or the acquisition or development of a new mine. Examples of expansion capital expenditures include the acquisition of reserves or equipment or a new mine or the expansion of an existing mine, to the extent such expenditures are incurred to increase the operating capacity of our capital assets.

        For the year ending March 31, 2007, we have budgeted $54.9 million in capital expenditures of which $21.0 million represents maintenance capital expenditures and $33.9 million represents expansion capital expenditures, primarily for the development of a new underground mine and the expansion of a surface mine. We expect to fund these capital expenditures from cash generated by our operations and with borrowings under our new credit facilities.

        Since our predecessor's inception in April 2003, we have made substantial expansion capital expenditures, including those relating to the acquisition of assets in Central Appalachia and Northern Appalachia. We anticipate that we will continue to make significant expansion capital expenditures. We anticipate that future expansion capital expenditures will be funded with borrowings or other debt financings and/or equity offerings.

        We believe that we have sufficient liquid assets, cash flow from operations and borrowing capacity under our credit facilities to meet our financial commitments, debt service obligations, contingencies and anticipated maintenance capital expenditures. However, we are subject to business and operational risks that could adversely affect our cash flow. A material decrease in our cash flows would likely produce a corollary adverse effect on our borrowing capacity.

  Off-Balance Sheet Arrangements

        In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in our consolidated balance sheet, and we do not expect any material adverse effects on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.

        Federal and state laws require us to secure payment of certain long-term obligations such as mine closure and reclamation costs and other obligations. We typically secure these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting a 100% cash bond or a bank letter of credit, either of which would require a greater use of our credit facility. We then use bank letters of credit to secure our surety bonding obligations as a lower cost alternative than securing those bonds with a committed bonding facility pursuant to which we are required to provide bank letters of credit in an amount up to 25% of the aggregate bond liability. To the extent that surety bonds become unavailable, we would seek to secure our reclamation obligations with letters of credit, cash deposits or other suitable forms of collateral.

        As of December 31, 2005, we had $8.0 million in letters of credit outstanding. In connection with this offering, we will enter into a new credit agreement. Letters of credit will be held as part of a new revolving credit facility.

  New Credit Agreement

        In connection with the closing of this offering, we will enter into a five-year senior secured credit agreement in an aggregate principal amount of up to $100.0 million and will repay the remaining outstanding borrowings under our current revolving credit facility. As of December 31, 2005, we had borrowings outstanding under our current revolving credit facility of $14.9 million.

        The new credit agreement will be available to fund working capital, provide payment for general partnership purposes, including making acquisitions, and fund distributions to our unitholders.

        There will be two facilities under our credit agreement:

  •
  an $85.0 million revolving credit facility to be used for working capital purposes and general partnership purposes, including making acquisitions, of which up to $25.0 million will be available for the issuance of letters of credit and up to $10.0 million will be available for discretionary swing loans. This facility may be increased by up to $75.0 million upon the satisfaction of certain conditions; and

  •
  a $15.0 million revolving credit facility to be used for payment of distributions to our unitholders, working capital purposes and general partnership purposes, including making acquisitions.

        Our obligations under the credit agreement will be secured by substantially all of our assets. Indebtedness under the credit agreement will be guaranteed by our operating company and its subsidiaries.

        We expect that indebtedness under our new credit facilities will bear interest at either (1) LIBOR plus 1.50% to 2.75% per annum or (2) alternate base rate (to be defined) plus 0.50% to 1.75% per annum based on our leverage and that we will incur a commitment fee on the unused portion of the credit facilities at a rate of 0.25% to 0.50% per annum based on the unused portion of the facilities. In addition, we anticipate that we will incur a letter of credit fee equal to the applicable margin for indebtedness outstanding under our credit facilities per annum plus a fronting fee not to exceed 0.25% per annum on the outstanding undrawn amount of any letter of credit. We also expect to incur up front fees estimated to be 25 basis points. The credit agreement will mature in 2011. At that time, the credit agreement will terminate and all outstanding amounts hereunder will be due and payable, unless the credit agreement is amended.

        The credit agreement will prohibit us from making distributions to unitholders if any potential default or event of default, as defined in the credit agreement, occurs or would result from the distribution. In addition, the credit agreement will contain various covenants that may limit, among other things, our ability to:

  •
  incur additional indebtedness or guarantee other indebtedness;

  •
  grant liens;

  •
  make certain loans or investments;

  •
  dispose of assets outside the ordinary course of business, including the issuance and sale of capital stock of our subsidiaries;

  •
  change the line of business conducted by us or our subsidiaries;

  •
  enter into a merger, consolidation, joint venture or sale/leaseback arrangement or make acquisitions; or

  •
  make distributions if an event of default occurs.

        The credit agreement will also contain financial covenants requiring us to maintain:

  •
  a maximum leverage ratio of debt to trailing four quarters EBITDA (as defined in the credit agreement);

  •
  a minimum interest coverage ratio; and

  •
  maximum capital expenditures per year with carry-forwards from the immediately preceding fiscal year.

        If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following could be an event of default:

  •
  failure to pay principal, interest or any other amount when due;

  •
  representations or warranties incorrect in any in any material respect;

  •
  failure to comply with the covenants in the credit agreement;

  •
  cross-default to payment defaults, or default or event of default of debt aggregating in excess of a specified amount if the effect is to accelerate or permit acceleration;

  •
  failure to satisfy or stay execution of judgments in excess of a specified amount which remain undischarged for a specified period of time;

  •
  bankruptcy or insolvency;

  •
  the existence of certain materially adverse ERISA events;

  •
  actual and asserted invalidity of the credit agreement and documents related thereto or of any liens on assets with fair market values in excess of a specified amount, or guarantees pursuant thereto; and

  •
  a change of ownership or control.

        The credit agreement will limit distributions to our unitholders to available cash, and borrowings to fund such distributions are only permitted under the $15.0 million revolving credit facility. The $15.0 million revolving credit facility will be subject to an annual "clean-down" period of 15 consecutive days in which the amount outstanding under the $15.0 million revolving credit facility is reduced to $0.

        The credit agreement will be subject to a number of conditions, including retirement of debt under our current credit agreement, no material adverse change in our business and the negotiation, execution and delivery of definitive documentation.

Impact of Inflation

        Inflation in the United States has been relatively low in recent years; however, since mid-2005, we have been materially impacted by inflation in some commodity prices. Petroleum-based products such as diesel fuel and lubricants, products related to natural gas such as ammonia nitrate and steel products have all increased significantly.

Critical Accounting Policies and Estimates

        A summary of the significant accounting policies that we have adopted and followed in the preparation of our historical consolidated financial statements is detailed in Note 2 of the Notes to the historical consolidated financial statements of CAM Holdings LLC. Certain of these accounting policies require the use of estimates. We have identified the following estimates that, in our opinion, are subjective in nature, require the exercise of judgment, and involve complex analysis. These estimates are based on our knowledge and understanding of current conditions and actions that we may take in the future. Changes in these estimates will occur as a result of the passage of time and the occurrence of future events. Subsequent changes in these estimates may have a significant impact on our financial condition and results of operations.

        Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Management evaluates its estimates on an on-going basis. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used. Note 2 of the Notes to the historical consolidated financial statements of CAM Holdings LLC provides a description of all significant accounting policies. We believe that of these significant accounting policies, the following may involve a higher degree of judgment or complexity.

  Revenue Recognition

        Most of our revenues have been generated under long-term coal sales contracts with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenues are recognized on coal sales in accordance with the terms of the sales agreement, which is usually when the coal is shipped to the customer and title has passed. Advance payments received are deferred and recognized in revenue as coal is shipped and title has passed.

  Coal Reserves and Non-Reserve Coal Deposits

        Marshall Miller & Associates, Inc. ("Marshall Miller") prepared a detailed study of our reserves and non-reserve coal deposits as of December 31, 2005 based on all of our geologic information, including our updated drilling and mining data. The study conducted by Marshall Miller was planned and performed to obtain reasonable assurance of our subject demonstrated reserves and non-reserve coal deposits. In connection with the study, Marshall Miller prepared maps and had certified professional geologists develop estimates based on data supplied by us and using standards accepted by government and industry. Marshall Miller completed their report in January 2006.

        Based on the Marshall Miller study and the foregoing assumptions and qualifications, we estimate that, as of December 31, 2005, we owned or leased 141.9 million tons of proven and probable coal reserves and 109.3 million tons of non-reserve coal deposits. Please read "Business—Coal Reserves and Non-Reserve Coal Deposits."

  Postretirement Benefits

        Our Northern Appalachia segment includes operations that have long and short-term liabilities for postretirement benefit cost obligations. Detailed information related to these liabilities is included in the notes to our financial statements included elsewhere in this prospectus. Liabilities for postretirement benefits are not funded. The liability is actuarially determined, and we use various actuarial assumptions, including the discount rate and future cost trends, to estimate the cost and obligations for postretirement benefits. The discount rate assumption reflects the rates available on high quality fixed income debt instruments. The discount rate used to determine the periodic benefit cost for postretirement medical benefits was 5.60% (based on a Moody's Investor Services rating of "Aa") for the nine months ended December 31, 2005. We make assumptions related to future trends for medical care costs in the estimates of retiree health care and work related injury and illness obligations. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially form our current estimates. Moreover, regulatory changes could increase our requirement to satisfy these or additional obligations.

  Property, Plant and Equipment

        Property, plant and equipment, including mineral reserves, mine development costs and contract costs, are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and improvements are capitalized, while expenditures for maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method based upon the estimated useful lives of the assets or the estimated life of each mine, whichever is less ranging from 3 to 20 years. Depreciable lives for mining and other equipment range from 3 to 6 years. Depreciable lives for related facilities range from 10 to 20 years. Depletable lives for mineral rights and amortizable lives for mine development costs range from 1 to 15 years based on the reserve life of the mine. Depletion of mineral rights and amortization of mine development costs are provided on the basis of tonnage mined in relation to estimated recoverable tonnage based on our reserve study. Gains or losses arising from retirements are included in current operations.

  Reclamation and Mine Closing Costs

        We estimate our future cost requirements for reclamation of land where we have conducted surface and underground mining operations, based on our interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations and estimates of mine lives. These costs, as calculated by independent parties, relate to reclaiming the pit and support acreage at surface mines and sealing portals at underground mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.

        SFAS No. 143, Accounting for Asset Retirement Obligations, addresses asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred or acquired. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We have recorded the asset retirement costs in mineral reserves.

        We expense contemporaneous reclamation which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal reserves. Our end of mine reclamation and closure liability is reviewed both periodically by our management and annually by independent third-party engineers and we then make necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in our SFAS No. 143 year end calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related accrual is increased accordingly. As of December 31, 2005, we had reclamation liabilities and mine closing costs of $21.2 million.

  Asset Impairments and Accelerated Mine Development Cost Amortization

        In certain situations, expected mine lives are shortened because of changes to planned operations. When this occurs and it is determined that the mine's underlying costs are not recoverable in the future, the amortization of mine development costs is accelerated. Also, to the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. We follow Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144") and assess long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 requires that projected future cash flows from use and disposition of our assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, we utilizes discounted cash flows to determine the fair value of the assets being evaluated. There were no impairment losses recorded during the nine months ended December 31, 2005, the year ended March 31, 2005 or the three months ended March 31, 2004.

Recent Accounting Pronouncements

        Emerging Issues Task Force ("EITF") Issue 04-2 addresses the issue of whether mineral rights are tangible or intangible assets. Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 141, Business Combinations, requires the acquirer in a business combination to allocate the cost of the acquisition to the acquired assets and liabilities. At the March 17-18, 2004 meeting, the EITF reached a consensus that mineral rights (defined as the legal right to explore, extract and retain at least a portion of the benefits from mineral deposits) are tangible assets. As a result of the EITF's consensus, the FASB issued FASB Staff Position No. 141-1 and No. 142-1, Interaction of FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, and EITF Issue No. 04-2, "Whether Mineral Rights Are Tangible or Intangible Assets", which amend SFAS Nos. 141 and 142 and results in the classification of mineral rights as tangible assets. We have recorded mineral rights as tangible assets.

        On March 30, 2005, the FASB ratified the consensus reached by the EITF on Issue 04-6, "Accounting for Stripping Costs in the Mining Industry." This issue applies to stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted. Under the new rule, stripping costs incurred during the production phase of the mine are variable production costs that are included in the cost of inventory produced and extracted during the period the stripping costs are incurred. The guidance in this EITF consensus is effective for fiscal years beginning after December 15, 2005, with early adoption permitted. We have recorded stripping costs incurred during the production phase as variable production costs that are included in the cost of inventory produced.

        In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations ("FIN 47"). FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. We determined that FIN 47 did not impact our consolidated financial position, results of operations or cash flows.

        In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS No. 154"). This accounting standard is effective for fiscal years beginning after December 15, 2005. We do not believe SFAS No. 154 will have a material effect on our consolidated financial position, results of operations or cash flows.

        Statement of Financial Accounting Standards No. 123-R (Revised 2004) ("SFAS 123-R") is effective as of the first fiscal year beginning on or after June 15, 2005. SFAS 123-R is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. SFAS 123-R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. We do not believe the adoption of SFAS 123-R will have a material effect on our consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risks to which we are exposed are interest rate risk and commodity risk.

  Commodity Price Risk

        We manage our commodity price risk for coal sales through the use of long-term coal supply agreements and the use of derivative instruments. As of December 31, 2005, we had sales commitments for 86% of our planned production for the year ending March 31, 2007. Our concentration of credit risks is substantially with U.S. electric utilities, the majority of which have investment grade credit ratings.

        We participate on the NYMEX and are at risk for market volatility for coal prices. As of December 31, 2005, we held 70 positions representing 108,500 tons. A hypothetical increase in $1.00 per ton in the trading price of coal futures would reduce net income for the nine months ended December 31, 2005 by $108,500.

        Some of the products used in our mining activities, such as diesel fuel and steel products for roof support, are subject to price volatility. Through our suppliers, we utilize forward fuel purchases to manage the exposure related to this volatility. A hypothetical increase of $0.10 per gallon for diesel fuel would reduce net income for the nine months ended December 31, 2005 by $0.9 million. A hypothetical increase of 10% in steel prices would reduce net income for the nine months ended December 31, 2005 by $0.8 million.

  Interest Rate Risk

        Historically, we have exposure to changes in interest rates on our indebtedness associated with our senior credit facility. This facility allows us the opportunity lock in interest rates for 30 to 90 day increments. During the past year, we have been operating in a period of rising interest rates and we have managed these risks by locking in rates for 90 day increments. A hypothetical increase or decrease in interest rates by 1% would have changed our interest expense by $0.31 million for the nine months ended December 31, 2005.

THE COAL INDUSTRY

        Coal is an abundant, efficient and affordable natural resource used primarily to provide fuel for the generation of electric power. World-wide recoverable coal reserves are estimated to be approximately 1.0 trillion tons. The United States is one of the world's largest producers of coal and has approximately 27% of global coal reserves, representing approximately 245 years of supply based on current usage rates. Coal is the most abundant fossil fuel in the United States, representing approximately 93% of the nation's total fossil fuel reserves.

Coal Characteristics

        In general, coal of all geological composition is characterized by end use as either steam coal or metallurgical coal. Heat value and sulfur content are the most important variables in the profitable marketing and transportation of steam coal, while sulfur, ash and various coking characteristics are important variables in the profitable marketing and transportation of metallurgical coal.

  Heat Value

        The heat value of coal is commonly measured in Btus per pound of coal. A Btu is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the eastern and midwestern regions of the United States tends to have a heat content ranging from 10,000 to 14,000 Btus per pound, as received. As received Btus per pound includes the weight of moisture in the coal on an as sold basis. Most coal found in the western United States ranges from 8,000 to 10,000 Btus per pound, as received.

  Sulfur Content

        Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Compliance coal is coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btus and complies with the requirements of the Clean Air Act. Low sulfur coal is coal which has a sulfur content of 1.5% or less.

        High sulfur coal can be burned in electric utility plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by up to 90%. Plants without sulfur-reduction technologies can burn high sulfur coal by blending it with lower sulfur coal, or by purchasing emission allowances on the open market, which credits allow the user to emit a ton of sulfur dioxide. More than 15,000 megawatts of coal-based generating capacity has been retrofitted with scrubbers since the beginning of Phase I of the Clean Air Act. Furthermore, utilities have announced plans to scrub an additional 66,000 megawatts by 2010. Additional scrubbing will provide new market opportunities for our medium sulfur coal. All new coal-fired generation plants to be built in the United States will use some form of emissions-control technology addressing sulfur and certain other substances emitted.

  Other

        Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because electric generating plants must handle and dispose of ash following combustion. The absence of ash is also important to the process by which metallurgical coal is transformed into coke for use in steel production. Moisture content of coal varies by the type of coal and the region where it is mined. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal's weight.

Demand for U.S. Coal Production

        Coal is primarily consumed by utilities to generate electricity. It is also used by steel companies to make steel products and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. In general, coal is characterized by end use as either steam coal or metallurgical coal. Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coke, which is used in the production of steel. Over the past quarter century, total coal consumption in the United States has nearly doubled to approximately 1.2 billion tons in 2005. The growth in the demand for coal has coincided with an increased demand for coal from electric power generators.

        The following table sets forth demand trends for U.S. coal by consuming sector as projected by the EIA for the periods indicated.

	Actual					Projected			Compounded Annual Growth Rate
	2001	2002	2003	2004	2005	2010	2020	2030	2001-2010	2010-2030
	(in million tons)
Electrical Generation	964	978	1,005	1,016	1,039	1,140	1,235	1,502	1.9%	1.4%
Industrial	65	61	62	61	61	66	66	67	0.2%	0.1%
Steel Production	26	24	24	24	23	23	22	21	(1.4)%	(0.5)%
Residential/Commercial	4	4	4	5	5	4	4	4	0.0%	0.0%
Coal to Liquids	—	—	—	—	—	—	62	190	n/a	n/a
Export	49	40	43	48	50	41	19	17	(2.0)%	(4.3)%

Total	1,108	1,107	1,138	1,154	1,178	1,274	1,408	1,801	1.6%	1.7%

        The nation's power generation infrastructure is largely coal-fired. As a result, coal has consistently maintained a 50% to 53% market share during the past 10 years, principally because of its relatively low cost, reliability and abundance. Coal is the lowest cost fossil-fuel used for base-load electric power generation, being considerably less expensive than natural gas or oil. Coal-fired generation is also competitive with nuclear power generation especially on a total cost per megawatt-hour basis. The production of electricity from existing hydroelectric facilities is inexpensive, but its application is limited both by geography and susceptibility to seasonal and climatic conditions. Non-hydropower renewable power generation accounts for only 2.3% of all the electricity generated in the United States, of which wind and solar power—the alternative fuel sources that provide the greatest environmental benefits—represent only 0.4% of U.S. power generation and are generally not economically competitive with existing technologies.

        Coal consumption patterns are also influenced by the demand for electricity, governmental regulation impacting power generation, technological developments and the location, availability and cost of other fuels such as natural gas, nuclear and hydroelectric power.

        The following chart sets forth the source fuel for electricity generation for 2004, according to the EIA.

Electricity Generation Source	% of Total Electricity Generation
Coal	49.8%
Nuclear	19.9%
Natural Gas	17.9%
Hydro	6.5%
Petroleum and Other	5.9%

Total	100.0%

        The largest cost component in electricity generation is fuel. Coal's primary advantage is its relatively low cost compared to other fuels used to generate electricity. The EIA has estimated the average fuel prices per million of Btu to electricity generators, using coal and competing fossil fuel generation alternatives, as follows:

	Actual		Projected
Electric Generation Type
	2003	2004	2005	2010
	(per million Btu)
Petroleum Products	$5.35	$5.43	$7.53	$6.50
Natural Gas	$5.66	$5.92	$8.09	$5.46
Coal	$1.33	$1.36	$1.50	$1.48

Industry Trends

        In recent years, the coal industry has experienced several significant trends including:

  •
  Growth in Coal Consumption.    According to the EIA, from 1990 to 2005 coal consumption in the United States increased by 30% from 904 million tons to 1,178 million tons. The largest driver of increased coal consumption during this period was increased demand for electricity, as electricity production by domestic electric power producers increased 33% and coal consumption by electric power producers increased 33%. As coal remains one of the lowest cost fuel sources for domestic electric power producers, we believe coal consumption should continue to expand as demand for electricity continues to increase.

  •
  Increased Utilization of Excess Capacity at Existing Coal-Fired Power Plants.    We believe that existing coal-fired plants will supply much of the near-term projected increase in the demand for electricity because they possess excess capacity that can be utilized at low incremental costs. In 2004, the estimated average utilization of the existing coal-fired power plant fleet was 72%, significantly below the estimated potential utilization rate of 85%. If U.S. coal-fueled plants operate at utilization rates of 85%, we believe they would consume approximately 150 million additional tons of coal per year.

  •
  Construction of New Coal-Fired Power Plants.    The EIA projects that 102 gigawatts of new coal-fired electric generation capacity will be constructed by 2025. The U.S. Department of Energy's National Energy Technology Laboratory ("NETL") has identified 135 coal-fired plants, representing up to approximately 80 gigawatts of electric generation capacity, which have been proposed and are currently in various stages of development. The NETL estimates that 88 of these proposed coal-fired plants, representing up to approximately 50 gigawatts of electric generation capacity, will be completed and begin consuming coal to produce electricity by the end of 2010.

  •
  Industry Consolidation.    The U.S. coal industry has experienced significant consolidation over the last 15 years. In 2004, the five largest coal producers controlled over 54% of coal produced in the United States, compared to just 35% in 1995 and 22% in 1990, according to Platts. Weaker coal prices in the late 1990s forced many smaller operators to sell or shut down their operations. In addition, a number of large international oil and gas companies decided to exit the domestic coal industry. One effect of consolidation in the coal industry has been the increase in the number of coal producers that have become efficiently run public companies. Despite increased consolidation, the industry still remains relatively fragmented with more than 675 coal producers in the United States in 2004, according to Platts.

  •
  Increasingly Stringent Air Quality Laws.    The coal industry is subject to increasingly stringent regulatory restrictions on sulfur dioxide emissions from coal-fired power plants. In 1995, Phase I of the Clean Air Act required high sulfur coal plants to reduce their emissions of sulfur dioxide to 2.5 pounds or less per million Btu, and in 2000, Phase II of the Clean Air Act tightened these sulfur dioxide restrictions to 1.2 pounds of sulfur dioxide per million Btu. Sulfur dioxide and other emissions may be restricted even further by currently proposed laws and regulations. Electric power generators operating coal-fired plants can comply with these requirements by (1) burning lower sulfur coal, either exclusively or mixed with higher sulfur coal; (2) installing pollution control devices, such as scrubbers, that reduce the emissions from high sulfur coal; or (3) purchasing or trading emission credits. For more information, please read "Business—Regulation and Laws—Air Emissions."

Coal Production

        U.S. coal production was approximately 1.1 billion tons in 2004. The following table, derived from data prepared by the EIA, sets forth production statistics in the three coal producing regions in the United States for the periods indicated.

	Actual				Projected			Compounded Annual Growth Rate
	2001	2002	2003	2004	2010	2020	2030	2001- 2010	2010- 2030
	(in million tons)
Total Tons
Appalachian Region	431	396	376	389	426	379	412	(0.1)%	(0.5)%
Interior Basin	147	147	146	146	190	219	281	2.9%	4.4%
Western United States	548	550	549	575	645	758	1,010	1.8%	5.1%

Total	1,126	1,093	1,071	1,110	1,261	1,356	1,703	1.3%	3.4%

Percentage of Total Tons
Appalachian Region	38%	36%	35%	35%	34%	28%	24%
Interior Basin	13%	13%	14%	13%	15%	16%	17%
Western United States	49%	50%	51%	52%	51%	56%	59%

Coal Regions

        Coal is mined from coal fields throughout the United States, with the major production centers located in the western United States, Northern and Central Appalachia and the Illinois Basin. The quality of coal varies by region.

  Appalachian Region

        Northern Appalachia.    Northern Appalachia includes Maryland, Ohio, Pennsylvania and northern West Virginia. Coal from this region generally has a high heat value of between 12,000 and 14,000 Btu/

lb. Its typical sulfur content ranges from 1.0% to 4.5%. We have two underground mines in Ohio and we own or control 47.6 million tons of proven and probable reserves and 43.7 million tons of non-reserve coal deposits in Northern Appalachia.

        Central Appalachia.    Central Appalachia includes eastern Kentucky, Virginia and southern West Virginia. Coal from this region generally has a low sulfur content of 0.7% to 1.5% and a high heat value of between 12,000 and 14,000 Btu/lb. We have 12 underground mines and 7 surface mines in Kentucky and West Virginia and own or control 92.8 million tons of proven and probable reserves and 65.6 million tons of non-reserve coal deposits in Central Appalachia.

        Southern Appalachia.    Southern Appalachia includes Alabama and Tennessee. Coal from this region typically has a low sulfur content of 0.7% to 1.5% and a high heat value of between 12,500 and 14,000 Btu/lb.

  Interior Region

        Illinois Basin.    The Illinois Basin includes Illinois, Indiana and western Kentucky and is the major coal production center in the interior United States. There has been significant consolidation among coal producers in the Illinois Basin over the past several years. Coal from this region varies in heat value from 10,000 to 12,500 Btu/lb and has a high sulfur content of 2.0% to 4.0%.

        Other Interior.    Other coal-producing states in the interior United States include Arkansas, Kansas, Louisiana, Mississippi, Missouri, North Dakota, Oklahoma and Texas. The majority of production in the interior region outside of the Illinois Basin consists of lignite production from Texas and North Dakota. This lignite typically has a heat value of between 5,000 and 9,500 Btu/lb and a sulfur content of between 1.0% and 2.0%.

  Western United States

        Powder River Basin.    The Powder River Basin is located in northeastern Wyoming and southeastern Montana. This coal has a very low sulfur content of between 0.15% to 0.55% and a low heat value of between 7,500 and 10,000 Btu/lb.

        Western Bituminous Region.    The Western Bituminous Region includes western Colorado and eastern Utah. The coal from this region typically has a sulfur content of 0.5% to 1.0% and a heat value of between 10,500 and 12,500 Btu/lb. We operate an underground mine in Colorado on property leased from the BLM under a contract mining agreement with an entity owned by the Wexford Funds and an officer of our general partner. Please read "Certain Relationships and Related Party Transactions—Colorado Mining Agreement" and "—Shared Services Agreement."

        Four Corners.    The Four Corners area includes northwestern New Mexico, northeastern Arizona, southeastern Utah and southwestern Colorado. The coal from this region typically has a sulfur content of 0.75% to 1.0% and a heat value of between 9,000 and 10,000 Btu/lb.

Mining Methods

        Coal is mined using one of two methods, underground or surface mining.

  Underground Mining

        Underground mines in the United States are typically operated using one of two different methods: room and pillar mining or longwall mining. In room and pillar mining, rooms are cut into the coal bed leaving a series of pillars, or columns of coal, to help support the mine roof and control the flow of air. Continuous mining equipment is used to cut the coal from the mining face. Generally, openings are driven 20 feet wide and the pillars are generally rectangular in shape. As mining advances, a grid-like pattern of entries and pillars is formed. Shuttle cars are used to transport coal to the conveyor belt for transport to the surface. When mining advances to the end of a panel, retreat mining may begin. In retreat mining, as much coal as is feasible is mined from the pillars that were created in advancing the panel, allowing the roof to cave. When retreat mining is completed to the mouth of the panel, the mined panel is abandoned. The room and pillar method is often used to mine smaller coal blocks or thin seams, and seam recovery ranges from 35% to 70%, with higher seam recovery rates applicable where retreat mining is combined with room and pillar mining. Productivity for continuous room and pillar mining in the United States averages 3.3 tons per employee per hour, according to the EIA.

        The other underground mining method commonly used in the United States is the longwall mining method. In longwall mining, a rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while it advances through the coal. Chain conveyors then move the loosened coal to an underground mine conveyor system for delivery to the surface.

  Surface Mining

        Surface mining is used when coal is found close to the surface. Surface mining involves the removal of overburden (earth and rock covering the coal) with heavy earth moving equipment and explosives, loading out the coal, replacing the overburden and topsoil after the coal has been excavated and reestablishing vegetation and plant life and making other improvements that have local community and environmental benefit. Overburden is typically removed at our mines using explosives in combination with large, rubber-tired diesel loaders. Seam recovery for surface mining is typically 90% or more. Productivity depends on equipment, geological composition and mining ratios and averages 3.9 tons per employee per hour in eastern regions of the United States, according to the EIA.

        Surface-mining methods include area, contour, highwall and mountaintop removal. Area mines are surface mines that remove shallow coal over a broad area where the land is fairly flat. After the coal has been removed, the overburden is placed back into the pit. Contour mines are surface mines that mine coal in steep, hilly, or mountainous terrain. A wedge of overburden is removed along the coal outcrop on the side of a hill, forming a bench at the level of the coal. After the coal is removed, the overburden is placed back on the bench to return the hill to its natural slope. Highwall mining is a form of mining in which a remotely controlled continuous miner extracts coal and conveys it via augers, belt or chain conveyors to the outside. The cut is typically a rectangular, horizontal cut from a highwall bench, reaching depths of several hundred feet or deeper. A highwall is the unexcavated face of exposed overburden and coal in a surface mine. Mountaintop removal mines are special area mines used where several thick coal seams occur near the top of a mountain. Large quantities of overburden are removed from the top of the mountains, and this material is used to fill in valleys next to the mine.

Transportation

        Coal used for domestic consumption is generally sold free on board at the mine, and the purchaser normally bears the transportation costs. Export coal, however, is usually sold at the loading port, and coal producers are responsible for shipment to the export coal-loading facility, with the buyer paying the ocean freight.

        Most electric generators arrange long-term shipping contracts with rail or barge companies to assure stable delivered costs. Transportation can be a large component of a purchaser's total cost. Although the purchaser pays the freight, transportation costs still are important to coal mining companies because the purchaser may choose a supplier largely based on cost of transportation. According to the National Mining Association ("NMA"), railroads account for nearly two-thirds of total U.S. coal shipments, while river barge movements account for an additional 13%. Trucks and overland conveyors haul coal over shorter distances, while barges, Great Lake carriers and ocean vessels move coal to export markets and domestic markets requiring shipment over the Great Lakes. Most coal mines are served by a single rail company, but much of the Wyoming Powder River Basin is served by two competing rail carriers, the Burlington Northern Santa Fe Railway and the Union Pacific Railroad. Rail competition in this major coal-producing region is important because rail costs constitute a significant portion of the delivered cost of Powder River Basin coal in eastern markets.

Recent Coal Market Conditions

        According to traded coal indices and reference prices, U.S. and international coal demand is currently at high levels, and coal pricing has increased year-over-year in nearly every significant U.S. and international market. We believe that current fundamentals in the U.S. coal industry are among the strongest in the past decade, supported primarily by:

  •
  stronger industrial demand following a recovery in the U.S. manufacturing sector, evidenced by the most recent estimate of 1.6% real GDP growth in the fourth quarter of 2005, as reported by the Bureau of Economic Analysis;

  •
  increasing demand for electricity for all sectors, with an increase in consumption of electricity generation of 1.8% in 2005, estimated by the EIA;

  •
  relatively low customer stockpiles, estimated by the EIA to be approximately 106.5 million tons at the end of November 2005, down 6.0% from the same period in the prior year;

  •
  declining coal production in Central Appalachia, including an average annual decline of 4.9% in Central Appalachian coal production volume from January 1, 2001 through December 31, 2004;

  •
  capacity constraints of U.S. nuclear-powered electricity generators, which operated at an average utilization rate of 89.4% in 2005, up from 77.4% in 1995, as estimated by the EIA;

  •
  constraints in the U.S. transportation system, with rail bottlenecks and rail maintenance downtime in the western United States limiting the shipment of coal from the Powder River Basin and other western regions to the eastern United States;

  •
  high current and forward prices for natural gas and heating oil, the primary fuels for electricity generation, with spot prices as of March 6, 2006, for natural gas and heating oil at $6.50 per million Btu and $1.75 per gallon, respectively, as reported by Bloomberg L.P.; and

  •
  increased international demand for U.S. coal for steelmaking, driven by global economic growth, high ocean freight rates and the weak U.S. dollar.

  Steam Coal Pricing

        U.S. spot steam coal prices have experienced significantly greater volatility over the past few years than they have historically. Starting in late 2000 and continuing through mid-2001, U.S. spot steam coal prices began to rise as a result of reduced supply, higher demand from utility and industrial consumers, and rising natural gas and oil prices. Beginning in the middle of 2001, U.S. spot steam coal prices declined due to the weakening domestic economy, higher utility consumer inventories and increases in supply as the coal production market reacted to the stronger prices during late 2000 and early 2001. Spot prices for U.S. steam coal remained relatively low through the end of 2001 and during 2002.

        During 2003, U.S. spot steam coal prices began to strengthen and have steadily increased since mid-2003, particularly for coals sourced in the eastern United States. Transportation capacity constraints in the West and increasing demand from eastern region customers have started putting pressure on Powder River Basin prices in early 2005.

        The following chart sets forth representative steam coal prices in the regions in which we produced, reported on a weekly basis for the period from January 1, 2001 to March 3, 2006.

  Metallurgical Coal Pricing

        Metallurgical coal prices in both the domestic and seaborne export markets have increased significantly over the past two to three years and remain strong due to tight supply and strong global steel production. The price increase in the U.S. metallurgical coal market is due in part to improved stability in the U.S. steel industry, which has increased domestic demand for metallurgical coal. The price increase in the U.S. metallurgical coal market has also been supported by tightening supply on the U.S. metallurgical coal supply side, where operating disruptions have reduced production at several U.S. metallurgical coal mines in recent years. Prices continued on an upward trend through late 2003 and into early 2005, but only for coals in the eastern United States. High demand for metallurgical coal worldwide put a strain on already tight eastern supplies. Increasing production from Australia and Canada will soften metallurgical coal prices over the longer term.

  NYMEX Market

        In 1996, NYMEX began providing companies in the electric power industry with secure and reliable risk management tools by creating a series of electricity futures contracts fashioned to meet the particular regional needs and practices of the power industry. The buying and selling of these futures contracts and the related options contracts provided the industry a price reference and risk management tool. In the restructured electric power industry, where the utility's ability to pass price increases along to customers was limited, the pricing of resources used to generate electricity became more important.

        Since coal is the largest single power generating fuel in the United States, the once relatively stable cash markets became more volatile and subject to strong market forces. In response to dramatic changes in both electric and coal industry practices, NYMEX, after conferring with coal producers and consumers, sought and received regulatory approval to offer coal futures and options contracts to allow these parties to better manage this volatility. On July 12, 2001, NYMEX began trading Central Appalachian coal futures.

        The Central Appalachian coal futures contract, which represents a 12,000 Btu per pound, 1% sulfur coal loaded in the barge on the Big Sandy River, is currently the only coal futures contract traded electronically on the NYMEX. The contract trades in one-barge increments of 1,550 tons. This contract was designed as a financial instrument to be settled on a monthly basis although it can be nominated for physical delivery.

        Coal futures provide the electric power industry with another set of risk management options, as well as offer coal producers necessary risk management tools:

  •
  Coal producers can sell futures contracts to lock in a specific sales price for a specific volume of the coal they intend to produce in coming months;

  •
  Electric utilities can buy coal futures to hedge against rising prices for their base load fuel;

  •
  Power marketers, who mitigate their generation price risk exposure, and hedge with electricity futures to control their delivery price risk;

  •
  Non-utility industrial coal users, such as steel mills, can use futures to lock in their own coal supply costs;

  •
  International coal trading companies can use futures to hedge their export or import prices; and

  •
  Power generating companies that use both coal and natural gas to produce electricity can use coal futures in conjunction with natural gas futures to offset seasonal cost variations and to take advantage of the "spark spread"—the differential between the cost of the two fuels and the relative value of the electricity generated by each of the two fuels

  Over-The-Counter Market

        The OTC coal market developed in the United States in 1997 as a risk-management tool allowing electricity generators to manage their inherent short fuel position. The OTC coal market serves traders, producers, energy merchants, and consumers of coal with instruments, including calls, puts and swaps, to hedge against price exposure and minimize the risks of volatility.

        A variety of coals trade in the OTC market. However, the majority of the activity is based on Central Appalachia rail coals, NYMEX look-alike barge coals and Powder River Basin coals. Both barge and rail coals are actively traded in the eastern United States. An OTC/NYMEX look-alike product has the same quality and delivery specifications criteria of the NYMEX futures contract. As many coals originating from the Kanawha River mimic NYMEX specifications, prices are often quoted at a discount (or basis) to NYMEX or NYMEX look-alike. Central Appalachia trades in train loads of 10,000 tons for either 1% sulfur or compliance sulfur originating typically from either the Big Sandy or Kanawha freight districts on the CSX Rail to the Kenova and Thacker freight districts on the NS Rail. Contracts for Powder River Basin coal, which are for 8,400 and 8,800 Btus per pound, are traded actively. The market is largely physical and trades in train lots of 14,500 short tons.

BUSINESS

Overview

        We are a rapidly growing producer and marketer of coal in Central and Northern Appalachia. Our Central Appalachian operations consist of twelve underground mines and seven surface mines in Kentucky and West Virginia, and our Northern Appalachian operations consist of two underground mines in Ohio. We market a broad range of mid to high Btu, low to medium sulfur steam coal to a diverse customer base of electric utilities in the United States, a majority of which have investment grade credit ratings. In addition, we market metallurgical coal for use by domestic and international steel producers. We are able to serve our customers through a variety of transportation options, including multiple rail lines, truck and barge. The vast majority of our steam coal production in Central Appalachia meets the specifications of both the OTC and the NYMEX markets, which provides us with additional marketing flexibility for this production. During the nine months ended December 31, 2005, we have achieved increased spot and contracted prices for the coals we produce due to strong demand fundamentals and a limited supply response in Central Appalachia. We believe these market conditions will continue for the foreseeable future.

        CAM Holdings LLC, our predecessor, was formed in April 2003 by entities managed by Wexford, a SEC registered investment advisor with over $4.0 billion of assets under management. Since its inception in 1994, Wexford has been an active and successful investor in a variety of sectors, including coal, exploration and production of oil and natural gas, oil and gas services and drilling, and natural resource businesses. Many of Wexford's investments involve controlling interests in private companies, both in the energy sector and in other areas, and Wexford has a track record of successfully growing such private companies. Please read "—Our Sponsor."

        We have grown through a series of strategic acquisitions and have substantially increased our coal production since our formation. These acquisitions included high quality coal reserves and union-free operations strategically located in the Appalachian region, had limited reclamation liabilities, were substantially free of other legacy liabilities and were financed without incurring a significant level of indebtedness. In the future, we expect to continue our strategy of acquiring attractive coal reserves, as well as selected oil and gas assets, as one of our strategies. Please read "—Our History" and "—Business Strategies."

        As of December 31, 2005, we owned or leased 141.9 million tons of proven and probable coal reserves, of which 92.8 million tons are located in Central Appalachia and 47.6 million tons are located in Northern Appalachia. Of our aggregate proven and probable reserves, 110.7 million tons are steam coal, which is primarily used by electric utilities and industrial customers to generate electricity, and 31.2 million tons are metallurgical coal, which is primarily used to produce coke, a key raw material used in the steel making process. In addition, as of December 31, 2005, we owned or leased 109.3 million tons of non-reserve coal deposits in Central and Northern Appalachia. We are continuously evaluating these deposits and looking for opportunities to acquire the mining rights for these deposits with the intent to convert a substantial portion of these non-reserve coal deposits to the proven and probable reserve category.

        For the nine months ended December 31, 2005, we sold 5.8 million tons of coal, of which 5.5 million tons were steam coal and 0.3 million tons were metallurgical coal. For the year ended March 31, 2005, we sold 7.1 million tons of coal, of which 6.8 million tons were steam coal and 0.3 million tons were metallurgical coal. We expect to add an additional 1.1 million tons of production capacity in the year ending March 31, 2007 from our new Glamorgan mine in Central Appalachia and our new Hopedale mine in Northern Appalachia. Each of these mines is in close proximity to our existing infrastructure of preparation plants and loadout facilities, thereby minimizing transportation costs for this additional production.

        For the nine months ended December 31, 2005 and the year ended March 31, 2005, we generated revenues of $255.3 million and $280.0 million, EBITDA of $34.5 million and $36.2 million and net income of $22.0 million and $28.1 million, respectively. Neither we nor CAM Holdings LLC, our predecessor, is subject to entity-level federal income tax. Effective January 1, 2005, our predecessor became subject to Kentucky state and local income taxes; however, upon the consummation of this offering, neither we nor any of our subsidiaries will be subject to such income taxes.

Competitive Strengths

        We believe the following competitive strengths will enable us to execute our business strategies successfully:

  •
  We have significant internal expansion opportunities that leverage our existing infrastructure.    As of December 31, 2005, we owned or leased 141.9 million tons of proven and probable coal reserves and an additional 109.3 million tons of non-reserve coal deposits. We believe that our proven and probable coal reserve base and our non-reserve coal deposits will allow us to significantly expand production on a capital efficient basis through the utilization of our existing infrastructure, as a significant portion of these reserves and non-reserve coal deposits are located in close proximity to our existing operations. For example, we expect to add an additional 1.1 million tons of production capacity in the year ending March 31, 2007 from our new Glamorgan mine which utilizes our existing Rob Fork preparation plant and our new Hopedale mine which utilizes our existing Nelms preparation plant. The proximity of these new mines to our existing infrastructure minimizes the costs of transporting the coal to the processing facilities.

  •
  We have an attractive portfolio of long-term contracts.    As of December 31, 2005, we had sales commitments for 86% and 54% of our planned production for the years ending March 31, 2007 and 2008, respectively. A majority of these customers have investment grade credit ratings. We believe our long-term supply agreements provide us with a reliable revenue base for the next two years, while at the same time our uncommitted position has enabled us to increase our participation in the strong coal pricing environment by booking more committed business at currently higher market prices. Of the 26.3 million tons of coal committed under our long-term contracts as of December 31, 2005, a majority is committed to customers or counterparties with investment grade credit ratings.

  •
  We offer a variety of high quality steam and metallurgical coal that meets our customers' needs.    Our customers, which include electric utilities in the United States as well as domestic and international steel producers, demand a variety of coal types and characteristics. Our broad mix of coal types and qualities includes a range of mid to high Btu coal, low to medium sulfur steam coal and metallurgical coal. The vast majority of our steam coal production in Central Appalachia also meets the specifications of both the OTC and NYMEX markets. In addition, the substantial planned increase in the number of electrical generating plants utilizing pollution control devices should create an expanding market for our Northern Appalachia coals. Such product diversity combined with our array of transportation options allows us to generate sales opportunities for expanded production and helps to limit our exposure to a downturn in any single market segment. In addition, our variety of coal qualities also allows us to blend coal in order to meet the exact specifications of our customers. Our access to a comprehensive range of high Btu steam and metallurgical quality coals through our existing and/or planned projects allow us to market differentiated coal products to a variety of customers with different metallurgical coal quality demands, which allows us to benefit from particularly strong pricing dynamics in the current metallurgical coal market.

  •
  We have a low level of long-term liabilities.    We believe that compared to other publicly traded U.S. coal producers, we have among the lowest level of long-term debt, legacy reclamation liabilities and postretirement employee obligations. After giving effect to this offering and the related transactions, we estimate that our pro forma long-term debt as of December 31, 2005 would have been $56.1 million. Pursuant to our strategy, we have avoided taking on reclamation and postretirement employee liabilities to the extent possible. As of December 31, 2005, we had reclamation liabilities and mine closing costs of $21.2 million and postretirement benefit obligation of $3.8 million. In addition, our workforce is union free, which minimizes employee-related liabilities commonly associated with union-represented mines. We believe our low level of long-term liabilities will afford us significant financial flexibility to make acquisitions, invest in our existing operations and reserves and manage our operations through periods of declining coal prices.

  •
  Our mining activities are strategically located.    Our mining operations are located near many major power generation facilities and on or near coal-hauling railroads in the eastern United States, including the CSX Rail, NS Rail and OHC Rail. Additionally, certain of our mines are located within economical trucking distance to the Big Sandy River and/or the Ohio River where our coal can be transported by barge. Cost and availability of transportation are important marketability factors because our customer generally pays the transportation costs for the delivery of coal, and these costs represent a significant portion of the customer's total cost of delivered coal. We believe the geographic location of our mines and the multiple transportation options we can provide give us a transportation cost advantage compared to many of our competitors.

  •
  We have a strong safety record that has received industry-wide recognition.    For the twelve months ended December 31, 2005, our nonfatal days lost incidence rate for our operations was 52% below the industry average. For the twelve months ended December 31, 2005, our operations received 33% fewer violations per inspection day than the national average according to the MSHA. We have also been recognized by the MSHA and the NMA, among others, for our safety record, with certain of our operations having been awarded the Sentinels of Safety Award, the Pacesetter Award, the Group Safety Award and the 100% Award. Please read "—Regulation and Laws—Mine Health and Safety Laws." Our focus on safety reduces the likelihood of disruption of production at our mines, which leads to higher productivity and improved financial performance.

  •
  We have an experienced management team and benefit from our relationship with our sponsor, Wexford.    The members of our senior management team have, on average, 26 years of coal industry and coal industry related experience and have a demonstrated track record of acquiring, building and operating coal businesses profitably and safely throughout the United States, including the Appalachian region. Since April 2003, our management team has successfully facilitated the acquisition of more than 141.9 million tons of coal reserves and 109.3 million tons of non-reserve coal deposits and increased our production from zero to 9 million tons through the acquisition of 15 mines and the opening of 10 new mines. In addition, our sponsor has extensive experience in numerous segments across the energy sector, including the acquisition and operation of oil and natural gas assets. We believe this sponsor relationship will allow us to grow our coal assets and acquire selected non-coal natural resource assets in the future. Please read "—Our Sponsor."

Business Strategies

        Our primary business objective is to increase distributable cash flow per unit by continuing to execute the following strategies:

  •
  Maximize profitability and cash flow through highly efficient mining operations.    We are focused on maximizing profitability and cash flow and are continually evaluating and assessing our current operations in order to achieve maximum operating efficiency. We have made a significant investment in assembling what we believe is one of the industry's newest fleets of equipment and are continuously implementing new technologies and mining methods that will decrease cost and increase productivity. We generally adhere to a predetermined schedule for replacing or rebuilding equipment that maximizes fleet availability. We are committed to the training of employees to promote productivity and safety. We plan to continue to focus on improving productivity and reducing our production costs in order to achieve higher margins on our coal and to increase cash flow.

  •
  Prudently manage cash flow fluctuations through long-term sales contracts and forward purchases of equipment and supplies.    We have entered into long-term sales contracts and at the same time have attempted to lock in as much of our future costs as possible so as to insure an attractive profit margin. We intend to continue to enter into long-term coal sales contracts to provide us with a reliable revenue base, while maintaining uncommitted planned production that enables us to take an opportunistic approach to selling our coal in the current strong coal pricing environment. Where possible, we seek to enter into long-term coal sales contracts that include price escalation provisions and cost adjustment provisions which reimburse us for higher raw material costs and unanticipated increases in local and state production-based taxes. When appropriate, we will continue to enter into forward purchases of fuel, supplies and equipment to provide certainty of costs and ensure our ability to fulfill production commitments at the time we enter into sales contracts.

  •
  Extend the lives of our mines through the development of our coal reserves and non-reserve coal deposits using our existing infrastructure.    We have substantial reserves and non-reserve coal deposits in the vicinity of our existing infrastructure that we believe will support substantial growth in production without significant capital expenditures on additional infrastructure. In addition to our Glamorgan and Hopedale mine developments, we have significant opportunities to develop existing reserves that can utilize existing processing and loading facilities. We also intend to further leverage our infrastructure by acquiring coal properties in close proximity to our current operations to (1) extend the lives of our mines, (2) maximize the efficiencies of our processing and distribution infrastructure and (3) provide us low cost opportunities for new mine development. We also maintain an aggressive program of systematically exploring our reserves and non-reserve coal deposits and acquiring needed mining rights. Our extensive evaluation procedures provide data to, among other things, assist us in determining legal and economic feasibility of our non-reserve coal deposits to allow reclassification to the reserve category.

  •
  Selectively expand our operations through strategic acquisitions.    Since our predecessor's inception in April 2003, we have grown through a series of strategic acquisitions of mining operations and reserves and infrastructure located primarily in Central and Northern Appalachia. We believe that consolidation in the coal industry will continue, particularly in the areas in which we operate, where there continues to be many independent operators. We will continue our selective pursuit of strategic and accretive acquisitions of such assets both within our existing areas of operations and in new geographic areas. In addition, we intend to acquire selected other natural resource assets and operations, most notably oil and natural gas assets, in regions where we or our sponsor have substantial experience in identifying and acquiring stable, cash generating assets at attractive valuations. We believe this disciplined acquisition strategy focused on acquiring coal and selected oil and gas assets and operations and assets at attractive valuations, and in regions where we have substantial knowledge and a competitive advantage versus other acquirers, will enhance the stability and diversity of our cash flow growth, while limiting to the extent possible the assumption of debt and reclamation and employee-related liabilities. We believe our financial strength and management depth will contribute to successfully identifying and consummating strategic and accretive acquisitions.

  •
  Provide a mix of coal types and qualities and transportation alternatives to satisfy our customers' needs.    Our mix of coal types and qualities includes mid and high Btu coal, low and medium sulfur steam coal and metallurgical coal. In addition, the vast majority of our steam coal production in Central Appalachia meets the specifications of both the OTC and NYMEX markets, which provides us with additional marketing flexibility. We also have the ability to transport coal to our customers by multiple rail lines, barge and truck. This variety not only helps us to attract many utility, industrial and steel customers but also helps to minimize our exposure to decreases in demand for specific products. We intend to continue to provide a wide variety of products combined with an array of transportation options, which we believe will allow us to generate sales opportunities for expanded production and to take advantage of sales opportunities where the markets will allow us to achieve optimal pricing.

  •
  Focus on excellence in safety and environmental stewardship.    We intend to maintain our recognized leadership in operating some of the safest mines in the United States and in achieving recognized standards of environmental excellence. We continue to implement safety measures that are designed to promote safe operating practices and to emphasize environmental stewardship to our employees. For the twelve months ended December 31, 2005, our nonfatal days lost incidence rate, which is an industry standard used to describe occupational injuries that result in loss of one or more days from an employee's scheduled work, was 52% below the industry average. Our ability to minimize lost-time injuries and environmental violations improves our operating efficiency which directly improves our cost structure and financial performance as well as bolsters employee morale.

Our History

        CAM Holdings LLC, our predecessor, was formed in April 2003 by entities managed by Wexford. Please read "—Our Sponsor." Terry N. Coleman, the Chief Executive Officer of our general partner, was at that time serving as a consultant to the coal industry and to Wexford. Since our inception, our strategy has been to acquire coal reserves and properties with relatively long lives and which could be developed with low risk at a reasonable cost. We have accomplished this through a series of property purchases and coal reserve leases and by avoiding the assumption of significant legacy liabilities.

        In May 2003, we made our first acquisition from Lodestar Energy Inc. ("Lodestar"). The acquisition, which we refer to as Tug River, included 20.6 million tons of surface and underground proven and probable reserves and 0.7 million tons of non-reserve coal deposits and equipment in Pike County, Kentucky that are serviced by the NS Rail. These assets were purchased free of legacy liabilities associated with inactive properties. In May 2003, we purchased additional assets in Pike County from Lodestar. These assets included 5.0 million tons of underground proven and probable reserves and 0.5 million tons of non-reserve coal deposits and equipment, including the Chapperal preparation plant, that are serviced by the CSX Rail.

        In August 2003, we acquired control of 15.3 million tons of underground proven and probable reserves and 24.5 million tons of non-reserve coal deposits from West Virginia Mid-Vol, Inc. These properties, which comprise our Bolt field, are located in the Beckley and Sewell coal seams in Raleigh County and Wyoming County, West Virginia and are capable of being serviced by the NS Rail. The acquisition, which included significant infrastructure including shafts, slopes, ventilation systems and other surface facilities, represents a significant opportunity to develop a high quality metallurgical coal operation.

        In February 2004, we acquired leases covering 5.9 million tons of surface proven and probable reserves and 7.6 million tons of non-reserve coal deposits in Pike County, Kentucky, adjacent to the Tug River properties, from Pompey Coal Corporation and Berkeley Energy Corporation. This acquisition also included a long-term lease from Appalachian Land Company and a unit train loading facility on the NS Rail, which we refer to as the Jamboree loadout. The acquisition of the Jamboree loadout, consistent with our business strategy, allowed us to build a large block of contiguous surface reserves that could be serviced from a single shipping location.

        In April 2004, we acquired control of 18.8 million tons of surface and underground proven and probable reserves and 6.6 million tons of non-reserve coal deposits in Mingo County, West Virginia, from H&L Construction Co., Inc. and Little Boyd Coal Co., Inc. These properties, which are located across the Tug River from our existing properties, brought our total proven and probable reserves in the Tug River area to 45.3 million tons. Coal from these properties is also shipped through the Jamboree loadout. The mobile mining equipment included in this acquisition was sold to a contract miner who is currently mining this property for us.

        In April 2004, we also acquired coal assets from subsidiaries of American Electric Power Company, Inc., AEP Coal, Inc. and certain of its affiliates ("AEP") in eastern Kentucky, Ohio and Pennsylvania. In this transaction, we acquired only active mining areas and did not assume any legacy liabilities related to AEP's inactive mining areas. We assumed existing below-market coal contracts for the delivery of 1.6 million tons of coal in 2005, 0.6 million tons in 2006 and 0.4 million tons in 2007. The acquisition included 18.4 million tons of surface and underground proven and probable reserves and 11.5 million tons of non-reserve coal deposits in Kentucky and 50.0 million tons of underground proven and probable reserves and 43.7 million tons of non-reserve coal deposits in Ohio and Pennsylvania and a substantial amount of infrastructure. In Kentucky, this infrastructure included the Rob Fork preparation plant and unit loadout facility on the CSX Rail and six underground mines and two surface mines, Bevins Branch and Three Mile, collectively referred to as the Rob Fork mining complex. The Ohio assets included the Cadiz underground mine, which will be mined out by the end of 2006, and the Nelms preparation plant near Cadiz, Ohio. The Ohio assets also included the Hopedale mine which was shut in the 1980s and subsequently reopened by us in September 2005. The Hopedale mine, which will replace production from the Cadiz mine, has 10.9 million tons of underground proven and probable reserves and 6.2 million tons of non-reserve coal deposits and an expected reserve life of at least ten years at its planned production rate.

        In December 2004, we acquired leases for 7.5 million tons of surface proven and probable reserves and 9.6 million tons of non-reserve coal deposits near our Bevins Branch mine from Millers Creek Resources, Inc., Prater Creek Coal Corporation and Alma Land Company. We also leased additional 1.0 million tons of surface proven and probable reserves and 3.0 million tons of non-reserve coal deposits from Elk Horn Properties at Bevins Branch mine. These transactions extended the expected life of the Bevins Branch mine by approximately 10 years, based on current production rates. Subsequent to the AEP acquisition, we leased 2.2 million tons of surface proven and probable reserves from various lessors which extended the life of our Three Mile mine by three years. The coal from both the Bevins Branch and the Three Mile mines is processed and shipped at the Rob Fork facility. The acquisition of the Rob Fork facility enabled us to close the Chapperal distribution system acquired from Lodestar and integrate those operations.

        In March 2005, we leased 9.2 million tons of underground proven and probable reserves of high volatile metallurgical coal from Big Sandy Company L.P. The acquisition of these reserves allowed us to increase our participation in the metallurgical coal market. These reserves are accessed from a mine portal adjacent to the Rob Fork facility and therefore require no trucking costs from mine to the plant.

        In November 2005, we acquired 1.8 million tons of surface proven and probable reserves and 0.7 million tons of non-reserve coal deposits and assumed control of a surface mining operation near Pikeville, Kentucky from M&D Pipeline Inc.

Our Sponsor

        CAM Holdings LLC, our predecessor, was formed in 2003 by entities managed by Wexford, an SEC registered investment advisor with approximately $4.4 billion of assets under management. Upon the consummation of this offering, the Wexford Funds and an officer of our general partner, will own a 86.8% limited partner interest and our general partner will own the 2% general partner interest in us and the incentive distribution rights in return for the agreement by our general partner to render all services necessary for the management of our operations. The Wexford Parties will own 100% of the ownership interests of our general partner.

        Wexford has a staff of approximately 60, including 29 investment professionals. Wexford's principals and senior employees have significant backgrounds in various aspects of business, finance, and law, and significant experience in evaluating, making and managing investments, in sophisticated financing strategies, in market analysis and in other areas that are relevant to our business. Since its inception in 1994, Wexford has been an active and successful investor in a variety of sectors, including energy and natural resource businesses. Wexford has made numerous investments in various aspects of the energy sector, and at present holds substantial interests in oil, gas and coalbed methane assets of companies in major producing areas of the United States and abroad. In addition, Wexford has controlling interests in Gulfport Energy Corporation, an oil and gas exploration and production company, Bronco Drilling Company Inc., a land drilling and oil field services company, a privately owned oil field services company, and other businesses in the energy sector. Through these and other investments, Wexford has demonstrated a proven and profitable track record in identifying, acquiring, and developing oil and natural gas assets in a broad number of operating basins in North America and abroad.

        Many of Wexford's investments involve controlling interests in private companies, both in the energy sector and in other areas, and Wexford has a track record of successfully growing such private companies. Wexford's strategy for such companies, including CAM Holdings LLC, involves recruiting strong management teams to focus on, among other things, internal growth and acquisitions of assets. In addition, Wexford often assists these management teams in adding capabilities to expand into complementary business lines. This approach has been successfully employed by Wexford in its energy companies. Wexford and entities in which it owns an interest may compete with us for acquisition opportunities and potentially will compete with these entities for new business or extensions of the existing services provided by us, creating actual and potential conflicts of interest between us and affiliates of our general partner. Please read "Risk Factors—Risks Inherent in an Investment in Us—Our sponsor, Wexford, and affiliates of our general partner may compete with us."

        In addition to recruiting strong management teams, Wexford provides substantial ongoing assistance to the companies it controls. Such assistance includes market analysis and analysis of industry trends, sales and hedging assistance, assistance in acquisitions, financings and other transactions, legal and corporate secretary support, accounting support and investor relations.

        In addition to its interests in the energy sector, Wexford has significant involvement in the natural resource transportation sector, including existing or previous investments in oil tankers and coal and iron ore bulk carriers. Wexford also has significant expertise and experience in distressed investments, and its first involvement with the coal industry was through the purchase of distressed securities of certain coal companies.

        With its diverse background in the energy sector and in related sectors, in managing private companies and in financing and acquisition transactions, Wexford has provided us with substantial assistance. In the future, we would expect that Wexford will continue to be involved in providing such assistance as well as strategic guidance concerning the growth of us and our mining operations and making other major decisions concerning our business.

        Our general partner and its affiliates, including Wexford, will not receive any management fee or other compensation in connection with its management of our business but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Wexford will charge on a fully allocated cost basis for services provided to us, other than legal support, which will be on an hourly basis. This fully allocated cost basis is based on the percentage of time spent by Wexford personnel on our matters and includes the compensation paid by Wexford to such persons and their allocated overhead. The allocation of compensation expense for those executive officers of our general partner who are employees of Wexford will be determined based on a good faith estimate of the value of each such officer's services performed on our business and affairs, subject to the approval of the audit committee of our general partner. The fully allocated basis charged by Wexford does not include a profit component. Our general partner will be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read "Certain Relationships and Related Party Transactions."

Coal Operations

  Mining Operations

        As of December 31, 2005, we operated two mining complexes in Central Appalachia (Tug River and Rob Fork) and one mining complex in Northern Appalachia (Cadiz). We define a mining complex as a central location for processing raw coal and loading coal into railroad cars or trucks for shipment to customers. These mining facilities include five preparation plants and/or loadouts, each of which receive, blend, process and ship coal that is produced from one or more of our 21 active surface and underground mines. All of our preparation plants are modern plants that have both coarse and fine coal cleaning circuits.

        Our surface mines include area mining, mountaintop removal and contour mining as well as highwall mining. These operations use truck and wheel loader equipment fleets along with large production tractors. Our underground mines include drift and slope operations utilizing the room and pillar mining method. These operations generally consist of one or more single or dual continuous miner sections which are made up of the continuous miner, shuttle cars, roof bolters, feeder and other support equipment. We currently own most of the equipment utilized in our mining operations. We employ preventive maintenance and rebuild programs to ensure that our equipment is modern and well-maintained. The rebuild programs are performed either by an on-site shop or by third-party OEM manufacturers. The mobile equipment utilized at our mining operations is scheduled for replacement on an on-going basis with new, more efficient units according to a predetermined schedule.

        Central Appalachia.    We operate two mining complexes in Central Appalachia consisting of 12 underground mines, five of which are company-operated with the remaining seven being contractor-operated. In addition, we operate five company surface mines and we have two contractor-operated surface mines. In the nine months ended December 31, 2005, these mines produced an aggregate of 4.5 million tons of steam coal and 0.2 million tons of metallurgical coal. We own or control 92.8 million tons of proven and probable coal reserves and 65.6 million tons of non-reserve coal deposits in Central Appalachia.

        The following table provides summary information regarding our mining complexes in Central Appalachia as of and for the nine months December 31, 2005 and for the year ended March 31, 2005:

						Tons Produced
			Number and Type of Mines(1)			For the Year Ended March 31, 2005	For the Nine Months Ended December 31, 2005
Mining Complex (Location)	Prep Plants and Loadouts	Transportation	Company- Operated Mines	Contractor- Operated Mines	Total Mines
						(in millions)
Tug River (KY, WV)	Jamboree; Point Rock	NS, Truck, Barge	2S	3U; 2S	3U; 4S	1.7	1.7
Rob Fork (KY)	Rob Fork; Chapperal	CSX, Truck, Barge	5U; 3S	4U	9U; 3S	2.7	2.7

Total			5U; 5S	7U: 2S	12U; 7S	4.4	4.4

NS = Norfolk Southern Rail            S = Surface mine
CSX = CSX Rail                                U = Underground mine

(1)
Number indicates the number of mines at the mining complex.

        Tug River Mining Complex.    The following map outlines the mines and preparation plant and loadout that comprises our Tug River mining complex as of December 31, 2005:

[Tug River Mining Complex Map]

        Our Tug River mining complex consists of property in Kentucky and West Virginia that borders the Tug River and includes 40.9 million tons of proven and probable coal reserves and 15.0 million tons of non-reserve coal deposits. Of this amount, 17.8 million tons of proven and probable reserves and 6.6 million tons of non-reserve coal deposits are located in Mingo County, West Virginia and 23.1 million tons of proven and probable reserves and 8.4 million tons of non-reserve coal deposits are located in Pike County, Kentucky. Our Bolt field consists of 15.2 million tons of proven and probable reserves and 24.5 million tons of non-reserves coal deposits are in seams located near Beckley, West Virginia. The coal from our Bolt field is high quality metallurgical coal. We recently completed a drilling program and are currently developing a plan to begin producing this coal.

        Our Tug River mining complex produces coal from two company-operated surface mines, two contractor-operated surface mines and three contractor-operated underground mines. Coal production from these mines is trucked to either the Jamboree loadout or the Point Rock preparation plant for processing and loading. Both of these facilities are located on the NS Rail. The Jamboree facility is a modern unit train loadout with batch weighing equipment capable of loading in excess of 10,000 tons into railcars in less than four hours. Jamboree is used primarily to process surface mined coal which is sold as steam coal to electric utilities. Metallurgical and industrial coals produced primarily from the underground mines are processed and shipped at the Point Rock facility. The combined processing capacity of the Jamboree and Point Rock facilities was in excess of 4.0 million tons per year as of December 31, 2005.

        Rob Fork Mining Complex.    The following map outlines the mines and preparation plants that comprises our Rob Fork mining complex as of December 31, 2005:

[Rob Fork Mining Complex Map]

        Our Rob Fork mining complex is located in eastern Kentucky and includes 36.7 million tons of proven and probable coal reserves and 26.1 million tons of non-reserve coal deposits. Of this amount, 36.7 million tons of proven and probable reserves and 26.1 million tons of non-reserve coal deposits are located in Pike County, Kentucky.

        Our Rob Fork mining complex produces coal from three company-operated surface mines, five company-operated underground mines and four contractor-operated underground mines. All of the coal production is currently trucked to the Rob Fork preparation plant; however, after the development of the Glamorgan mine is completed, coal from that mine will be delivered by conveyor. The Rob Fork facility located on the CSX Rail consists of a modern 800 tons per hour plant utilizing heavy media circuitry and is capable of cleaning coarse and fine coal size fractions combined with a unit train loadout with batch weighing equipment capable of loading in excess of 10,000 tons into railcars in less than four hours. The facility has significant blending capabilities allowing the blending of raw coals with washed coals to meet a wide variety of customers' needs. From the Rob Fork complex, we sell steam coals, high volatile metallurgical coal and industrial stoker. Also, we own the Chapperal facility located on the CSX Rail which consists of a 400 ton per hour preparation plant and 90 railcar capacity loadout. In January 2005, we idled the Chapperal facility but operations could be reestablished within 60 days if the additional capacity is needed. The combined processing capacity of the Rob Fork and Chapperal facilities was in excess of 6.0 million tons per year as of December 31, 2005.

        Northern Appalachia.    We operate one mining complex in Ohio consisting of two underground mines (Cadiz and Hopedale) and a preparation plant. Coal produced from each of these mines is first cleaned at our Nelms preparation plant located on the OHC Rail in Cadiz, Ohio and then shipped by train or truck to the customer. These two underground mining operations currently produce an estimated 1.6 million tons of steam coal annually. We expect that the Cadiz mine reserve will be exhausted by March 2007 at which time we will be producing exclusively from the Hopedale mine. The Hopedale mine is an underground mine located in Hopedale, Ohio about five miles northeast of Cadiz, Ohio. We expect the Hopedale mine will produce 1.6 million tons of steam coal annually when full production is achieved. In addition, we own an additional 16.7 million tons of proven and probable coal reserves and 10.5 million tons of non-reserve coal deposits located in the Leesville field in Ohio and 13.8 million tons of proven and probable coal reserves and 7.6 million tons of non-reserve coal deposits in Pennsylvania.

        The following table provides summary information regarding our mining complex in Northern Appalachia as of and for the nine months ended December 31, 2005 and for the year ended March 31, 2005:

						Tons Produced
			Number and Type of Mines(1)			For the Year Ended March 31, 2005	For the Nine Months Ended December 31, 2005
Mining Complex (Location)	Prep Plants and Loadouts	Transportation	Company- Operated Mines	Contractor- Operated Mines	Total Mines
						(in millions)
Cadiz (OH)	Nelms	OHC, Truck, Barge	2U	—	2U	1.5	1.0

OHC = Ohio Central Rail            U = Underground mine

(1)
Number indicates the number of mines at the mining complex.

        The following map outlines the mines and preparation plant that comprises our Cadiz mining complex as of December 31, 2005:

[Cadiz Mining Complex Map]

        Colorado.    We operate an underground mine in Colorado in the Western Bituminous region under a contract mining agreement with CAM-Colorado LLC, an entity owned by the Wexford Funds and an officer of our general partner. The mine is the McClane Canyon Mine near Loma, Colorado and is located on property leased by CAM-Colorado LLC from the BLM. We have the right pursuant to the contract mining agreement to produce approximately 300,000 tons per year ending March 31, 2011. The maximum tonnage which we will produce under the contract mining agreement will be 1.5 million tons. We currently sell the coal produced from the McClane Canyon mine to Xcel Energy Inc.'s ("Xcel") Cameo plant, located east of Grand Junction, Colorado. The current contract with Xcel will expire December 31, 2008. We plan to renew this contract. Under the contract mining agreement we pay all costs associated with the mining operation, including royalties due to BLM. We retain the purchase price received for the sale of the coal and pay to CAM-Colorado LLC a per ton amount of $0.50. Please read "Certain Relationships and Related Party Transactions—Colorado Mining Agreement" and "—Shared Services Agreement."

  Transportation

        We ship coal to our customers by rail or truck. The majority of our coal is transported to customers by either the CSX Rail or the NS Rail in eastern Kentucky and by the OHC Rail in Ohio. We also transport coal by truck in Colorado. In addition, coal from certain of our mines are located within economical trucking distance to the Big Sandy River and/or the Ohio River and can be transported by barge. It is customary for rail customers to pay the transportation costs to their plants. For the nine months ended December 31, 2005, substantially all of our coal sales tonnage was shipped by rail.

        We believe we enjoy good relationships with rail carriers and truck companies due, in part to our modern coal-loading facilities at our loadouts and the working relationships and experience of our transportation and distribution employees.

Coal Reserves and Non-Reserve Coal Deposits

        Our coal reserve and non-reserve coal deposit estimates are based on geological data assembled and analyzed by our staff of geologists and engineers and economic data such as cost of production, projected sale price as well as other data concerning permittability and advances in mining technology. These estimates are periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or sales of coal properties will also change theses estimates. Changes in mining methods may increase or decrease the recovery basis for a coal seam as will plant processing efficiency tests. We maintain reserve and non-reserve coal deposit information in secure computerized databases, as well as in hard copy. The ability to update and/or modify the estimates of our coal reserves and non-reserve coal deposits is restricted to a few individuals and the modifications are documented.

        Periodically, we retain outside experts to independently verify our coal reserves and our non-reserve coal deposits. The most recent review was completed as of December 31, 2005 and covered all of our reserves and non-reserve coal deposits. The results verified our estimates, with minor adjustments and included an in-depth review of our procedures and controls. Our reserves of 141.9 million tons and our non-reserve coal deposits of 109.3 million tons as of December 31, 2005 were confirmed by Marshall Miller.

  Coal Reserves

        "Reserves" are defined by the SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Industry Guide 7 divides reserves between "proven (measured) reserves" and "probable (indicated) reserves" which are defined as follows:

  •
  "Proven (measured) reserves." Reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

  •
  "Probable (indicated) reserves." Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        As of December 31, 2005, 99.4 million tons of our 141.9 million tons of proven and probable reserves, are assigned reserves, which are coal reserves that can be mined without a significant capital expenditure for mine development, and 42.6 million tons are unassigned reserves, which are coal reserves that we are holding for future development and, in most instances, would require new mining equipment, development work and possibly preparation facilities before we could commence coal mining.

        We currently own 35% of our coal reserves and lease 65% of our reserves from various third-party landowners. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased priorities are not completely verified until we prepare to mine those reserves.

        The following table provides information as of December 31, 2005 on the location of our operations and the type, amount and ownership of the coal reserves:

	Proven and Probable Reserves(1)
		Total Tons		Total Tons		Total Tons
Area (Location)	Total Tons
		Assigned(2)	Unassigned(2)	Owned	Leased	Steam	Metallurgical
	(in million tons)
Central Appalachia
Tug River Complex (KY, WV)	40.9	34.1	6.8	—	40.9	34.9	6.0
Rob Fork Complex (KY)	36.7	36.7	—	9.5	27.2	26.7	10.0
Bolt Field (WV)	15.2	15.2	—	—	15.2	—	15.2

Total Central Appalachia	92.8	86.0	6.8	9.5	83.3	61.6	31.2

Northern Appalachia
Cadiz Complex (OH)	17.1	11.8	5.3	10.2	6.9	17.1	—
Leesville Field (OH)	16.7	—	16.7	16.7	—	16.7	—
Springdale Field (PA)	13.8	—	13.8	13.8	—	13.8	—

Total Northern Appalachia	47.6	11.8	35.8	40.7	6.9	47.6	—

Colorado
McClane Canyon Mine (CO)	1.5	1.5	—	—	1.5	1.5	—

Total	141.9	99.3	42.6	50.2	91.7	110.7	31.2

Percentage of total		70%	30%	35%	65%	78%	22%

(1)
The proven and probable reserves are reported as recoverable reserves, which is the portion that could be economically and legally extracted or produced at the time of the reserve determination, taking into account mining recovery and preparation plant yield.

(2)
Assigned reserves mean coal reserves that have been committed by us to operating mine shafts, mining equipment and plant facilities and so can be mined without a significant capital expenditure for mine development. Unassigned reserves represent coal reserves that have not been committed and that would require new mineshafts, mining equipment or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital expenditures before production can begin.

        The following table provides information on particular characteristics of our coal reserves as of December 31, 2005:

	As Received Basis(1)				Proven and Probable Reserves
						Sulfur Content
Area (Location)		% Sulfur		SO2/mm Btu
	% Ash		Btu/lb.		Total	<1%	1-1.5%	>1.5%	Unknown
						(in million tons)
Central Appalachia
Tug River Complex (KY, WV)	9.51%	1.01%	12,297	1.64	40.9	29.0	9.9	1.8	0.2
Rob Fork Complex (KY)	6.61%	1.05%	13,218	1.59	36.7	27.3	2.3	6.7	0.4
Bolt Field (WV)	3.68%	0.58%	14,086	0.82	15.2	15.2	—	—	—

Total Central Appalachia	7.24%	0.95%	13,033	1.47	92.8	71.5	12.2	8.5	0.6

Northern Appalachia
Cadiz Complex (OH)	6.52%	2.22%	13,051	3.40	17.1	—	—	17.1	—
Leesville Field (OH)	6.21%	2.21%	13,152	3.36	16.7	—	—	16.7	—
Springdale Field (PA)	6.63%	1.72%	13,443	2.56	13.8	—	—	13.8	—

Total Northern Appalachia	6.52%	2.22%	13,051	3.40	47.6	—	—	47.6	—

Colorado
McClane Canyon Mine (CO)	12.00%	0.57%	11,522	0.98	1.5	1.5	—	—	—

Total	7.05%	1.37%	13,023	2.11	141.9	73.0	12.2	56.1	0.6

Percentage of total						51%	9%	40%	—

(1)
As received represents an analysis of a sample as received at a laboratory.

  Non-Reserve Coal Deposits

        Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points, and therefore warrants further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by standards of the SEC until a final comprehensive evaluation based on unit cost per ton, recoverability and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitations, or both.

        As of December 31, 2005, 53.4 million tons of our 109.3 million tons of non-reserve coal deposits are assigned, which means that they can be mined without a significant capital expenditure for mine development, and 55.9 million tons are unassigned, which are coal deposits that we are holding for future development and, in most instances, would require new mining equipment, development work and possibly preparation facilities before we could commence coal mining.

        We currently own 36% of our non-reserve coal deposits and lease 64% of our non-reserve coal deposits from various third-party landowners. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to lands and non-reserve coal deposits of the lessors or grantors and the boundaries of our leased priorities are not completely verified until we prepare to mine the coal.

        The following table provides information as of December 31, 2005 on our non-reserve coal deposits:

	Non-Reserve Coal Deposits
		Total Tons		Total Tons		Total Tons
Area	Total Tons
		Assigned(1)	Unassigned(2)	Owned	Leased	Steam	Metallurgical
	(in million tons)
Central Appalachia	65.6	47.2	18.4	6.1	59.5	34.0	31.6
Northern Appalachia	43.7	6.2	37.5	33.1	10.6	43.7	—

Total	109.3	53.4	55.9	39.2	70.1	77.7	31.6

Percentage of total		49%	51%	36%	64%	71%	29%

(1)
Assigned non-reserve coal deposits mean coal deposits that have been committed by us to operating mine shafts, mining equipment and plant facilities and so can be mined without a significant capital expenditure for mine development.

(2)
Unassigned non-reserve coal deposits represent coal deposits that have not been committed and that would require new mineshafts, mining equipment or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal deposits will require substantial capital expenditures before production can begin.

Oil and Gas Operations

        We presently do not own or operate any oil and natural gas assets. However, one of our business strategies is to enhance the stability and growth in our distributions to our unitholders through acquiring selected oil and gas assets at attractive valuations. We believe that we can grow our distributable cash flows and enhance the stability of our cash flow by:

  •
  maintaining a disciplined acquisition policy focused on acquiring high quality assets and attractive valuations;

  •
  increasing the production from these oil and natural gas assets through low risk, low cost exploitation drilling;

  •
  maintaining direct operating control over these assets to control their operating costs; and

  •
  reducing commodity price risk through hedging.

        Our sponsor, Wexford, has substantial experience in acquiring and operating oil and gas assets and will assist us in identifying and retaining additional members of our management team with extensive expertise in acquiring and operating oil and gas assets.

Customers

  General

        Our primary customers for our steam coal are U.S. electric utilities, a majority of which have investment grade credit ratings, and for our metallurgical coal are brokers who sell to domestic and international steel producers. For the nine months ended December 31, 2005, 95% of our sales was steam coal and the remaining 5% was metallurgical coal. The majority of our customers purchase coal for terms of one to three years but we also supply coal on a spot basis for some of our customers. We derived 73.9% of our revenue from coal sales to our ten largest customers for the nine months ended December 31, 2005, with our single largest customer, American Electric Power Company Inc., accounting for 20.1% of our coal revenue for that period.

        At various times we also actively participate in the OTC market which has two qualities of steam coal that is generic to Central Appalachia. The OTC market utilizes a broker network to match buyers and sellers. The OTC transactions can have terms of one month to three years and are primarily for physical delivery.

  Long-Term Coal Supply Contracts

        We have entered in long-term contracts (exceeding one year in duration) with many of our customers. As of December 31, 2005, we have total forward sales commitments of 23.6 million tons through calendar year 2015. Our sales commitments total 8.4 million tons and 6.9 million tons for the years ending March 31, 2007 and 2008, respectively. These sales commitments represent 86% of our planned production for the year ending March 31, 2007 and 54% of our planned production for the year ending March 31, 2008. For the nine months ended December 31, 2005, 91% of our aggregate sales were made under long-term contracts. We expect to continue selling a significant portion of our coal under long-term agreements.

        Quality and volumes for the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes. Most of our coal supply agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content, sulfur, ash, hardness and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts. Some of our contracts specify approved locations from which coal may be sourced. Some of our contracts set out mechanisms for temporary reductions or delays in coal volumes in the event of a force majeure, including events such as strikes, adverse mining conditions, mine closures, or serious transportation problems that affect us or unanticipated plant outages that may affect the buyers. Assuming steady or increasing coal prices over the near-term, we expect to renew many of our expiring sales contracts at significantly higher prices.

        The terms of our coal supply agreements result from competitive bidding procedures and extensive negotiations with customers. As a result, the terms of these contracts, including price adjustment features, price re-opener terms, coal quality requirements, quantity parameters, permitted sources of supply, future regulatory changes, extension options, force majeure, termination and assignment provisions, vary significantly by customer.

Suppliers

        For the nine months ended December 31, 2005, we spent $82 million to obtain goods and services in support of our mining operations, excluding capital expenditures. Principal commodities used in our business include diesel fuel, explosives, maintenance and repair parts and services, roof control and support items, tires, conveyance structures, ventilation supplies and lubricants. We use suppliers for a significant portion of our equipment rebuilds and repairs, drilling services, and construction.

        We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods and to support the mining and coal preparation units. We are not dependent on any one supplier in any region. We promote competition between suppliers and seek to develop relationships with those suppliers whose focus is on lowering our costs. We seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.

Competition

        The coal industry is highly competitive. There are numerous large and small producers in all coal producing regions of the United States and we compete with many of these producers. Our main competitors include Alliance Resource Partners LP, Alpha Natural Resources, Inc., CONSOL

Energy Inc., Foundation Coal Holdings, Inc., James River Coal Company, Massey Energy Company and Murray Energy Corporation.

        The most important factors on which we compete are coal price at the mine, coal quality and characteristics, transportation costs from the mine to the customer and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which accounted for 92% of domestic coal consumption in 2004. These coal consumption patterns are influenced by factors beyond our control, including demand for electricity, which is significantly dependent upon economic activity and summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of fuel such as natural gas, oil and nuclear, and alternative energy sources such as hydroelectric power.

Regulation and Laws

        The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

  •
  employee health and safety;

  •
  mine permits and other licensing requirements;

  •
  air quality standards;

  •
  water quality standards;

  •
  storage of petroleum products and substances which are regarded as hazardous under applicable laws or which, if spilled, could reach waterways or wetlands;

  •
  plant and wildlife protection;

  •
  reclamation and restoration of mining properties after mining is completed;

  •
  the discharge of materials into the environment;

  •
  storage and handling of explosives;

  •
  wetlands protection;

  •
  surface subsidence from underground mining;

  •
  the effects, if any, that mining has on groundwater quality and availability; and

  •
  legislatively mandated benefits for current and retired coal miners.

        In addition, many of our customers are subject to extensive regulation regarding the environmental impacts associated with the combustion or other use of coal, which could affect demand for our coal. The possibility exists that new legislation or regulations, or new interpretations of existing laws or regulations, may be adopted that may have a significant impact on our mining operations or our customers' ability to use coal.

        We are committed to conducting mining operations in compliance with applicable federal, state and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations do occur from time to time. None of the violations to date have had a material impact on our operations or financial condition.

        While it is not possible to quantify the costs of compliance with applicable federal and state laws, those costs have been and are expected to continue to be significant. Capital expenditures for environmental matters have not been material in recent years. We have accrued for the present value estimated cost of reclamation and mine closings, including the cost of treating mine water discharge when necessary. The accruals for reclamation and mine closing costs are based upon permit requirements and the costs and timing of reclamation and mine closing procedures. Although management believes it has made adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if we later determined these accruals to be insufficient. Compliance with these laws has substantially increased the cost of coal mining for all domestic coal producers.

  Mining Permits and Approvals

        Numerous governmental permits or approvals are required for mining operations. We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production of coal may have upon the environment. All requirements imposed by any of these authorities may be costly and time consuming, and may delay or prevent commencement or continuation of mining operations in certain locations. Future legislation and administrative regulations may emphasize more heavily the protection of the environment and, as a consequence, our activities may be more closely regulated. Legislation and regulations, as well as future interpretations of existing laws and regulations, may require substantial increases in equipment and operating costs, or delays, interruptions or terminations of operations, the extent of any of which cannot be predicted.

        Under some circumstances, substantial fines and penalties, including revocation of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws. Regulations also provide that a mining permit can be refused or revoked if the permit applicant or permittee owns or controls, directly or indirectly through other entities, mining operations which have outstanding environmental violations. Although, like other coal companies, we have been cited for violations in the ordinary course of business, we have never had a permit suspended or revoked because of any violation, and the penalties assessed for these violations have not been material.

        Before commencing mining on a particular property, we must obtain mining permits and approvals by state regulatory authorities of a reclamation plan for restoring, upon the completion of mining, the mined property to its approximate prior condition, productive use or other permitted condition. Typically, we commence actions to obtain permits between 18 and 24 months before we plan to mine a new area. In our experience, permits generally are approved within twelve months after a completed application is submitted. Generally, we have not experienced material or significant difficulties in obtaining mining permits in the areas where our reserves are currently located. However, the permitting process for certain mining operations has extended over several years and we cannot assure you that we will not experience difficulty in obtaining mining permits in the future.

  Mine Health and Safety Laws

        Stringent safety and health standards have been imposed by federal legislation since 1969 when the Coal Mine Health and Safety Act of 1969 was adopted. The Federal Mine Safety and Health Act of 1977, and regulations adopted pursuant thereto, significantly expanded the enforcement of health and safety standards and imposed comprehensive safety and health standards on numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mining operations and other matters. The MSHA monitors compliance with these federal laws and regulations. In addition, as part of the Mine Safety and Health Act of 1977, the Black Lung Benefits Act requires payments of benefits by all businesses that conduct current mining operations to a coal miner with black lung disease and to some survivors of a miner who dies from this disease. Most of the states where we operate also have state programs for mine safety and health regulation and enforcement. Federal and state safety and health regulations affecting the coal industry are complex, rigorous and comprehensive, and have a significant effect on our operating costs. Our competitors in all of the areas in which we operate are subject to these same laws and regulations.

        Our nonfatal days lost incidence rate is 52% below the industry average for the twelve months ended December 31, 2005. Nonfatal days lost incidence rate is an industry standard used to describe occupational injuries that result in loss of one or more days from an employee's scheduled work. As shown in the following table, our nonfatal days lost time incidents for the twelve months ended December 31, 2005 compared favorably in all three categories to the national average, as reported by the MSHA:

	Nonfatal Days Lost Incidence Rate For the Twelve Months Ended December 31, 2005
	Rhino Resource Partners, L.P.	National Average (as reported by the MSHA)	% Below Industry Average
Underground mines	1.83	5.50	67%
Surface mines	1.46	1.49	2%
Preparation plants	1.70	1.89	10%
All operations	1.69	3.49	52%

        In addition, our average MSHA citations per inspection day is 0.60, as compared to the national average of 0.90 citations per inspection day, 33% below the national average.

        These statistics demonstrate our commitment to providing a safe work environment and we have received industry-wide recognition for our safety record. Notably, our Nelms preparation plant was recognized as one of the safest preparation plants in the country in 2004 and was presented their group's Sentinels of Safety Award by the MSHA and the NMA. Additionally, our Cadiz mine in Ohio was recognized as one of the safest mines in the country in 2004 and received a special recognition award at the Sentinels of Safety Award ceremony. Winners represent operations in eight industry categories that worked the most employee-hours in a year without suffering a lost time injury. Our Hopedale operation in Ohio during the development period also received the 2004 Pacesetter Award, presented by District 3 of the MSHA and the Joseph A. Holmes Safety Association, as recognition for having the lowest accident incident rate in the district for their group based on man hours worked. In addition, in 2004 we received two safety awards from the Ohio Bureau of Workers' Compensation, the Group Safety Award and the 100% Award. These awards were presented for having the lowest incident rate and for operating the entire year without a lost time injury.

        Recent mining accidents in West Virginia and Kentucky have received national attention and instigated responses at the state and national levels that have resulted in increased scrutiny of current safety practices and procedures at all mining operations, particularly underground mining operations. On January 26, 2006, West Virginia Governor Joe Manchin signed into law a bill imposing stringent new mine safety and accident reporting requirements and increased civil and criminal penalties for violations of mine safety laws. Other states have proposed or passed similar bills and resolutions addressing mine safety practices. In addition, several mine safety bills have been introduced in Congress that would mandate similar improvements in mine safety practices; increase or add civil and criminal penalties for non-compliance; and expand the scope of federal oversight, inspection, and enforcement activities. On February 7, 2006, the MSHA announced the promulgation of new emergency rules on mine safety that took effect immediately upon their publication in the Federal Register on March 9, 2006. These rules address mine safety equipment, training, and emergency reporting requirements. Implementing and complying with these new laws and regulations could adversely affect our results of operation and financial position.

  Black Lung Benefits Act

        The Federal Black Lung Benefits Act ("BLBA"), levies a tax on production of $1.10 per ton for underground-mined coal and $0.55 per ton for surface-mined coal, but not to exceed 4.4% of the applicable sales price, in order to compensate miners who are totally disabled due to black lung disease and some survivors of miners who died from this disease, and who were last employed as miners prior to 1970 or subsequently where no responsible coal mine operator has been identified for claims. In addition, BLBA provides that some claims for which coal operators had previously been responsible will be obligations of the government trust funded by the tax. The Revenue Act of 1987 extended the termination date of this tax from January 1, 1996, to the earlier of January 1, 2014, or the date on which the government trust becomes solvent. For miners last employed as miners after 1969 and who are determined to have contracted black lung, we maintain insurance coverage sufficient to cover the cost of present and future claims. We are also liable under state statutes for black lung claims.

        Congress and state legislatures regularly consider various items of black lung legislation, which, if enacted, could adversely affect our business, financial condition and results of operations.

  Workers' Compensation

        We are required to compensate employees for work-related injuries. The states in which we operate consider changes in workers' compensation laws from time to time. We maintain insurance coverage sufficient to cover the cost of present and future claims.

  Surface Mining Control and Reclamation Act

        The SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. The act requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. In conjunction with mining the property, we reclaim and restore the mined areas by grading, shaping and preparing the soil for seeding. Upon completion of mining, reclamation generally is completed by seeding with grasses or planting trees for a variety of uses, as specified in the approved reclamation plan. We believe we are in compliance in all material respects with applicable regulations relating to reclamation.

        SMCRA and similar state statutes require, among other things, that mined property be restored in accordance with specified standards and approved reclamation plans. The act requires that we restore the surface to approximate the original contours as soon as practicable upon the completion of surface mining operations. The mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. Federal law and some states impose on mine operators the responsibility for replacing certain water supplies damaged by mining operations and repairing or compensating for damage to certain structures occurring on the surface as a result of mine subsidence, a consequence of long-wall mining and possibly other mining operations. In addition, the Abandoned Mine Lands Program, which is part of SMCRA, imposes a tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on underground-mined coal. The Abandoned Mine Lands tax is set to expire June 30, 2006, and there are various legislative proposals that are under consideration by Congress to extend the tax. We have accrued for the estimated costs of reclamation and mine closing, including the cost of treating mine water discharge when necessary. In addition, states from time to time have increased and may continue to increase their fees and taxes to fund reclamation of orphaned mine sites and AMD control on a statewide basis.

        Under SMCRA, responsibility for unabated violations, unpaid civil penalties and unpaid reclamation fees of independent contract mine operators and other third parties can be imputed to other companies which are deemed, according to the regulations, to have "owned" or "controlled" the third-party violator. Sanctions against the "owner" or "controller" are quite severe and can include being blocked from receiving new permits and revocation of any permits that have been issued since the time of the violations or, in the case of civil penalties and reclamation fees, since the time their amounts became due. In connection with Lodestar's bankruptcy, Wexford made a debtor-in-possession ("DIP") loan to Lodestar. At the conclusion of Lodestar's bankruptcy proceedings, not all of the Lodestar properties had sold. Certain of these properties included outstanding obligations under mining laws including some obligations for reclamation. Certain of the federal and state governments investigated who should be responsible for the outstanding liabilities on the remaining Lodestar properties and in connection therewith, considered whether Wexford, as the DIP lender to Lodestar, had control over the Lodestar operations. In connection with the resolution of the bankruptcy proceedings, Wexford, along with others, agreed to pay an amount towards the reclamation and other liabilities of certain of these properties and received a release with respect to any claims relating to those properties. Two of the properties are still awaiting the reclamation and other measures that may be required under federal and state mining laws. No claims with respect to the liabilities associated with these two properties are currently pending against us or Wexford. Were any such claims to be pursued against us in connection with the liabilities associated with these properties, we would not expect their resolution to be material.

        Federal and state laws require bonds to secure our obligations to reclaim lands used for mining and to satisfy other miscellaneous obligations. These bonds are typically renewable on a yearly basis. It has become increasingly difficult for mining companies to secure new surety bonds without the posting of partial collateral. In addition, surety bond costs have increased while the market terms of surety bonds have generally become less favorable. It is possible that surety bonds issuers may refuse to renew bonds or may demand additional collateral upon those renewals. Our failure to maintain, or inability to acquire, surety bonds that are required by state and federal laws would have a material adverse effect on our ability to produce coal, which could affect our profitability and cash flow.

  Air Emissions

        The Federal Clean Air Act ("CAA"), and similar state and local laws and regulations, which regulate emissions into the air, affect coal mining operations. The CAA directly impacts our coal mining and processing operations by imposing permitting requirements and, in some cases, requirements to install certain emissions control equipment, on sources that emit various hazardous and non-hazardous air pollutants. The CAA also indirectly affects coal mining operations by extensively regulating the air emissions of coal-fired electric power generating plants and other industrial consumers of coal. There have been a series of recent federal rulemakings that are focused on emissions from coal-fired electric generating facilities. Installation of additional emissions control technology and additional measures required under EPA laws and regulations will make it more costly to operate coal-fired power plants and possibly other facilities that consume coal and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel alternative in the planning and building of power plants in the future. Any reduction in coal's share of power generating capacity could have a material adverse effect on our business, financial condition and results of operations.

        The EPA's Acid Rain Program, provided in Title IV of the CAA, regulates emissions of sulfur dioxide from electric generating facilities. Sulfur dioxide is a by-product of coal combustion. Affected facilities purchase or are otherwise allocated sulfur dioxide emissions allowances, which must be surrendered annually in an amount equal to a facility's sulfur dioxide emissions in that year. Affected facilities may sell or trade excess allowances to other facilities that require additional allowances to offset their sulfur dioxide emissions. In addition to purchasing or trading for additional sulfur dioxide allowances, affected power facilities can satisfy the requirements of EPA's Acid Rain Program by switching to lower sulfur fuels, installing pollution control devices such as flue gas desulfurization systems, or "scrubbers," or by reducing electricity generating levels.

        EPA has promulgated rules, referred to as the "NOx SIP Call," that require coal-fired power plants in 21 eastern states and Washington D.C. to make substantial reductions in nitrogen oxide emissions in an effort to reduce the impacts of ozone transport between states. Additionally, in March 2005, EPA issued the final Clean Air Interstate Rule ("CAIR"), which will permanently cap nitrogen oxide and sulfur dioxide emissions in 28 eastern states and Washington, D.C. beginning in 2009 and 2010, respectively. CAIR requires these states to achieve the required emission reductions by requiring power plants to either participate in an EPA-administered "cap-and-trade" program that caps emission in two phases, or by meeting an individual state emissions budget through measures established by the state.

        In March 2005, EPA finalized the Clean Air Mercury Rule, which establishes a two-part, nationwide cap on mercury emissions from coal-fired power plants beginning in 2010. While currently the subject of extensive controversy and litigation, if fully implemented, the Clean Air Mercury Rule would permit states to implement their own mercury control regulations or participate in an interstate cap-and-trade program for mercury emission allowances. Certain states have adopted or proposed mercury control regulations that are more stringent than the requirements of the Clean Air Mercury Rule.

        EPA has adopted new, more stringent national air quality standards for ozone and fine particulate matter. As a result, some states will be required to amend their existing state implementation plans to attain and maintain compliance with the new air quality standards. For example, in December 2004, EPA designated specific areas in the United States as in "non-attainment" with the new national ambient air quality standard for fine particulate matter. In November 2005, EPA published proposed rules addressing how states would implement plans to bring applicable non-attainment regions into compliance with the new air quality standard. Under EPA's proposed rulemaking, states would have until April 2008 to submit their implementation plans to EPA for approval. Because coal mining operations and coal-fired electric generating facilities emit particulate matter, our mining operations and customers could be affected when the new standards are implemented by the applicable states.

        In June 2005, EPA announced final amendments to its regional haze program originally developed in 1999 to improve visibility in national parks and wilderness areas. As part of the new rules, affected states must develop implementation plans by December 2007 that, among other things, identify facilities that will have to reduce emissions and comply with stricter emission limitations. This program may restrict construction of new coal-fired power plants where emissions are projected to reduce visibility in protected areas. In addition, this program may require certain existing coal-fired power plants to install emissions control equipment to reduce haze-causing emissions such as sulfur dioxide, nitrogen oxide, and particulate matter. Demand for our steam coal could be affected when these new standards are implemented by the applicable states.

        The Department of Justice, on behalf of EPA, has filed lawsuits against a number of coal-fired electric generating facilities alleging violations of the new source review provisions of the CAA. EPA has alleged that certain modifications have been made to these facilities without first obtaining certain permits issued under the new source review program. Several of these lawsuits have settled, but others remain pending. Depending on the ultimate resolution of these cases, demand for our coal could be affected.

  Carbon Dioxide Emissions

        The Kyoto Protocol to the United Nations Framework Convention on Climate Change calls for developed nations to reduce their emissions of greenhouse gases to five percent below 1990 levels by 2012. Carbon dioxide, which is a major byproduct of the combustion of coal and other fossil fuels, is subject to the Kyoto Protocol. The Kyoto Protocol went into effect on February 16, 2005 for those nations that ratified the treaty.

        In 2002, the United States withdrew its support for the Kyoto Protocol. As the Kyoto Protocol becomes effective, there will likely be increasing international pressure on the United States to adopt mandatory restrictions on carbon dioxide emissions. The U.S. Congress has considered bills in the past that would regulate domestic carbon dioxide emissions, but such bills have not yet received sufficient Congressional approvals. Several states have also either passed legislation or announced initiatives focused on decreasing or stabilizing carbon dioxide emissions associated with the combustion of fossil fuels, and many of these measures have focused on emissions from coal-fired electric generating facilities. For example, in December 2005, seven northeastern states agreed to implement a regional cap-and-trade program to stabilize carbon dioxide emissions from regional power plants beginning in 2009.

        While higher prices for natural gas and oil, and improved efficiencies and new technologies for coal-fired electric power generation have helped to increase demand for our coal, it is possible that future federal and state initiatives to control carbon dioxide emissions could result in increased costs associated with coal consumption, such as costs to install additional controls to reduce carbon dioxide emissions or costs to purchase emissions reduction credits to comply with future emissions trading programs. Such increased costs for coal consumption could result in some customers switching to alternative sources of fuel, which could have a material adverse effect on our business, financial condition and results of operations.

  Water Discharge

        The Federal Clean Water Act ("CWA"), and similar state and local laws and regulations affect coal mining operations by imposing restrictions on effluent discharge into waters. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water. Section 404 of CWA imposes permitting and mitigation requirements associated with the dredging and filling of wetlands and streams. The CWA and equivalent state legislation, where such equivalent state legislation exists, affect coal mining operations that impact wetlands and streams. Although permitting requirements have been tightened in recent years, we believe that, except for applications pending, we have obtained all permits required under the CWA as traditionally interpreted by the responsible agencies. However, mitigation requirements under existing and future wetlands permits may vary considerably. At this time we do not anticipate any increase in such requirements or in post-mining reclamation accrual requirements. Although more stringent permitting requirements may be imposed in the future, we are not able to accurately predict the impact, if any, of any such permitting requirements.

        Recent federal district court decisions in West Virginia, and related litigation filed in federal district court in Kentucky, have created uncertainty regarding the future ability to obtain certain general permits authorizing the construction of valley fills for the disposal of overburden from mining operations. A July 2004 decision by the Southern District of West Virginia in Ohio Valley Environmental Coalition v. Bulen enjoined the Huntington District of the U.S. Army Corps of Engineers from issuing further permits pursuant to Nationwide Permit 21, which is a general permit issued by the U.S. Army Corps of Engineers to streamline the process for obtaining permits under Section 404 of the CWA. While this decision was vacated by the Fourth Circuit Court of Appeals in November 2005, a similar lawsuit has been filed in federal district court in Kentucky that seeks to enjoin the issuance of permits pursuant to Nationwide Permit 21 by the Louisville District of the U.S. Army Corps of Engineers. We do not currently hold any permits pursuant to Nationwide Permit 21 and do not expect to seek such permits in the future.

        Each individual state is required to submit to EPA their biennial CWA Section 303(d) lists identifying all waterbodies not meeting state specified water quality standards. For each listed waterbody, the state is required to begin developing a Total Maximum Daily Load to:

  •
  determine the maximum pollutant loading the waterbody can assimilate without violating water quality standards,

  •
  identify all current pollutant sources and loadings to that waterbody,

  •
  calculate the pollutant loading reduction necessary to achieve water quality standards, and

  •
  establish a means of allocating that burden among and between the point and non-point sources contributing pollutants to the waterbody.

        These and other regulatory developments may restrict our ability to develop new mines, or could require us to modify existing operations.

        The Federal Safe Drinking Water Act SDWA and its state equivalents affect coal mining operations by imposing requirements on the underground injection of fine coal slurries, fly ash, and flue gas scrubber sludge, and by requiring permits to conduct such underground injection activities. The inability to obtain these permits could have a material impact on our ability to inject coal waste materials such as fine coal refuse, fly ash, or flue gas scrubber sludge into the inactive areas of old underground mine workings.

  Hazardous Substances and Wastes

        The Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or the "Superfund" law, and analogous state laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Some products used by coal companies in operations generate waste containing hazardous substances. We are not aware of any material liability associated with the release or disposal of hazardous substances from our past or present mine sites.

        The Federal Resource Conversation and Recovery Act ("RCRA") and corresponding state laws regulating hazardous waste affect coal mining operations by imposing requirements for the generation, transportation, treatment, storage, disposal and cleanup of hazardous wastes. Many mining wastes are excluded from the regulatory definition of hazardous wastes, and coal mining operations covered by SMCRA permits are by statute exempted from RCRA permitting. RCRA also allows EPA to require corrective action at sites where there is a release of hazardous substances. In addition, each state has its own laws regarding the proper management and disposal of waste material. While these laws impose ongoing compliance obligations, such costs are not believed to have a material impact on our operations.

        In 2000, EPA declined to impose hazardous waste regulatory controls on the disposal of some coal combustion by-products, ("CCB") including the practice of using CCB as mine fill. However, under pressure from environmental groups, EPA has continued evaluating the possibility of placing additional solid waste burdens on the disposal of these types of materials.

  Use of Explosives

        We use explosives in connection with our surface mining activities. The Federal Safe Explosives Act ("SEA"), applies to all users of explosives. Knowing or willful violations of the SEA may result in fines, imprisonment, or both. In addition, violations of SEA may result in revocation of user permits and seizure or forfeiture of explosive materials.

        The costs of compliance with these requirements should not have a material adverse effect on our business, financial condition or results of operations.

Office Facilities

        We lease office space in Pikeville, Kentucky for our executive and administrative support offices from third parties not affiliated with us. We lease a building at 265 Hambley Boulevard, Pikeville, Kentucky, which lease expires June 30, 2010, subject to us having two consecutive five-year renewal options.

Employees

        To carry out our operations, we employed approximately 900 full-time employees as of December 31, 2005. None of the employees are subject to collective bargaining agreements. We believe we have good relations with our employees and since our inception we have had no history of work stoppages or union organizing campaigns. Certain of our employees will be providing services to entities owned by the Wexford Funds and an officer of our general partner pursuant to a shared services agreement that we will enter into upon the consummation of this offering. Please read "Certain Relationships and Related Party Transactions—Shared Services Agreement."

Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we do not believe that we are a party to any litigation that will have a material adverse impact on our financial condition or results of operations. We are not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our general partner believes are reasonable and prudent. However, we cannot assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

MANAGEMENT

Management of Rhino Resource Partners, L.P.

        Rhino GP LLC, our general partner, will manage our operations on our behalf. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. The Wexford Parties will own 100% of the ownership interests in our general partner. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders as well as a fiduciary duty to its owners. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.

        At least two members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates and must meet the independence and experience standards established by the NASDAQ National Market and the Securities Exchange Act of 1934. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, we will have an audit committee and a compensation committee.

        Even though most companies listed on the NASDAQ National Market are required to have a majority of independent directors serving on the board of directors of the listed company, the NASDAQ National Market does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of its general partner.

        In compliance with the rules of the NASDAQ National Market, the members of the board of directors named below will appoint an additional independent member within 90 days of the listing and one additional independent member within twelve months of listing. Thereafter, our general partner is generally required to have at least three independent directors serving on its board at all times. John McCarty, along with two other independent board members to be appointed, will serve as the initial members of the conflicts, audit and compensation committees.

        We are managed and operated by the directors and executive officers of our general partner and of our subsidiary, CAM Holdings LLC.

Directors and Executive Officers

        The following table shows information for the directors and executive officers of our general partner and of our subsidiary, CAM Holdings LLC.

Name	Age	Position
Terry N. Coleman	54	Chief Executive Officer and Director of Rhino GP LLC and Chief Executive Officer of CAM Holdings LLC
Mark D. Zand	53	Chairman of the Board and President of Rhino GP LLC
Jay L. Maymudes	45	Executive Vice President—Finance and Administration, Secretary, Treasurer and Director of Rhino GP LLC
Arthur H. Amron	49	Vice President, Assistant Secretary and Director of Rhino GP LLC
James D. Slater	54	President and Chief Operating Officer of CAM Holdings LLC
Richard A. Boone	52	Senior Vice President and Chief Financial Officer of CAM Holdings LLC
Nicholas R. Glancy	51	Senior Vice President and General Counsel of CAM Holdings LLC
Kenneth A. Rubin	51	Director of Rhino GP LLC
John P. McCarty	60	Director Nominee of Rhino GP LLC

        Terry N. Coleman was elected Chief Executive Officer and director of our general partner in March 2006. He has been employed as Chief Executive Officer of CAM Holdings LLC since 2003. Prior to joining CAM Holdings LLC, he owned and managed Coleman & Company, a consulting firm that offered services to the energy and financial services industry. Prior to establishing Coleman & Company, Mr. Coleman was an owner and officer of Sunny Ridge Enterprises, Inc., an integrated coal company located in Pike County, Kentucky and was Chief Executive Officer of Community Trust Bancorp, Inc., a publicly traded commercial bank holding company headquartered in Pikeville, Kentucky. Mr. Coleman has been involved in the coal industry for over 30 years.

        Mark D. Zand was elected Chairman and President of our general partner in March 2006. He is a Principal of Wexford. Mr. Zand joined Wexford in 1996 and became a Principal in 2001. Mr. Zand is involved in fixed income and distressed securities research and trading, and in public and private equity investing. Mr. Zand has been actively involved with Wexford's coal investments since their inception.

        Jay L. Maymudes was elected Executive Vice President—Finance and Administration, Secretary, Treasurer and director of our general partner in March 2006. He is a Principal of Wexford. Mr. Maymudes joined Wexford in 1994 and became a Principal in 1997 and serves as Wexford's Chief Financial Officer. Mr. Maymudes is responsible for the financial, tax and reporting requirements of Wexford and all of its private investment partnerships and its trading activities. Mr. Maymudes has served on the board of directors of Republic Airways Holdings Inc. since 2001. Mr. Maymudes is a Certified Public Accountant.

        Arthur H. Amron was elected Vice President, Assistant Secretary and director of our general partner in March 2006. He is the General Counsel and a Principal of Wexford. Mr. Amron joined Wexford as General Counsel in 1994 and became a Principal in 1999. Mr. Amron is responsible for legal and securities compliance and actively participates in various private equity transactions, particularly in the bankruptcy and restructuring areas. Mr. Amron has served on the board of directors of the following publicly traded companies: (1) Frontier Airlines, Inc. from 1997 to 1999, (2) Republic Airways Holdings Inc. from 2001 to 2005 and (3) Sunterra Corporation in 2002.

        James D. Slater has been employed as President of CAM Holdings LLC and Chief Operating Officer of CAM Holdings LLC since 2003. Prior to joining CAM Holdings LLC, he served as General Manager of Jupiter Coal Company since 2002 responsible for budgeting, mine planning and operations management. Prior to joining Jupiter Coal Company, he worked at Massey Energy Company for over 24 years.

        Richard A. Boone has been employed as Senior Vice President and Chief Financial Officer of CAM Holdings LLC since 2005. Prior to joining CAM Holdings LLC, he served as Vice President and Corporate Controller of PinnOak Resources, LLC, a coal producer serving the steel making industry, since 2003. Prior to joining PinnOak Resources, LLC, he served as Vice President, Treasurer and Corporate Controller of Horizon Natural Resources Company, a producer of steam and metallurgical coal, since 1998.

        Nicholas R. Glancy has been employed as Senior Vice President and General Counsel of CAM Holdings LLC since October 2005. Prior to joining CAM Holdings LLC, he served as a founding member of Sawyer & Glancy, PLLC, focused on mineral law matters since 1997, during which time he acted as general counsel to Black Beauty Resources of Evansville, Indiana from 1997 through 2000.

        Kenneth A. Rubin was elected director of our general partner in March 2006. He is a Principal of Wexford. Mr. Rubin joined Wexford in 1996 and became a Principal in 2001. Mr. Rubin focuses on both private and public equity investing and also has responsibility for select tax, corporate and litigation legal matters.

        John P. McCarty will serve as a director of our general partner upon completion of this offering and will serve as a member of the conflicts committee, the audit committee and the compensation committee of the board of directors of our general partner. In August 1989, Mr. McCarty founded Lexington Realty Advisors, Inc., a financial consulting and real estate development firm, for which he serves as President. From December 1995 through December 2000, Mr. McCarty served the Commonwealth of Kentucky as Secretary of the Finance and Administration Cabinet.

Payments to Our General Partner

        Our general partner will not receive any management fee or other compensation for its management of our partnership. Our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to us, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

        Wexford will charge on a fully allocated cost basis for services provided to us, other than legal support, which will be on an hourly basis. This fully allocated cost basis is based on the percentage of time spent by Wexford personnel on our matters and includes the compensation paid by Wexford to such persons and their allocated overhead. The allocation of compensation expense for those executive officers of our general partner who are employees of Wexford will be determined based on a good faith estimate of the value of each such officer's services performed on our business and affairs, subject to the approval of the audit committee of our general partner. The fully allocated basis charged by Wexford does not include a profit component.

        We will issue to our general partner a 2% general partner interest in us and the incentive distribution rights in return for the agreement by our general partner to render all services necessary for the management of our operations. Our general partner will be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read "Certain Relationships and Related Party Transactions."

Executive Compensation

        All of our executive officers are employed by our general partner, Wexford or CAM Holdings LLC. Compensation for certain of the executive officers of our general partner and CAM Holdings LLC will be determined pursuant to employment agreements between such executive officer and our general partner or CAM Holdings LLC, as the case may be. Please read "—Employment Agreements." Compensation for those executive officers of our general partner who are employees of Wexford will be determined based on a good faith estimate of the value of the services performed on our business and affairs, subject to the approval of the audit committee of our general partner.

        The following table sets forth the expected annual compensation for the executive officers of our general partner and CAM Holdings LLC upon the consummation of this offering:

Name and Position	Salary		Bonus
Terry N. Coleman Chairman and Chief Executive Officer and Director of Rhino GP LLC and Chief Executive Officer of CAM Holdings LLC	$440,000		2.5% of net income of CAM Holdings LLC
Mark D. Zand Chairman of the Board and President of Rhino GP LLC	$250,000	(1)
Jay L. Maymudes Executive Vice President—Finance and Administration, Secretary, Treasurer and Director of Rhino GP LLC	$100,000	(1)
Arthur H. Amron Vice President, Assistant Secretary and Director of Rhino GP LLC	$50,000	(1)
James D. Slater President and Chief Operating Officer of CAM Holdings LLC	$400,000		1.0% of net income of CAM Holdings LLC
Richard A. Boone Senior Vice President and Chief Financial Officer of CAM Holdings LLC	$185,000		0% to 175% of $35,000
Nicholas R. Glancy Senior Vice President and General Counsel of CAM Holdings LLC	$250,000		0% to 40% of salary

(1)
Represents a good faith estimate of the value of the services performed on our business and affairs.

        Pursuant to his employment agreement, upon the consummation of this offering and satisfaction of certain other conditions, James D. Slater will receive an additional one-time cash bonus in the amount of $1.0 million, payable in two installments with the first installment payable within 30 days of completion of our initial public offering and the second installment payable within 30 days of the end of the term of Mr. Slater's employment agreement.

Employment Agreements

        Upon the consummation of this offering, Terry N. Coleman will enter into an employment agreement with Rhino GP LLC. In addition, each of James D. Slater, Richard A. Boone and Nicholas R. Glancy have entered into an employment agreement with CAM Holdings LLC. The terms of the agreements range from 9 months to 27 months and will provide for a base salary and annual bonus and participation in certain benefit plans and its affiliates. Please read "—Executive Compensation."

        In each case, the agreement provides that the employer may terminate the agreement at any time "for cause" as defined therein. In the event of termination for cause or voluntary resignation, the employee will no longer have any right to any benefits which would otherwise have accrued after such termination. In addition, each employee has agreed not to directly or indirectly engage in the business of coal mining or coal marketing in Central Appalachia, Northern Appalachia, the Illinois Basin or

western Colorado for up to one year following the date of termination for cause or his voluntary resignation.

Compensation of Directors

        Employees of our general partner who also serve as directors will not receive additional compensation. Directors who are not employees of our general partner will receive (1) a $30,000 annual cash retainer, (2) $1,500 for each board of directors or committee meeting attended in person and (3) $750 for each telephonic board of directors or committee meeting participated in. The chair of the audit committee of the board of directors of our general partner will receive an additional $10,000 annual cash retainer. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Long-Term Incentive Plan

        The board of directors of our general partner will adopt the Rhino Resource Partners, L.P. Long-Term Incentive Plan for employees, consultants and directors of our general partner and affiliates who perform services for us. The long-term incentive plan will consist of five components: restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 10% of the outstanding units on the effective date of the initial public offering of the units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by the board of directors of our general partner or a committee thereof, which we refer to as the plan administrator.

        The plan administrator may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The plan administrator also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The plan will expire when units are no longer available under the plan for grants or, if earlier, its termination by the plan administrator.

  Restricted Units

        A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture. The plan administrator may determine to make grants of restricted units under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. The plan administrator will determine the period over which restricted units granted to participants will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of our company, as defined in the plan, unless provided otherwise by the plan administrator. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted unit. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        Common units to be delivered as restricted units may be common units acquired by our general partner in the open market, common units acquired from us or from any other person or any combination of the foregoing. If we issue new common units upon the grant of the restricted units, the total number of common units outstanding will increase.

        We intend the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

  Phantom Units

        A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the value of a common unit. The plan administrator may determine to make grants of phantom units under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. The plan administrator will determine the period over which phantom units granted to participants will vest. The plan administrator, in its discretion, may base its determination upon the achievement of specified financial objectives. In addition, the phantom units will vest upon a change of control of our company, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's phantom units will be automatically forfeited unless, and to the extent, the plan administrator or the terms of the award agreement provide otherwise.

        Common units to be delivered upon the vesting of phantom units may be common units acquired by our general partner in the open market, common units acquired from us or from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of common units outstanding will increase. The plan administrator, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on common units while the phantom units are outstanding.

        We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

  Unit Options

        The long-term incentive plan will permit the grant of options covering common units. The plan administrator may make grants under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. Unit options will have an exercise price that may be more or less than the fair market value of the units on the date of grant, in the discretion of the plan administrator. In general, unit options granted will become exercisable over a period determined by the plan administrator. In addition, the unit options will become exercisable upon a change of control of our company, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the plan administrator provides otherwise.

        Upon exercise of a unit option, our general partner will acquire common units on the open market or directly from us or any other person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase. The availability of unit options is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

  Unit Appreciation Rights

        The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in cash or common units. The plan administrator may determine to make grants of unit appreciation rights under the plan to our employees, consultants and directors and employees and consultants of our affiliates containing such terms as the plan administrator shall determine. Unit appreciation rights will have an exercise price that may be more or less than the fair market value of the common units on the date of grant, in the discretion of the plan administrator. In general, unit appreciation rights granted will become exercisable over a period determined by the plan administrator. In addition, the unit appreciation rights will become exercisable upon a change in control of our company, unless provided otherwise by the plan administrator. If a grantee's employment, consulting or membership on the board of directors terminates for any reason, the grantee's unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grant agreement or plan administrator provides otherwise.

        Upon exercise of a unit appreciation right, our general partner will acquire common units on the open market or directly from us or any other person or use any combination of the foregoing, in the plan administrator's discretion. If we issue new common units upon exercise of the unit appreciation right, the total number of common units outstanding will increase. The availability of unit appreciation rights is intended to furnish additional compensation to plan participants and to align their economic interests with those of common unitholders.

  Distribution Equivalent Rights

        The plan administrator may, in its discretion, grant distribution equivalent rights ("DERs") with respect to phantom units. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the award is outstanding. Payment of a DER may be subject to the same vesting terms as the award to which it relates.

  Substitute Awards

        The plan administrator may grant awards to individuals who become eligible under the plan due to an acquisition, to replace substantially similar awards that may have been forfeited or terminated in the acquisition. With respect to substitute awards that are options or unit appreciation rights, their exercise price may be less than the fair market value of a unit on the price the substitute award is granted.

Incentive Cash Bonus Plan

        The board of directors of our general partner will adopt our Annual Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan is a performance-based incentive bonus plan under which our designated executive officers and key employees are eligible to receive cash bonus payments with respect to a specific performance period (for example, our fiscal year). Bonuses of up to 40% of a participant's base salary are payable under the Bonus Plan upon the achievement of certain pre-established performance goals. Performance goals include operational goals such as safety, productivity, other strategic objectives and individual performance goals, plus financial measures. Financial measures that form the basis for performance goals may include any of the following with respect to us or any of our subsidiaries, divisions or business units: earnings, operating earnings, earnings per unit, operating earnings per share, earnings before interest taxes depreciation, depletion and amortization, revenues, unitholders' equity, return on equity, return on assets, return on invested capital, economic value added, operating margins, cash flow, total unitholder return, expenses, debt-to-capital ratio or market share.

        The Bonus Plan is intended to provide an incentive for business performance, reward contributions towards goals consistent with our business strategy and enable us to attract and retain highly qualified executive officers and key employees. The Bonus Plan will generally be administered by the board of directors of our general partner, or a committee thereof charged with administering the Bonus Plan, whose determination on all matters relating to the Bonus Plan will be final and binding. At the beginning of each year, the board will select the eligible participants in the Bonus Plan, establish the performance goals for the performance period being established in that year for a participant or group of participants, determine target incentive bonuses for the participants and, at the end of each performance period, the committee will certify that the performance goals have been met with respect to the given performance period. The board of directors of our general partner may amend, suspend or terminate the Bonus Plan at any time in its sole discretion.

401(k) Plan

        CAM Holdings LLC and CAM Mining LLC adopted the CAM Mining, LLC 401(k) Plan (the "401(k) Plan") to assist their eligible employees in saving for retirement on a tax-deferred basis. Certain of the executive officers of our general partner are eligible to participate in the 401(k) Plan. The 401(k) Plan permits all eligible employees to make voluntary pre-tax contributions to the plan, subject to applicable tax limitations. A discretionary employer matching contribution may also be made to the plan for those eligible employees who meet certain conditions and subject to certain limitations under federal law. The employer matching contribution percentage, if any, will be determined each year. Employee contributions are subject to annual dollar limitations, which are periodically adjusted by the cost of living index. Participants in the plan are always fully vested in any matching contributions under the plan. The 401(k) Plan is intended to be tax-qualified under section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units of Rhino Resource Partners, L.P. that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by each director, director nominee and named executive officer of our general partner and by all directors and executive officers of our general partner as a group. The table assumes that the underwriters' option to purchase additional common units is not exercised.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Total Units to be Beneficially Owned
Charles E. Davidson(1)(2)	24,251,762	82.6%	3,169,137	95.0%	83.9%
Joseph M. Jacobs(1)(2)	24,251,762	82.6%	3,169,137	95.0%	83.9%
Wexford(1)(2)	24,251,762	82.6%	3,169,137	95.0%	83.9%
Terry N. Coleman(3)	1,355,663	4.6%	166,837	5.0%	4.7%
Mark D. Zand(2)	—	—	—	—	—
Jay L. Maymudes(2)	—	—	—	—	—
Arthur H. Amron(2)	—	—	—	—	—
James D. Slater(3)	—	—	—	—	—
Richard A. Boone(3)	—	—	—	—	—
Nicholas R. Glancy(3)	—	—	—	—	—
Kenneth A. Rubin(2)	—	—	—	—	—
John McCarty(4)	—	—	—	—	—
All directors and executive officers as a group (8 persons)	1,355,663	4.6%	166,837	5.0%	4.7%

*
Less than 1%.

(1)
Common and subordinated units shown as beneficially owned by Charles E. Davidson, Joseph M. Jacobs and Wexford reflect common and subordinated units owned of record by the following entities: Artis Investors LLC, Solitair LLC, Valentis Investors LLC, Taurus Investors LLC, Calidus Investors LLC, Wexford Absolute Return Fund, L.P., Wexford Spectrum Fund, L.P., Wexford Offshore Spectrum Fund and Wexford Spectrum Fund Liquidating LLC. Wexford serves as manager, investment advisor or subadvisor, as the case may be, for each of these entities and as such may be deemed to share beneficial ownership of any units beneficially owned by these entities, but disclaim such beneficial ownership. Messrs. Davidson and Jacobs, as the managing members of Wexford, may be deemed to share beneficial ownership of any units beneficially owned by the entities for which Wexford serves as manager, investment advisor or subadvisor, but disclaim such beneficial ownership.

(2)
The address for this person or entity is 411 West Putnam Avenue, Greenwich, Connecticut 06830.

(3)
The address for this person is 265 Hambley Boulevard, Pikeville, Kentucky 41501.

(4)
The address for this person is 444 East Main Street, Suite 102, Lexington, Kentucky 40507.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, the Wexford Funds and certain officers and directors of our general partner will own 25,613,265 common units and 3,336,735 subordinated units representing a 86.8% limited partner interest in us and the Wexford Parties will own and control our general partner which will own the 2% general partner interest in us and the incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of Rhino Resource Partners, L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

  Formation Stage

The consideration received by our general partner and its affiliates for the contribution of their interests and for agreeing to manage our operations	• 25,613,265 common units; • 3,336,735 subordinated units; • 2% general partner interest in Rhino Resource Partners, L.P.; • the incentive distribution rights; and • $49.3 million in cash.

  Operational Stage

Distributions of available cash to our general partner and its affiliates
We will generally make cash distributions 98% to the unitholders, including affiliates of our general partner, as the holders of an aggregate of 25,613,265 common units and all of the subordinated units, and 2% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 10% of the distributions above the highest target level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of $0.80 million on the 2% general partner interest and $34.7 million on their common units and subordinated units.

Payments to our general partner and its affiliates
Our general partner will not receive a management fee or other compensation for its management of Rhino Resource Partners, L.P. Our general partner and its affiliates will be reimbursed for expenses incurred on our behalf. Our partnership agreement provides that our general partner will determine the amount of these expenses.

Wexford will charge on a fully allocated cost basis for services provided to us, other than legal support, which will be on an hourly basis. This fully allocated cost basis is based on the percentage of time spent by Wexford personnel on our matters and includes the compensation paid by Wexford to such persons and their allocated overhead. The allocation of compensation expense for those executive officers of our general partner who are employees of Wexford will be determined based on a good faith estimate of the value of each such officer's services performed on our business and affairs, subject to the approval of the audit committee of our general partner. The fully allocated basis charged by Wexford does not include a profit component.
Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."
Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements Governing the Transactions

        We have entered into or will enter into the various documents and agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets into our subsidiaries, will be paid from the proceeds of this offering.

Ownership Interests of Certain Officers and Directors of Our General Partner

        Upon the closing of this offering, the Wexford Parties, which includes Mark D. Zand, Jay L. Maymudes, Arthur H. Amron and Kenneth A. Rubin, will own 100% of our general partner. In addition to the 2% general partner interest in us, our general partner will own the incentive distribution rights.

        Upon the closing of this offering, Terry N. Coleman will own 1,355,663 common units and 166,837 subordinated units, and the Wexford Funds will own 24,251,762 common units and 3,169,137 subordinated units. Messrs. Zand, Maymudes, Amron and Rubin are principals of Wexford. In addition, Mr. Coleman will receive a distribution from Wexford upon the closing of this offering based on his ownership interest in CAM Holdings LLC.

Colorado Mining Agreement

        We have entered into a contract mining agreement with CAM-Colorado LLC, an entity owned by the Wexford Funds and an officer of our general partner. CAM-Colorado LLC holds four coal leases with the BLM as well as other real property rights related to the McClane Canyon mine near Loma, Colorado. We own the equipment, operating permits and a haul road related to the operation of the McClane Canyon mine. Pursuant to the agreement, we will mine up to 1.5 million tons of saleable coal from the McClane Canyon mine. The agreement will expire the earlier of (1) five years or (2) at such time as we have mined and sold 1.5 million tons of coal from the McClane Canyon mine. We will pay all operating costs, employee costs, fees, taxes and royalties relating to the operation of the mine, and will pay to CAM-Colorado LLC compensation of $0.50 per ton. We have the right to sell the coal we produce and retain the proceeds of such sale. At the expiration of the term of the contract mining agreement, we will have the obligation to fully reclaim the mine, unless we are notified by CAM-Colorado LLC that it desires to keep the McClane Canyon mine open after expiration of the contract mining agreement and agrees to assume all reclamation obligations, including the assumption of all mining permits and the replacement of all bonds posted by us.

        This agreement is not the result of arm's length negotiations and may not have been effected on terms at least as favorable to the parties to this agreement as could have been obtained from unaffiliated third parties.

Shared Services Agreement

        Upon the closing of this offering, we will enter into a shared services agreement with Rhino GP LLC, CAM-Colorado LLC and CAM-Illinois LLC. Under this agreement, we, our subsidiaries or our general partner will provide CAM-Colorado LLC and CAM-Illinois LLC with certain advisory, operational and administrative support. These services will be provided in a commercially reasonably manner and upon the reasonable request of CAM-Colorado LLC and CAM-Illinois LLC. We or our general partner will provide these services directly but may subcontract for certain of these services with other entities. CAM-Colorado LLC and CAM-Illinois LLC will pay a reasonable, arms'- length fee to us or our general partner, as applicable, that will include reimbursement of the reasonable cost of any direct and indirect expenses we or our general partner incur in providing these services, including services such as development and maintenance of coal properties.

        This agreement is not the result of arm's length negotiations and may not have been effected on terms at least as favorable to the parties to this agreement as could have been obtained from unaffiliated third parties.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including the Wexford Parties), on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage the general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to our unitholders and us.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

        Conflicts of interest could arise in the situations described below, among others.

  Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner or those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement, affiliates of our general partner, including Wexford and its investment funds, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Through its investment funds, Wexford has controlling interests in Gulfport Energy Corporation, an oil and gas exploration and production company, Bronco Drilling Company Inc., a land drilling and oil field services company, a privately owned oil filed services company, and other businesses in the energy sector. Wexford, through its investment funds and managed accounts, make investments and purchase entities in the coal and oil and natural gas sectors. These investments and acquisitions may include entities or assets that we would have been interested in acquiring. Therefore, Wexford may compete with us for investment opportunities and Wexford may own an interest in entities that compete with us on an operations basis.

  Our general partner is allowed to take into account the interests of parties other than us such as the Wexford Parties in resolving conflicts.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

  We will rely solely on the executive management personnel of our general partner and CAM Holdings LLC.

        Terry N. Coleman will be an employee of our general partner, and James D. Slater, Richard A. Boone and Nicholas R. Glancy are employees of CAM Holdings LLC. Each will devote substantially all of their time to our business and affairs. Mark D. Zand, Jay L. Maymudes and Arthur H. Amron are employees of Wexford and will devote a portion of their time to our business and affairs. None of our executive management personnel is required to work full time on our business and affairs. Affiliates of our general partner will conduct business and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of our executive management personnel who provide services to affiliates of our general partner, such as Wexford.

  Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

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  provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

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  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

  Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  issuance of additional units; and

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  the creation, reduction, or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by the general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "How We Make Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

  We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Wexford will charge on a fully allocated cost basis for services provided to us, other than legal support, which will be on an hourly basis. This fully allocated cost basis is based on the percentage of time spent by Wexford personnel on our matters and includes the compensation paid by Wexford to such persons and their allocated overhead. The allocation of compensation expense for those executive officers of our general partner who are employees of Wexford will be determined based on a good faith estimate of the value of each such officer's services performed on our business and affairs, subject to the approval of the audit committee of our general partner. The fully allocated basis charged by Wexford does not include a profit component. Please read "Certain Relationships and Related Party Transactions."

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations.

        Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

  Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of our general partner's state-law fiduciary duty standards. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owners, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.
Rights and remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Description of the Common Units—Transfer of Common Units." This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of common units and subordinated units are entitled to participate in partnership distributions and are entitled to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units and our general partner in and to partnership distributions, please read this section and "How We Make Cash Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

                                                                   will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the proper completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of common units:

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  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

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  automatically requests admission as a substituted limited partner in our partnership;

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  executes and agrees to be bound by the terms and conditions of our partnership agreement;

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  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

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  grants powers of attorney to the officers of our general partner and any liquidator of us as specified in the partnership agreement; and

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  gives the consents, covenants, representations and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

        An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any unrecorded transfers for which a properly completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

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  the right to assign the common unit to a purchaser or other transferee; and

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  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

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  will not receive cash distributions;

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  will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes;

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  may not receive some federal income tax information or reports furnished to record holders of common units; and

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  will have no voting rights;

unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to ensure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read "The Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of these agreements upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "How We Make Cash Distributions";

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  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties";

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on January 11, 2006 and have a perpetual existence.

Purpose

        Our purpose under the partnership agreement is limited to any business activities that are approved by our general partner, in its sole discretion, and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner, in its individual capacity, has the power to cause us, our operating company or its subsidiaries to engage in activities other than coal mining and marketing, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. However, any decision by our general partner to cause us or our subsidiaries to invest in activities will be subject to its fiduciary duties as modified by our partnership agreement. In general, our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application and certification, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following matters require the limited partner vote specified below. Various matters require the approval of a "unit majority," which means:

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  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the common units.

By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment which requires a unit majority.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

Issuance of additional units	No approval rights.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of the limited partners. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Continuation of our partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2016 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."
Removal of our general partner
Not less than 66 2/3% of the outstanding common units and subordinated units, voting as a single class, including common units and subordinated units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our limited partners to an affiliate or to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2016. Please read "—Transfer of General Partner Interests."
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person in connection with our general partner's merger or consolidation with or into or sale of all or substantially all of its assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2016. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

  •
  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        As of December 31, 2005, our subsidiaries conducted business in Colorado, Kentucky, Ohio, Pennsylvania and West Virginia. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our membership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

        Our general partner's 2% general partner interest is not subject to dilution. If we issue additional partnership securities in the future, our general partner will not be obligated to make additional capital contributions to us to maintain its 2% general partner interest. In addition, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities to the extent necessary to maintain its and its affiliates' limited partner percentage interest in us, whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, affiliates of our general partner will own 88.5% of the outstanding common and subordinated units.

  No Unitholder Approval

        Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

  (11)
  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if our general partner determines that those amendments:

  (1)
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under "—No Limited Partner Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Finally, our general partner may consummate any merger without the prior approval of our limited partners if we are the surviving entity in the transaction, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction and our general partner has received an opinion of counsel regarding certain limited liability and tax matters.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The limited partners are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  (2)
  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  (3)
  the entry of a decree of judicial dissolution of our partnership; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

  •
  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2016 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without common unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the limited partners. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units and subordinated units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding common units and subordinated units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own 88.5% of the outstanding common and subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and no units held by our general partner and its affiliates are voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest to:

  •
  an affiliate of our general partner (other than an individual), or

  •
  another entity in connection with the merger or consolidation of our general partner with or into such other entity or the transfer by our general partner of all or substantially all of its assets to such other entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to June 30, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner, its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or to another entity as part of the merger or consolidation of such holder with or into such entity, the sale of all of the ownership interest in such holder or the sale of all or substantially all of such holder's assets to such entity without the prior approval of the unitholders. Prior to June 30, 2016, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units excluding common units held by our general partner and its affiliates. On or after June 30, 2016, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Rhino GP LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

        Our partnership agreement also provides that if our general partner is removed without cause and no units held by our general partner and its affiliates are voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time our general partner and its affiliates own more than 90% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. If our general partner and its affiliates reduce their ownership percentage to below 50% of the outstanding common units, the ownership threshold to exercise the limited call rights will be reduced to 80%.The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The unit equivalents representing the general partner interest are unit equivalents for distribution and allocation purposes, do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

        Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substituted limited partner at the written direction of the assignee. Please read "—Meetings; Voting." Transferees who do not execute and deliver a transfer application and certification will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations, or reports furnished to holders of common units. Please read "Description of the Common Units—Transfer of Common Units."

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state, or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest in because of the nationality, citizenship, or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship, or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship, or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

        Furthermore, we have the right to redeem all of the common and subordinated units of any holder that our general partner concludes is not an eligible citizen or fails to furnish the information requested by our general partner. The redemption price in the event of such redemption for each unit held by such unitholder will be the current market price as of the date three days before the date the notice of redemption is mailed to the unitholder. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 10% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

        Under our partnership agreement, we will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner or any of their affiliates; or

  (6)
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

        Wexford will charge on a fully allocated cost basis for services provided to us, other than legal support, which will be on an hourly basis. This fully allocated cost basis is based on the percentage of time spent by Wexford personnel on our matters and includes the compensation paid by Wexford to such persons and their allocated overhead. The allocation of compensation expense for those executive officers of our general partner who are employees of Wexford will be determined based on a good faith estimate of the value of each such officer's services performed on our business and affairs, subject to the approval of the audit committee of our general partner. The fully allocated basis charged by Wexford does not include a profit component.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting purposes, we use a year ending March 31, and for tax reporting purposes, we use the calendar year.

        We will furnish or make available (by posting on our website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Rhino GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, affiliates of our general partner will hold an aggregate of 25,613,265 common units and 3,336,735 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act of 1933 or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned its common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the current public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act of 1933 and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act of 1933 or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

        We and the officers and directors of our general partner have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Rhino Resource Partners, L.P. and our operating company.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the mining and marketing of coal. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating company will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

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  neither we nor our operating company will elect to be treated as a corporation; and

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  for each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Rhino Resource Partners, L.P. will be treated as partners of Rhino Resource Partners, L.P. for federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

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  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Rhino Resource Partners, L.P. for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Rhino Resource Partners, L.P.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," which includes depreciation and depletion recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2009, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be    % or less of the cash distributed with respect to that period. We anticipate that after the period ending December 31, 2009, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        In general, the highest effective U.S. federal income tax rate for individuals is currently 35.0% and the maximum U.S. federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than twelve months at the time of disposition.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we will adopt), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Coal Depletion

        In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%.

        Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read "—Tax Consequences of Unit Ownership—Alternative Minimum Tax." Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses, or the amount of gain recognized upon the disposition, will be treated as ordinary income to us. In addition, a corporate unitholder's allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner's allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

  Mining Exploration and Development Expenditures

        We will elect to currently deduct mining exploration expenditures that we pay or incur to determine the existence, location, extent or quality of coal deposits prior to the time the existence of coal in commercially marketable quantities has been disclosed.

        Amounts we deduct for mine exploration expenditures must be recaptured and included in our taxable income at the time a mine reaches the production stage, unless we elect to reduce future depletion deductions by the amount of the recapture. A mine reaches the producing stage when the major part of the coal production is obtained from working mines other than those opened for the purpose of development or the principal activity of the mine is the production of developed coal rather than the development of additional coal for mining. This recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine have been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead, these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

        We will also generally deduct currently mine development expenditures incurred in making coal accessible for extraction, after the exploration process has disclosed the existence of coal in commercially marketable quantities. To increase the allowable percentage depletion deduction for a mine or mines, we may however, elect to defer mine development expenses and deduct them on a ratable basis as the coal benefited by the expenses is sold. This election can be made on a mine-by-mine and year-by-year basis.

        Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. See "—Disposition of Common Units." Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60-month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

        When computing the alternative minimum tax, mine exploration and development expenditures are capitalized and deducted over a ten year period. Unitholders may avoid this alternative minimum tax adjustment of their mine exploration and development expenditures by electing to capitalize all or part of the expenditures and deducting them over ten years for regular income tax purposes. You may select the specific amount of these expenditures for which you wish to make this election.

  Sales of Coal Reserves

        If any coal reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves or the mined coal sold are held by us:

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  for sale to customers in the ordinary course of business (i.e., we are a "dealer" with respect to that property),

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  for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

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  as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

        In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

        We intend to hold our coal reserves for use in a trade or business and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales of coal reserves. Thus, the general partner does not believe we will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a "dealer" in coal reserves.

        If we are not a dealer with respect to our coal reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

        A unitholder's distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

        If we are not a dealer with respect to our coal reserves and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period of such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

        Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (1) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses or (2) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

  Deduction for U.S. Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentages are 3% for qualified production activities income generated in the year 2006; 6% for the years 2007, 2008, and 2009; and 9% thereafter.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the basis rules, the at—risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages paid by the unitholder during the calendar year. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the lesser of either (i) the unitholder's allocable share of our wages, or (ii) two times the applicable Section 199 deduction percentage of our qualified production activities income allocated to the unitholder plus any expenses incurred directly by the unitholder that are allocated to our qualified production activities for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders.

        This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 Wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables," which includes potential recapture items, including depreciation and depletion recapture, or to "inventory items" we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder generally is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a U.S. trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names Rhino GP LLC, our general partner, as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

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  a person that is not a U.S. person;

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  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

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  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Colorado, Kentucky, Ohio, Pennsylvania and West Virginia. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN RHINO RESOURCE PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

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  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

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  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

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  The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

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  Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

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  In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

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  The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

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  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

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  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet.

        Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as representative of the underwriters and as sole book-running manager. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each of the underwriters named below have severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriters	Number of Common Units
Citigroup Global Markets Inc.
Lehman Brothers Inc.

Total	3,750,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.

        The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of the prospectus and some of the common units to dealers at the public offering price less a concession not to exceed $            per common unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per common unit on sales to other dealers. If all of the common units are not sold at the initial offering price, the representative may change the public offering price and the other selling terms. The representative has advised us that the underwriters do not intend sales to discretionary accounts to exceed 5% of the total number of our common units offered by them.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 562,500 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment

        We and the officers and directors of our general partner have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any of our common units or any securities convertible into or exchangeable for our common units. This agreement does not apply to any existing employee benefit plans. Citigroup Global Markets Inc. in its discretion may release any of the securities subject to these lock-up agreements at any time without notice. Factors in deciding whether to release these units may include the length of time before the particular lock-up expires, the number of units involved, historical trading volumes of our common units and whether the person seeking the release is an officer, director or affiliate of us or our general partner.

        Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations between our general partner and the representative. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our partnership. We cannot assure you, however, that the prices at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	No Exercise	Full Exercise
Per common unit
Total

        We will pay advisory fees equal to an aggregate of 0.375% of the gross proceeds of this offering (including any exercise of the underwriters' over-allotment option) to Citigroup Global Markets Inc. for evaluation, analysis and structuring of our partnership.

        In connection with the offering the underwriters may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of common units made in an amount up to the number of common units represented by the underwriters' over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ National Market or in the OTC market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We intend to apply to list our common units on the NASDAQ National Market under the symbol "RRLP."

        We estimate that our portion of the total expenses of this offering, other than underwriting discounts and commissions and advisory fees, will be $1.9 million.

        The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representative will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

        We and our general partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Because the National Association of Securities Dealers, Inc. views the common units offered by this prospectus as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas

EXPERTS

        The consolidated financial statements of CAM Holdings LLC as of December 31, 2003 and for the period from April 30, 2003 through December 31, 2003 included in this prospectus and the related consolidated financial statement schedule included elsewhere in the Registration Statement have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report appearing herein, and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of CAM Holdings LLC as of March 31, 2005 and 2004, for the year ended March 31, 2005 and for the three months ended March 31, 2004 included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs concerning a change in accounting principle and a change in CAM Holdings LLC's year end) appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The statement of financial position of Rhino Resource Partners, L.P. as of January 11, 2006, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The statement of financial position of Rhino GP LLC as of January 11, 2006, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The information appearing in this prospectus concerning estimates of our proven and probable coal reserves and non-reserve coal deposits was prepared by Marshall Miller and has been included herein upon the authority of this firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may desire to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

        As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at http://www.rhinolp.com, and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward- looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

RHINO RESOURCE PARTNERS, L.P. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Introduction	F-2
Unaudited Pro Forma Consolidated Statement of Financial Position as of December 31, 2005	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended December 31, 2005	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended March 31, 2005	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6
CAM HOLDINGS LLC HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-9
Report of Independent Registered Public Accounting Firm	F-10
Consolidated Statements of Financial Position as of December 31, 2005 (unaudited) and March 31, 2005 and 2004	F-11
Consolidated Statements of Operations for the Nine Months Ended December 31, 2005 and 2004 (unaudited), the Year Ended March 31, 2005, the Three Months Ended March 31, 2004 and the Period from April 30, 2003 (date of inception) through December 31, 2003	F-12
Consolidated Statements of Members' Equity for the Nine Months Ended December 31, 2005 (unaudited), the Year Ended March 31, 2005, the Three Months Ended March 31, 2004 and the Period from April 30, 2003 (date of inception) through December 31, 2003	F-13
Consolidated Statements of Cash Flows for the Nine Months Ended December 31, 2005 and 2004 (unaudited), the Year Ended March 31, 2005, the Three Months Ended March 31, 2004 and the Period from April 30, 2003 (date of inception) through December 31, 2003	F-14
Notes to Consolidated Financial Statements	F-15
RHINO RESOURCE PARTNER, L.P. HISTORICAL STATEMENT OF FINANCIAL POSITION
Report of Independent Registered Public Accounting Firm	F-38
Statement of Financial Position as of January 11, 2006	F-39
Note to the Statement of Financial Position	F-40
RHINO GP LLC HISTORICAL STATEMENT OF FINANCIAL POSITION
Report of Independent Registered Public Accounting Firm	F-41
Statement of Financial Position as of January 11, 2006	F-42
Notes to the Statement of Financial Position	F-43

RHINO RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma consolidated financial statements are based upon the historical consolidated statements of financial position and operations of CAM Holdings LLC and its subsidiaries (collectively "CAM Holdings"). Rhino Resource Partners, L.P. (the "Partnership") will own and operate the business of CAM Holdings effective with the closing of the offering. This contribution will be recorded at historical cost as it is considered to be a reorganization of entities under common control. The unaudited pro forma consolidated financial statements for the Partnership have been derived from the consolidated financial statements of CAM Holdings set forth elsewhere in this prospectus and are qualified in their entirety by reference to such consolidated financial statements and related notes contained therein. The unaudited pro forma consolidated financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma consolidated financial statements should be read in conjunction with the notes accompanying such financial statements and with the historical consolidated financial statements and related notes set forth elsewhere in this prospectus.

        The accompanying unaudited pro forma consolidated financial statements give effect to (1) the distribution by CAM Holdings of its ownership interests in entities owning certain properties located in Colorado and Illinois to certain investment funds managed by Wexford Capital LLC (the "Wexford Funds") and an officer of the general partner of the Partnership, Rhino GP LLC (the "General Partner"), (2) the contribution of 100% of the ownership interests in CAM Holdings by the Wexford Funds and an officer of the General Partner, (3) the offering of common units and subordinated units of the Partnership and the application of proceeds therefrom and (4) the borrowing of funds under a new credit facility and the subsequent repayment of certain debt. The unaudited pro forma consolidated statements of financial position as of December 31, 2005 assume that the contribution, offering and related transactions occurred on December 31, 2005. The unaudited pro forma consolidated statements of operations for the nine months ended December 31, 2005 and the year ended March 31, 2005 assume that the contribution, offering and related transactions occurred on April 1, 2004. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial information.

RHINO RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2005

	CAM Holdings LLC Historical	Pro Forma Adjustments		Rhino Resource Partners, L.P. Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$160,939	$75,000,000 (7,250,000 (46,139,808 (66,752,126 46,360,630	(a) )(b) )(c) )(d) (e)	$1,379,635
Accounts receivable, net of allowance for doubtful accounts of $561,000	28,321,084	—		28,321,084
Inventories	9,325,036	—		9,325,036
Advance royalties, current portion	386,531	—		386,531
Prepaid expenses and other	5,809,318	(37,537 (295,246	)(f) )(g)	5,476,535

Total current assets	44,002,908	885,913		44,888,821
PROPERTY, PLANT AND EQUIPMENT:
At cost, including mineral reserves, mine development and contract costs	194,595,675	(5,549,258 (7,804,713	)(f) )(g)	181,241,704
Less accumulated depreciation, depletion and amortization	(26,354,830)	—		(26,354,830)

Net property, plant and equipment	168,240,845	(13,353,971)		154,886,874
Advance royalties, net of current portion	2,493,732	—		2,493,732
Other non-current assets	7,858,090	(100,122	)(f)	7,757,968

Total	$222,595,575	$(12,568,180)		$210,027,395

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts Payable	$14,800,714	$—		$14,800,714
Line of credit	14,943,095	(14,943,095	)(d)	—
Accrued expenses and other	15,836,146	(1,239,000	)(g)	14,597,146
Current portion of long-term debt	15,341,104	(14,209,408	)(d)	1,131,696
Current portion of loan payable to related party	839,808	(839,808	)(c)	—
Current portion of asset retirement obligations	1,778,365	—		1,778,365
Current portion of deferred revenue	1,874,436	—		1,874,436

Total current liabilities	65,413,668	(31,231,311)		34,182,357
NON-CURRENT LIABILITIES—Less current portion:
Long-term debt	46,244,195	(37,599,623 46,360,630	)(d) (e)	55,005,202
Asset retirement obligations	19,458,219	—		19,458,219
Other non-current liabilities	3,326,000	(2,500,000	)(f)	826,000
Postretirement benefits	3,787,526	—		3,787,526
Deferred revenue	1,343,736	—		1,343,736

Total non-current liabilities	74,159,676	6,261,007		80,420,683

Total liabilities	139,573,344	(24,970,304)		114,603,040

MEMBERS' EQUITY:
Members' investment	40,724,313	75,000,000 (7,250,000 (45,300,000 (63,174,313	(a) )(b) )(c) )(h)	—
Retained earnings	50,145,037	(41,465 (50,103,572	)(f) )(h)	—
Distributions	(7,847,119)	(3,145,452 (6,860,959 17,853,530	)(f) )(g) (h)	—

Total members' equity	83,022,231	(83,022,231)		—

PARTNERS' EQUITY:
Limited partner interests
Common Units	—	83,973,432	(h)	83,973,432
Subordinated Units	—	9,542,436	(h)	9,542,436
General partner interests	—	1,908,487	(h)	1,908,487

Total partners' equity	—	95,424,355		95,424,355

TOTAL	$222,595,575	$(12,568,180)		$210,027,395

See notes to consolidated financial statements.

RHINO RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

	CAM Holdings LLC Historical	Pro Forma Adjustments		Rhino Resource Partners, L.P. Pro Forma
REVENUES	$255,329,872	$(42,822	)(f)	$255,287,050
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	209,707,604	(1,357	)(f)	209,706,247
Depreciation, depletion and amortization	8,723,271	—		8,723,271
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	11,687,373	—		11,687,373

Total costs and expenses	230,118,248	(1,357)		230,116,891
INCOME (LOSS) FROM OPERATIONS	25,211,624	(41,465)		25,170,159
INTEREST AND OTHER INCOME (EXPENSE)
Interest expense	(3,850,376)	850,165	(i)	(3,000,211)
Interest income	312,637	—		312,637
Loss on sale of assets	292,724	—		292,724
Other—net	14,170	—		14,170

Total interest and other expenses	(3,230,845)	850,165		(2,380,680)
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	21,980,779	808,700		22,789,479
INCOME TAX EXPENSE	28,131	—		28,131

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	21,952,648	808,700		22,761,348
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE—Net of taxes	—	—		—

NET INCOME (LOSS)	$21,952,648	$808,700		$22,761,348

General partner's interest in net income				$455,227

Limited partners' interest in net income				$22,306,121

Basic and diluted net income per limited partner unit				$0.68
Basic and diluted weighted average limited partner units outstanding				32,700,000

See notes to consolidated financial statements.

RHINO RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2005

	CAM Holdings LLC Historical	Pro Forma Adjustments		Rhino Resource Partners, L.P. Pro Forma
REVENUES	$279,977,834	$—		$279,977,834
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	227,873,950	—		227,873,950
Depreciation, depletion and amortization	4,583,413	—		4,583,413
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	12,877,527	—		12,877,527

Total costs and expenses	245,334,890	—		245,334,890
INCOME (LOSS) FROM OPERATIONS	34,642,944	—		34,642,944
INTEREST AND OTHER INCOME (EXPENSE)
Interest expense	(3,454,696)	374,702	(i)	(3,079,994)
Interest income	442,250	—		442,250
Loss on sale of assets	(505,740)	—		(505,740)
Other—net	(1,296,366)	—		(1,296,366)

Total interest and other expenses	(4,814,552)	374,702		(4,439,850)
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	29,828,392	374,702		30,203,094
INCOME TAX EXPENSE	73,773	—		73,773

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	29,754,619	374,702		30,129,321
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE—Net of taxes	1,656,461	—		1,656,461

NET INCOME (LOSS)	$28,098,158	$374,702		$28,472,860

General partner's interest in net income				$569,457

Limited partners' interest in net income				$27,903,403

Basic and diluted net income per limited partner unit				$0.85
Basic and diluted weighted average limited partner units outstanding				32,700,000

See notes to consolidated financial statements.

RHINO RESOURCE PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 AND FOR THE NINE MONTHS ENDED
DECEMBER 31, 2005 AND FOR THE YEAR ENDED MARCH 31, 2005

1. ORGANIZATION AND BASIS OF PRESENTATION

        The unaudited pro forma consolidated financial information is derived from historical consolidated financial statements of CAM Holdings LLC and its subsidiaries (collectively "CAM Holdings"). The historical consolidated financial statements of CAM Holdings include the assets, liabilities and results of operations of CAM Holdings.

        The unaudited pro forma consolidated financial statements reflect the following transactions:

  •
  the distribution by CAM Holdings of its ownership interests in entities owning certain properties located in Colorado and Illinois to certain investment funds managed by Wexford Capital LLC (the "Wexford Funds") and an officer of Rhino GP LLC, the general partner of Rhino Resource Partners, L.P.;

  •
  the contribution by the Wexford Funds and an officer of Rhino GP LLC of 100% of the ownership interests in CAM Holdings to Rhino Resource Partners, L.P.;

  •
  the issuance by Rhino Resource Partners, L.P. to the Wexford Funds and an officer of Rhino GP LLC, an aggregate of 25,613,265 common units and 3,336,735 subordinated units. Certain officers and directors of our general partner are principals of Wexford Capital LLC ("Wexford");

  •
  the issuance by Rhino Resource Partners, L.P. of a 2% general partner interest in Rhino Resource Partners, L.P. and the incentive distribution rights to Rhino GP LLC in return for the agreement of Rhino GP LLC to render all services necessary for the management of the operations of Rhino Resource Partners, L.P.;

  •
  the issuance by Rhino Resource Partners, L.P. of 3,750,000 common units to the public (the "Offering");

  •
  the application of the use of proceeds of the issuance of common units to the public as follows:

  —
  a cash distribution by Rhino Resource Partners, L.P. to Wexford as a reimbursement for prior capital expenditures;

  —
  the repayment of indebtedness under CAM Holdings's current credit facility and certain acquisition debt; and

  —
  the payment of estimated underwriting discounts and commissions, advisory fees and offering expenses of $7.2 million; and

  •
  the borrowing of funds under a new credit facility to repay indebtedness under CAM Holdings's current credit facility and indebtedness under notes payable to finance acquisitions of mining equipment.

        Upon completion of this offering, Rhino Resource Partners, L.P. anticipates incurring incremental selling, general and administrative expenses related to becoming a separate public entity (e.g., cost of tax return preparation, annual and quarterly reports to unitholders, stock exchange listing fees and registrar and transfer agent fees) in an annual amount of approximately $3.1 million. The unaudited pro forma consolidated financial statements do not reflect this $3.1 million in incremental selling, general and administrative expenses.

        Additionally, upon completion of this offering, (1) Rhino Resource Partners, L.P. and/or its subsidiaries will enter into a mining agreement with CAM-Colorado LLC, an entity owned by the

Wexford Funds and an officer of Rhino GP LLC, (2) Rhino Resource Partners, L.P. and/or its subsidiaries will enter into a shared services agreement with Rhino GP LLC, CAM-Colorado LLC and CAM-Illinois LLC, and (3) Rhino GP LLC will enter into an employment agreement with Terry N. Coleman. It is not anticipated that these agreements will materially impact the results of operations of CAM Holdings and therefore they have not been included in the pro forma consolidated financial statements contained herein.

2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

          (a)   Reflects the gross proceeds to Rhino Resource Partners, L.P. of $75.0 million for the issuance and sale of 3,750,000 common units at an initial public offering price of $20.00 per unit.

          (b)   Reflects the payment of estimated underwriting discounts and commissions, advisory fees and offering expenses of $7.2 million.

          (c)   Reflects the cash distribution to Wexford of $46.1 million as a reimbursement for prior capital expenditures. Amounts outstanding as of December 31, 2005 differ from amounts that will be outstanding upon the consummation of this Offering and accordingly so do the pro forma adjustments. Upon the consummation of this Offering, $49.3 million will be distributed to Wexford as a reimbursement for prior capital expenditures.

          (d)   Reflects repayment of indebtedness outstanding under the current credit facility of $52.2 million at December 31, 2005 and indebtedness under notes payable to finance acquisitions of mining equipment of $14.6 million at December 31, 2005. The indebtedness under the current credit facility consists of debt incurred to fund working capital needs and acquisitions of land in Colorado and mining equipment. Debt outstanding as of December 31, 2005 differs from debt that will be outstanding upon the consummation of the Offering and accordingly so do the pro forma adjustments. Upon the consummation of the Offering, $60.6 million will be borrowed under a new credit facility to repay indebtedness under the current credit facility and indebtedness under notes payable to finance acquisitions of mining equipment.

          (e)   Reflects borrowing of $46.3 million under a new credit facility sufficient to pay amounts outstanding under the current credit facility and outstanding acquisition debt at December 31, 2005. Debt outstanding as of December 31, 2005 differs from total debt that will be outstanding upon the consummation of the Offering and accordingly so do the pro forma adjustments. Upon the consummation of the Offering, $60.6 million will be borrowed under the new credit facility to repay indebtedness under the current credit facility and indebtedness under notes payable to finance acquisitions of mining equipment.

          (f)    Reflects the distribution of ownership interests in an entity owning certain properties located in Illinois to the Wexford Funds and an officer of Rhino GP LLC, including property, plant and equipment of $5.5 million, $0.1 million of other non-current assets and other non-current liabilities of $2.5 million as of December 31, 2005. Amounts outstanding as of December 31, 2005 differ from amounts that will be outstanding upon the consummation of this Offering and accordingly so do the pro forma adjustments.

          (g)   Reflects the distribution of ownership interests in an entity owning certain properties located in Colorado to the Wexford Funds and an officer of Rhino GP LLC, including property,

  plant and equipment of $7.8 million, prepaid expenses of $0.3 million and accrued expenses of $1.2 million as of December 31, 2005. Amounts outstanding as of December 31, 2005 differ from amounts that will be outstanding upon the consummation of this Offering and accordingly so do the pro forma adjustments.

          (h)   Reflects the elimination of members' interest converted into general and limited partner interests. The limited partner interests consists of common units representing a 76.8% limited partner interest, subordinated units representing a 10.0% limited partner and the general partner interest representing a 2.0% general partner interest.

          (i)    Reflects net change in interest expense as a result of the repayment of borrowing under the current credit facility of $52.2 million at December 31, 2005 and indebtedness under notes payable to finance acquisition of mining equipment of $14.6 million at December 31, 2005 and borrowing from a new credit facility of $46.3 million. The individual components of the net change in interest expense are as follows:

	Nine Months Ended December 31, 2005	Year Ended March 31, 2005
Revolving credit facility(1)	$2,267,788	$1,971,613
Commitment fee on the unused portion of the credit facility(2)	201,091	346,223
Note payable to Colonial Coal(3)	171,060	308,802
Note payable to H&L Construction Co., Inc.(4)	360,272	453,356

Total pro forma interest expense	3,000,211	3,079,994
Less: Historical interest expense	3,850,376	3,454,696

Pro forma interest expense adjustment	$850,165	$374,702

  (1)
  Reflects pro forma interest expense at LIBOR of 4.53% plus 1.75% and LIBOR of 3.10% plus 1.75% on estimated outstanding balance on the revolving credit facility in the amount of $35.5 million as of April 1, 2005 and $56.1 million as of April 1, 2004, respectively.

  (2)
  Reflects pro forma interest expense at 0.5% on estimated unused portion of the credit facility in the amount of $43.9 million as of April 1, 2005 and $64.5 million as of April 1, 2004.

  (3)
  Reflects a discount for imputed interest at a rate of 8.0% the note payable to Colonial Coal in the amount of $1.8 million as of April 1, 2005 and $2.8 million as of April 1, 2004.

  (4)
  Reflects a discount for imputed interest at a rate of 6.50% the note payable to H&L Construction Co., Inc. in the amount of $7.6 million as of April 1, 2005 and $7.7 million as of April 1, 2004.

          Debt outstanding as of December 31, 2005 differs from total debt that will be outstanding upon the consummation of the Offering and accordingly so do the pro forma adjustments. Upon the consummation of the Offering, $60.6 million will be borrowed under a new credit facility to repay indebtedness under the current credit facility and indebtedness under notes payable to finance acquisitions of mining equipment and the net change in interest expense will change accordingly.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
CAM Holdings LLC
Pikeville, Kentucky

        We have audited the accompanying consolidated statements of operations, changes in members' equity, and cash flows for the period from April 30, 2003 (date of inception) through December 31, 2003 of CAM Holdings LLC. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its operations and cash flows for the period from April 30, 2003 (date of inception) through December 31, 2003 of CAM Holdings LLC in conformity with accounting principles generally accepted in the United States of America.

/s/ CROWE CHIZEK AND COMPANY LLC

Lexington, Kentucky
February 20, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
CAM Holdings LLC
Pikeville, Kentucky

        We have audited the accompanying consolidated statements of financial position of CAM Holdings LLC (the "Company"), as of March 31, 2005 and 2004, and the related consolidated statements of operations, members' equity, and cash flows for the year ended March 31, 2005, and the three months ended March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the period from April 30, 2003 (date of inception) through December 31, 2003 were audited by other auditors whose report dated February 20, 2004, expressed an unqualified opinion on those statements.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such 2005 and 2004 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended March 31, 2005, and the three months ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for costing inventory effective April 1, 2004.

        Effective January 1, 2004, the Company changed its fiscal year end from December 31 to March 31.

/s/ DELOITTE & TOUCHE LLP

LOUISVILLE, KENTUCKY
 July 22, 2005

CAM HOLDINGS LLC

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2005 (UNAUDITED) AND MARCH 31, 2005 AND 2004

		March 31
	December 31 2005
		2005	2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$160,939	$5,096,322	$3,420
Accounts receivable, net of allowance for doubtful accounts ($561,000 as of December 31, 2005, $104,000 as of March 31, 2005 and $0 as of March 31, 2004)	28,321,084	23,486,187	6,506,565
Inventories	9,325,036	9,732,886	3,779,669
Advance royalties, current portion	386,531	929,715	337,329
Prepaid expenses and other	5,809,318	4,469,352	1,010,545

Total current assets	44,002,908	43,714,462	11,637,528
PROPERTY, PLANT AND EQUIPMENT:
At cost, including mineral reserves, mine development and contract costs	194,595,675	141,613,187	45,062,527
Less accumulated depreciation, depletion and amortization	(26,354,830)	(13,205,812)	(2,243,741)

Net property, plant and equipment	168,240,845	128,407,375	42,818,786
ADVANCE ROYALTIES, net of current portion	2,493,732	1,443,674	520,938
OTHER NON-CURRENT ASSETS	7,858,090	7,572,757	4,444,844

Total	$222,595,575	$181,138,268	$59,422,096

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts Payable	$14,808,714	$11,026,025	$5,451,400
Line of credit	14,943,095	10,130,664	4,072,581
Accrued expenses and other	15,836,146	15,339,110	887,250
Current portion of long-term debt	15,341,104	12,753,581	3,654,706
Current portion of loan payable to related party	839,808	766,061	—
Current portion of asset retirement obligations	1,778,365	2,343,965	169,063
Current portion of deferred revenue	2,118,146	7,112,647	927,213

Total current liabilities	65,657,378	59,472,053	15,162,213
NON-CURRENT LIABILITIES:
Long-term debt	46,244,195	38,291,626	8,551,940
Loan payable to related party	—	—	15,000,000
Asset retirement obligations	19,458,219	17,295,571	3,599,027
Other non-current liabilities	3,326,000	761,670	—
Postretirement benefits	3,787,526	3,301,422	—
Deferred revenue	1,100,026	946,343	1,331,419

Total non-current liabilities	73,915,966	60,596,632	28,482,386

Total liabilities	139,573,344	120,068,685	43,644,599

COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY:
Members' investment	32,877,194	32,877,194	15,683,266
Retained earnings	50,145,037	28,192,389	94,231

Total members' equity	83,022,231	61,069,583	15,777,497

TOTAL	$222,595,575	$181,138,268	$59,422,096

See notes to consolidated financial statements.

CAM HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED), THE YEAR
ENDED MARCH 31, 2005, THE THREE MONTHS ENDED MARCH 31, 2004 AND THE
PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

	Nine Months Ended December 31,				Period from April 30, 2003 through December 31, 2003
				Three Months Ended March 31, 2004
			Year Ended March 31, 2005
	2005	2004
REVENUES	$255,329,872	$205,918,784	$279,977,834	$16,224,711	$33,901,436
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	209,707,604	177,173,552	227,873,950	14,626,472	26,419,674
Depreciation, depletion and amortization	8,723,271	1,873,347	4,583,413	698,266	1,715,762
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	11,687,373	2,538,803	12,877,527	1,191,035	4,735,711

Total costs and expenses	230,118,248	181,585,702	245,334,890	16,515,773	32,871,147

INCOME (LOSS) FROM OPERATIONS	25,211,624	24,333,082	34,642,944	(291,062)	1,030,289

INTEREST AND OTHER INCOME (EXPENSE)
Interest expense (including $59,963 nine months ended December 31, 2005, $486,408 nine months ended December 31, 2004 and $779,845 year ended March 31, 2005 of interest expense to related parties)	(3,850,376)	(2,461,167)	(3,454,696)	(287,937)	(565,030)
Interest income	312,637	207,004	442,250	13,100	30,189
Gain (loss) on sale of assets	292,724	(277,212)	(505,740)	(48,338)	109,886
Other—net	14,170	78,638	(1,296,366)	(6,662)	109,796

Total interest and other expenses	(3,230,845)	(2,452,737)	(4,814,552)	(329,837)	(315,159)

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	21,980,779	21,880,345	29,828,392	(620,899)	715,130
INCOME TAX EXPENSE	28,131	—	73,773	—	—

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	21,952,648	21,880,345	29,754,619	(620,899)	715,730
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE—Net of taxes	—	1,656,461	1,656,461	—	—

NET INCOME (LOSS)	$21,952,648	$20,223,884	$28,098,158	$(620,899)	$715,130

See notes to consolidated financial statements.

CAM HOLDINGS LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 (UNAUDITED), THE YEAR
ENDED MARCH 31, 2005, THE THREE MONTHS ENDED MARCH 31, 2004 AND THE
PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

	Members' Investment	Retained Earnings	Total
BALANCE—April 30, 2003	$—	$—	$—
Capital contributions	23,727,383	—	23,727,383
Return of members' investment	(7,847,119)	—	(7,847,119)
Net income	—	715,130	715,130

BALANCE—December 31, 2003	15,880,264	715,130	16,595,394
Capital contributions	14,803,002	—	14,803,002
Net loss	—	(620,899)	(620,899)
Conversion of members' investment to note payable	(15,000,000)	—	(15,000,000)

BALANCE—March 31, 2004	15,683,266	94,231	15,777,497
Capital contributions	17,193,928	—	17,193,928
Net income	—	28,098,158	28,098,158

BALANCE—March 31, 2005	32,877,194	28,192,389	61,069,583
Net income	—	21,952,648	21,952,648

BALANCE—December 31, 2005	$32,877,194	$50,145,037	$83,022,231

See notes to consolidated financial statements.

CAM HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE
MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED), THE YEAR
ENDED MARCH 31, 2005, THE THREE MONTHS ENDED MARCH 31, 2004 AND THE
PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003

	Nine Months Ended December 31,				Period from April 30, 2003 through December 31, 2003
				Three Months Ended March 31, 2004
			Year Ended March 31, 2005
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$21,952,648	$20,223,884	$28,098,158	$(620,899)	$715,130
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	8,723,271	1,873,347	4,583,413	698,266	1,715,762
Accretion on asset retirement obligations	1,388,179	826,921	1,323,624	66,115	—
Accretion on interest-free debt	(312,637)	199,610	473,190	—	—
Amortization of advance royalties	1,687,268	657,969	1,231,494	405,996	—
Provision for doubtful accounts	457,448	—	103,582	—	—
(Gain) loss on sale of assets	(292,724)	277,212	505,740	48,338	(109,886)
Changes in assets and liabilities:
Accounts receivable	(5,292,346)	(13,752,199)	(15,814,115)	(1,051,831)	(5,454,734)
Inventories	407,850	6,228,584	1,117,377	(1,806,863)	(671,088)
Advance royalties	(1,912,651)	(1,731,108)	(2,618,713)	(663,362)	(196,350)
Prepaid expenses and other assets	(1,191,640)	(4,571,089)	(3,560,263)	(419,372)	(1,096,491)
Accounts payable	1,113,387	1,431,369	5,574,625	1,850,702	3,600,698
Accrued expenses and other liabilities	5,722,668	(1,384,898)	11,484,145	325,533	594,117
Asset retirement obligations	208,869	(690,072)	148,038	88,319	334,634
Postretirement benefits	486,104	601,441	492,317	—	—

Net cash provided by (used in) operating activities	33,145,694	10,190,971	33,142,612	(1,079,058)	(568,208)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(53,572,961)	(14,830,988)	(22,547,107)	(1,928,813)	(6,443,118)
Proceeds from sales of property, plant, and equipment	209,714	60,500	—	89,110	228,000
Principal payments received on note receivable	—	—	550,479	—	35,131
Changes in restricted cash	497,555	(8,723,013)	243,426	1,033,485	(3,796,151)
Acquisitions of coal companies and coal properties	—	(25,429,028)	(25,429,028)	(12,600,000)	(10,605,000)
Issuance of notes receivable	(641,655)	—	—	—	(215,000)

Net cash used in investing activities	(53,507,347)	(48,922,529)	(47,182,230)	(13,406,218)	(20,796,138)
CASH FLOWS FROM FINANCING ACTIVITIES:
Activity on line of credit, net	4,812,431	7,163,258	6,058,083	934,557	2,970,424
Proceeds from issuance of long-term debt	22,655,183	23,755,365	28,258,750	—	5,000,000
Repayments on long-term debt	(12,115,091)	(11,941,480)	(18,144,302)	(1,252,477)	(2,482,728)
Proceeds from loan payable to related party	73,747	646,674	766,061	—	—
Repayments on loan payable to related party	—	—	(15,000,000)	—	—
Return of members' investment	—	—	—	—	(7,847,119)
Cash contributions from members	—	17,193,928	17,193,928	14,803,002	23,727,383

Net cash provided by financing activities	15,426,270	36,817,745	19,132,520	14,485,082	21,367,960
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,935,383)	(1,913,813)	5,092,902	(194)	3,614
CASH AND CASH EQUIVALENTS—Beginning of period	5,096,322	3,420	3,420	3,614	—

CASH AND CASH EQUIVALENTS—End of period	$160,939	$(1,910,393)	$5,096,322	$3,420	$3,614

See notes to consolidated financial statements.

CAM HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 (UNAUDITED), MARCH 31, 2005 AND MARCH 31, 2004,
FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED),
THE YEAR ENDED MARCH 31, 2005,
THE THREE MONTHS ENDED MARCH 31, 2004
AND THE PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2003

1.    ORGANIZATION AND BASIS OF PRESENTATION

        Organization—CAM Holdings LLC and its wholly owned subsidiaries (the "Company") produce and market coal from surface and underground mines in Kentucky, Ohio, West Virginia, and Colorado, with the majority of the Company's sales going to domestic utilities and other industrial companies in the United States. The Company's wholly owned subsidiaries are as follows: Central Appalachia Mining LLC; CAM-Kentucky LLC; CAM-BB LLC; CAM-Kentucky Real Estate LLC; CAM-Ohio Holdings LLC; CAM-Ohio LLC; CAM-Ohio Real Estate LLC; Springdale Land, LLC; CAM Coal Trading LLC; Leesville Land, LLC; and CAM-Illinois LLC.

        The Company was formed in April 2003 and has been built via acquisitions. In May 2003, the Company purchased specific coal assets and liabilities out of bankruptcy from Lodestar Energy Inc., Lodestar Holding, Inc., and Industrial Fuels Minerals Co. This acquisition included surface mines, underground mines, preparation plant facilities and loadout facilities located in Kentucky and underground mines located in Colorado.

        The recorded value of the assets and (liabilities) acquired in May 2003 were:

Coal inventories	$1,301,718
Property, plant and equipment	15,559,050
Other assets	1,342,248
Long-term debt payable to Colonial (Lodestar's predecessor)	(3,975,900)
Other liabilities	(3,622,116)

Net assets acquired	$10,605,000

        In February 2004, the Company acquired, from Pompey Coal Corporation, the lease rights to an estimated 14 million tons of low sulfur coal reserves in eastern Kentucky, along with the rights to use a coal loadout facility. In connection with this acquisition, the Company also sold selected assets and transferred selected liabilities to Pompey Coal Corporation. The recorded value of the assets and (liabilities) acquired and sold in February 2004 were:

Property, plant and equipment	$15,983,770
Asset retirement obligations	(125,138)
Deferred revenue	(2,258,632)

Net assets acquired	$13,600,000

Property, plant and equipment	$1,090,754
Advance royalties	256,583
Accrued expenses	(32,400)
Asset retirement obligations	(314,937)

Net assets sold	$1,000,000

        In April 2004, the Company acquired the rights to approximately 26 million tons of clean, recoverable coal, along with surface equipment from H&L Construction Co., Inc. and an affiliated company, Little Boyd Coal Co. The recorded value of the assets and (liabilities) were:

Property, plant and equipment	$25,241,990
Inventory	305,012
Notes payable	(14,322,023)
Asset retirement obligations	(2,895,951)

Net assets acquired	$8,329,028

        Later in April 2004, the Company acquired the coal operations of American Electric Power, located in Kentucky and Ohio. The Kentucky operations include several small underground mines and surface mines, a major preparation plant/unit train loadout facility and rights to an estimated 30 million tons of clean, recoverable coal. The Ohio operation included an operating underground mine, a prospective second underground mine, a preparation plant, a transloading facility, a unit train loadout and rights to an estimated 17 million tons of coal reserves. The recorded value of the assets and (liabilities) were:

Property, plant and equipment	$27,620,425
Receivables	1,175,799
Inventory	6,765,582
Advance royalties	127,903
Accrued expenses	(3,636,095)
Postretirement benefits	(2,809,105)
Asset retirement obligations	(8,038,664)
Deferred revenue	(12,405,845)

Net assets acquired	$8,800,000

        The purchase price of each acquisition was less than the fair value of the net assets acquired. As such, the Company recorded its property, plant and equipment for each transaction at an equally discounted proportion of fair value.

        Basis of Presentation and Principles of Consolidation—The accompanying consolidated financial statements include the accounts of: CAM Holdings LLC; Central Appalachia Mining LLC; CAM-Kentucky LLC; CAM-BB LLC; CAM-Kentucky Real Estate LLC; CAM-Ohio Holdings LLC; CAM-Ohio LLC; CAM-Ohio Real Estate LLC; Springdale Land, LLC; CAM Coal Trading LLC; Leesville Land, LLC; and CAM-Illinois LLC. Significant intercompany transactions and balances have been eliminated in consolidation.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL

        Company Environment and Risk Factors—The Company, in the course of its business activities, is exposed to a number of risks including: fluctuating market conditions of coal, truck and rail transportation, fuel costs, changing government regulations, unexpected maintenance and equipment failure, employee benefits cost control, changes in estimates of proven and probable coal reserves, as well as the ability of the Company to maintain adequate financing, necessary mining permits and control of sufficient recoverable mineral reserves. In addition, adverse weather and geological conditions may increase mining costs, sometimes substantially.

        Concentrations of Credit Risk—Approximately 66% of the Company's coal sales were to five customers for the year ended March 31, 2005. Approximately 60% of accounts receivable were due from five customers at March 31, 2005. Approximately 55% and 49% of the Company's coal sales were to five customers for the nine months ended December 31, 2005 and 2004, respectively. Approximately 55% and 58% of accounts receivable were due from five customers at December 31, 2005 and 2004, respectively. Approximately 51% and 56% of the Company's coal sales were to five customers for the three months ended March 31, 2004 and for the period from April 30, 2003 (date of inception) through December 31, 2003, respectively. Approximately 58% and 64% of the Company's accounts receivable were due from five customers for the three months ended March 31, 2004 and for the period from April 30, 2003 (date of inception) through December 31, 2003, respectively. The Company does not require collateral or other security on accounts receivable. The credit risk is controlled through credit approvals and monitoring procedures.

        Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

        Inventories—Inventories are stated at the lower of cost or market based on a three month rolling average. Inventories primarily consist of coal contained in stockpiles.

        Accounting Changes—On April 1, 2004, the Company changed its method of accounting for coal inventory by not recording the coal inventory until it had been mined and removed from the pit. Prior to April 1, 2004, the Company recorded the coal inventory as it was exposed in the pit. In addition on April 1, 2004, the Company changed its method of costing for coal stockpile inventory to conform the inventory accounting policies of all the Company's subsidiaries to average cost. The new methods were adopted to provide a better and more consistent measure of the current value of inventory, a more accurate and more consistent reflection of the Company's financial position and liquidity, and a better matching of costs with revenues. The cumulative effect of the change in the inventory costing method for pit inventory on periods prior to April 1, 2004, resulted in a charge to income of $1,696,260, which is included in the Company's results of operations for the year ended March 31, 2005. The cumulative effect of the change in the inventory costing method for stockpile inventory on periods prior to April 1, 2004, resulted in a credit to income of $39,799, which is included in the Company's results of operations for the year ended March 31, 2005. The unaudited pro forma amounts below reflect the retroactive application of these two accounting changes as if the Company had utilized these methods since its inception and the corresponding elimination of the cumulative effect of the accounting changes:

	Year Ended March 31, 2005	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004
As reported:
Cost of operations	$227,873,950	$177,173,552	$14,626,472
Net income (loss)	28,098,158	20,223,884	(620,899)
Pro forma:
Cost of operations	$227,873,950	$177,173,552	$16,177,583
Net income (loss)	29,754,619	21,880,345	(2,172,010)

        Advance Royalties—The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The Company capitalizes the recoupable minimum royalty payments and amortizes the deferred costs once mining activities begin on the units of production method or expenses the deferred costs when the Company has ceased mining or has made a decision not to mine on such property.

        Restricted Cash—Included in other current and non-current assets is restricted cash of approximately $1,000,000 at December 31, 2005 and March 31, 2005 and $1,500,000 at March 31, 2004 serving as collateral for a letter of credit. Of this restricted cash, $500,000 is released from restriction annually each January. Also included in other non-current assets is restricted cash of approximately $1,600,000 and $2,100,000 at December 31, 2005 and March 31, 2005 respectively, serving as a margin deposit on futures contracts and approximately $1,800,000 at March 31, 2004 serving as collateral for the Company's reclamation bonding program. The amount of margin deposit required fluctuates as the market price of coal fluctuates. The margin deposits are released from restriction as the futures contracts are settled.

        Note Receivable—Included in other assets is a note receivable resulting from a sale of equipment to KAPO Mining, LLC. This note receivable bears interest at a fixed rate of 7%. The Company is due monthly payments of $93,641 through March 2008. The Company is due a balloon payment of the outstanding principal, plus accrued interest, in April 2008.

        Property, Plant and Equipment—Property, plant and equipment, including mineral reserves, mine development costs and contract costs, are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and improvements are capitalized, while expenditures for maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method based upon the estimated useful lives of the assets or the estimated life of each mine, whichever is less ranging from 3 to 20 years. Depreciable lives for mining and other equipment range from 3 to 6 years. Depreciable lives for related facilities range from 10 to 20 years. Depletable lives for mineral rights and amortizable lives for mine development costs range from 1 to 15 years. Depletion of mineral rights and amortization of mine development costs are provided on the basis of tonnage mined in relation to estimated recoverable tonnage. Gains or losses arising from retirements are included in current operations. Depreciation expense for property, plant and equipment was $8,529,972, $7,869,462, $5,578,092, $595,686 and $1,398,674 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

        Mineral reserves are depleted using the units-of-production method, based on estimated recoverable reserves. Depletion expense for mineral reserves was $1,897,651, $2,693,503, $1,141,439, $45,287 and $196,438 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

        Mine development costs are amortized using the units-of-production method, based on estimated recoverable reserves. Amortization expense for mine development costs was $1,599,862, $415,771, $340,295, $57,293 and $120,651 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

        Debt Issuance Costs—Debt issuance costs of $1,167,456 and $838,459 as of December 31, 2005 and March 31, 2005, respectively, are included in other non-current assets. Accumulated amortization of debt issuance costs were $188,039 and $41,923 for the nine months ended December 31, 2005, and the year ended March 31, 2005, respectively. Debt issuance costs reflect fees incurred to obtain financing and are amortized (included in interest expense) using the effective interest method, over the life of the related debt.

        Asset Retirement Obligations—The Company estimates its future cost requirements for reclamation of land where it has conducted surface and underground mining operations, based on its interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at underground mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding and related termination/exit costs.

        Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, addresses asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations at fair value when the liability is incurred or acquired. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Company has recorded the asset retirement costs in mineral reserves.

        The Company expenses contemporaneous reclamation which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal reserves. Annually, the Company reviews its end of mine reclamation and closure liability and makes necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the Company's SFAS No. 143 year-end calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related accrual is increased accordingly.

        The changes in the Company's asset retirement obligations for the nine months ended December 31, 2005, and the year ended March 31, 2005, the three months ended March 31, 2004 and the eight months ended December 31, 2003 are:

	December 31, 2005	March 31, 2005	March 31, 2004	December 31, 2003
Balance at beginning of period (including current portion)	$19,639,536	$3,768,090	$3,776,248	$3,622,116
Accretion expense	1,260,429	1,323,624	66,115	154,132
Additions resulting from property additions	2,976,831	10,934,615	152,345	—
Adjustments to the liability from annual recosting and other	171,000	4,655,021	20,089	—
Liabilities settled	(2,811,212)	(1,041,814)	(246,707)	—

Balance at end of period	21,236,584	19,639,536	3,768,090	3,776,248
Current portion of asset retirement obligation	1,778,365	2,343,965	169,063	—

Long-term portion of asset retirement obligation	$19,458,219	$17,295,571	$3,599,027	$3,776,248

        Sales Contract Liability—In connection with certain acquisitions discussed in Note 1, the Company acquired certain contracts with sales prices that are below its production cost. The Company recognized a liability for these contracts equal to the present value of the difference between the Company's cost and the contract amount in accordance with SFAS No. 141, Business Combinations. The Company amortizes this liability as sales are made under these sales contracts.

        Revenue Recognition—Most of the Company's revenues have been generated under long-term coal sales contracts with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenues are recognized on coal sales in accordance with the terms of the sales agreement, which is usually when the coal is shipped to the customer and title has passed. Advance payments received are deferred and recognized in revenue as coal is shipped and title has passed.

        Rebates—The Company receives rebates from a railroad transportation company for efficiencies obtained at a coal loadout facility. Included in other income is approximately $1,076,208, $963,612, $628,382, $60,931 and $109,796 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

        Asset Impairments and Accelerated Mine Development Cost Amortization—In certain situations, expected mine lives are shortened because of changes to planned operations. When this occurs and it is determined that the mine's underlying costs are not recoverable in the future, the amortization of mine development costs is accelerated. Also, to the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 requires that projected future cash flows from use and disposition of the Company's assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, the Company utilizes discounted cash flows to determine the fair value of the assets being evaluated. There were no impairment losses recorded during the nine months ended December 31, 2005 and 2004, the year ended March 31, 2005, the three months ended March 31, 2004 or the eight months ended December 31, 2003.

        Workers' Compensation Benefits—Certain of the Company's subsidiaries are liable under federal and state laws to pay workers' compensation benefits to eligible employees, former employees and their dependents. The Company currently utilizes a combination of a large deductible insurance program and state workers' compensation fund participation to secure its on-going obligations depending on the location of the operation.

        Derivative Financial Instruments—The Company currently uses futures contracts to manage the risk of fluctuations in the sales price of coal. The Company does not use derivative financial instruments for trading or speculative purposes. The Company records the derivative financial instruments as either assets or liabilities, at fair value, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 149, Amendment on Statement 133 on Derivative Instruments and Hedging Activities. Changes in fair value are recorded as adjustments to the assets and liabilities being hedged in other comprehensive income, or in current earnings, depending on whether the derivative is designated and qualifies for hedge accounting, the type of transactions represented and the effectiveness of the hedge.

        During the year ended March 31, 2005, the Company entered into futures contracts to sell 186,000 tons of coal at a price of $52.00 per ton and 46,500 tons of coal at a price of $56.75 per ton. The Company did not enter into any new futures contracts during the nine months ended December 31,

2005. At December 31, 2005, the company had futures contracts to sell 139,500 tons at a price of $52.00 per ton. The Company records the fair value of these futures contracts which come due within the next year on the balance sheet as an other current liability. The fair value of futures contracts maturing beyond one year are recorded as an other non-current liability. The Company records both the unrealized (gain) loss and the realized (gain) loss on these futures contracts on the statement of operations in other expense, as they did not qualify for hedge accounting.

        Income taxes—The Company is considered a partnership for income tax purposes. Accordingly, the members report the partnership's taxable income or loss on their individual tax returns. The provision for income taxes consists of state income and local taxes for the periods from April 1, 2005 through December 31, 2005 and from January 1, 2005 through March 31, 2005. This provision is a result of the state of Kentucky instituting a law effective January 1, 2005, that requires partnerships to pay state and local income taxes. The impact of any deferred taxes because of temporary differences between the financial statement basis and tax basis of assets and liabilities is not significant.

        Management's Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Recent Accounting Pronouncements—Emerging Issues Task Force ("EITF") Issue 04-2 addresses the issue of whether mineral rights are tangible or intangible assets. Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 141, Business Combinations, requires the acquirer in a business combination to allocate the cost of the acquisition to the acquired assets and liabilities. At the March 17-18, 2004 meeting, the EITF reached a consensus that mineral rights (defined as the legal right to explore, extract and retain at least a portion of the benefits from mineral deposits) are tangible assets. As a result of the EITF's consensus, the FASB issued FASB Staff Position ("FSP") Nos. SFAS No. 141-a and SFAS No. 142-a, Interaction of FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, and EITF Issue No. 04-2, Whether Mineral Rights Are Tangible or Intangible Assets, which amend SFAS Nos. 141 and 142 and results in the classification of mineral rights as tangible assets. The Company has recorded mineral rights as tangible assets.

        On March 30, 2005, the FASB ratified the consensus reached by the EITF on Issue 04-6, Accounting for Stripping Costs in the Mining Industry. This issue applies to stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted. Under the new rule, stripping costs incurred during the production phase of the mine are variable production costs that are included in the cost of inventory produced and extracted during the period the stripping costs are incurred. The guidance in this EITF consensus is effective for fiscal years beginning after December 15, 2005, with early adoption permitted. Since the Company has historically adhered to the accounting principles similar to EITF 04-6 in accounting for stripping costs, the Company does not believe that the adoption of EITF 04-6, effective April 1, 2006, will have a material impact on its consolidated financial position, results of operations or cash flows.

        In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations." FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. The Company has determined that FIN 47 did not impact its consolidated financial position, results of operations or cash flows.

        In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS No. 154"). This accounting standard is effective for fiscal years beginning after December 15, 2005. The Company does not believe SFAS No. 154 will have a material effect on its consolidated financial position, results of operations or cash flows.

        Statement of Financial Accounting Standards No. 123-R (Revised 2004) ("SFAS 123-R") is effective as of the first fiscal year beginning on or after June 15, 2005. SFAS 123-R is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. SFAS 123-R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company does not believe the adoption of SFAS 123-R will have a material effect on its consolidated financial position, results of operations or cash flows.

3.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets as of December 31, 2005, March 31, 2005 and March 31, 2004 consisted of the following:

	December 31, 2005	March 31, 2005	March 31, 2004
Rebates receivable	$2,111,059	$960,860	$—
Prepaid insurance	1,350,714	892,428	122,056
Other prepaid expenses	882,630	554,518	763,772
Restricted cash	500,000	500,000	—
Prepaid leases	467,911	357,973	80,857
Supply inventory	349,055	—	—
Deposits	147,949	293,860	43,860
Note receivable	—	909,713	—

Total	$5,809,318	$4,469,352	$1,010,545

4.    PROPERTY, PLANT, AND EQUIPMENT

        Property, plant, and equipment, including mineral reserves and mine development and contract costs, as of December 31, 2005, March 31, 2005 and March 31, 2004 are summarized by major classification as follows:

	December 31, 2005	March 31, 2005	March 31, 2004
Land and land improvements	$5,121,595	$1,266,650	$309,593
Mining and other equipment and related facilities	78,560,921	61,886,210	15,647,295
Mine development costs	23,639,194	10,765,086	3,269,755
Mineral reserves	77,071,150	64,521,347	25,834,985
Construction work in process	10,202,815	3,173,894	899

Total	194,595,675	141,613,187	45,062,527
Less accumulated depreciation, depletion, and amortization	(26,354,830)	(13,205,812)	(2,243,741)

Net property, plant, and equipment	$168,240,845	$128,407,375	$42,818,786

5.    OTHER NON-CURRENT ASSETS

        Other non-current assets as of December 31, 2005, March 31, 2005 and March 31, 2004 consisted of the following:

	December 31, 2005	March 31, 2005	March 31, 2004
Note receivable	$3,817,335	$2,936,753	$137,839
Restricted cash	2,138,245	2,635,799	3,379,225
Debt issuance costs	979,417	796,536	—
Deposits	757,661	792,180	480,400
Deferred expenses	165,432	411,489	447,380

Total	$7,858,090	$7,572,757	$4,444,844

6.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other as of December 31, 2005, March 31, 2005 and March 31, 2004 consisted of the following:

	December 31, 2005	March 31, 2005	March 31, 2004
Payroll, bonus and vacation expense	$3,143,564	$3,325,839	$483,437
Trucking, drilling, engineering and consulting accruals	2,082,408	1,276,503	—
Non-income taxes	3,022,705	3,239,590	333,871
Royalty expenses	2,245,252	1,632,483	—
Accrued interest	1,242,109	359,851	30,901
Health claims	1,084,571	1,439,776	—
Liabilities associated with futures contracts	871,875	613,335	—
Contract mining expenses	860,861	1,717,854	—
Coal lease payable	413,000	—	—
Accrued income taxes	101,894	73,773	—
Other	767,907	1,660,106	39,041

Total	$15,836,146	$15,339,110	$887,250

7.    DEBT

        Debt as of December 31, 2005, March 31, 2005 and March 31, 2004 consisted of the following:

	December 31, 2005	March 31, 2005	March 31, 2004
Line of credit with General Electric Capital Corporation	$14,943,095	$10,130,664	$—
Line of credit with National City Bank	—	—	4,072,581
Term loan payable to General Electric Capital Corporation	37,248,766	25,000,000	—
Notes payable to Caterpillar Financial	7,749,683	9,603,422	111,473
Note payable to H&L Construction Co., Inc.	7,574,159	7,479,907	—
Notes payable to Whayne Supply	2,832,957	5,829,856	4,482,785
Capital lease Kensington Capital	2,702,730	—	—
Note payable to Colonial Coal	1,820,413	2,825,876	3,530,222
Term loan payable to National City Bank	999,000	—	3,741,250
Note payable to Callidus Investors (related party)	839,808	766,061	15,000,000
Other notes payable	657,591	306,146	340,916

Total	77,368,202	61,941,932	31,279,227
Less line of credit	(14,943,095)	(10,130,664)	(4,072,581)
Less note payable to related party	(839,808)	(766,061)	(15,000,000)
Less current portion of long-term debt	(15,341,104)	(12,753,581)	(3,654,706)

Long-term debt	$46,244,195	$38,291,626	$8,551,940

        Line of credit with General Electric Capital Corporation—Borrowings under the line of credit bear interest which varies depending upon the grouping of the borrowings within the line of credit. At December 31, 2005 the balance in each group was as follows; prime—$8,943,095 at a variable interest rate of 7.25% + 1.00%, LIBOR—$6,000,000 at a variable interest rate of 4.05438% + 2.25%, Letters of Credit—$7,500,000 at 2.25%. The amount available on the line of credit with General Electric Capital Corporation (GECC) is calculated based on the Company's accounts receivable and inventory balances. The maximum amount available on the line of credit with GECC is $30,000,000. At December 31, 2005, the Company had a total borrowing availability of $25,224,988 on the line of credit. At December 31, 2005, the Company had not used $2,781,893 of the borrowing availability. Borrowings on the line of credit are collateralized by all the unsecured assets of the Company. The line of credit expires in January 2010.

        Line of credit with National City Bank—Borrowings under the line of credit with National City Bank bore interest at a variable interest rate of prime (4.00% at March 31, 2004) + 1.00%. The amount available on the line of credit with National City Bank is calculated based on the Company's accounts receivable and inventory balances. The maximum amount available on the line of credit with National

City Bank is $20,000,000. At December 31, 2004, the Company had a total borrowing availability of $1,126,335. The line of credit was paid off and closed in January 2005.

        Term loans payable to General Electric Capital Corporation—The Company had term loans payable to GECC at December 31, 2005. Loans payable to GECC are identified as either Term Notes or CAPEX Notes. Term Note 1 bears a variable interest rate based on LIBOR of (4.05438% at December 31, 2005) + 2.25% and is payable to GECC in quarterly principal installments of $1,250,000, plus accrued interest paid monthly, with the final installment due in January 2010. Term Note 2 bears a variable interest rate based on LIBOR of (4.14438% at December 31, 2005) + 3.25% and is payable to GECC in quarterly principal payments ranging from $119,880 for the first year and increasing to $1,440,060 for the final two years, plus accrued interest paid monthly, with the final installment due July 2008. There are five CAPEX Notes bearing a variable interest rate based on LIBOR of (4.17% at December 31, 2005) + 2.50% and are payable to GECC in quarterly principal payments ranging from $18,239.58 to $106,745.83, plus accrued interest paid monthly, with the final installment due October 2009. All term loans are secured by the assets of the Company.

        Notes payable to Caterpillar Financial—Borrowings under the notes payable to Caterpillar Financial bear interest at fixed rates ranging from 4.89% to 6.90%. These notes are payable in monthly principal and interest installments with maturity dates ranging from September 2007 to August 2009. Each note is secured by a related piece of equipment. The total carrying amount of equipment securing the notes payable to Caterpillar Financial is $7,814,882 at December 31, 2005.

        Note payable to H&L Construction Co., Inc.—The note payable to H&L Construction Co., Inc. is a non-interest bearing note. The Company has recorded a discount for imputed interest at a rate of 6.5% on this note. The Company is amortizing this discount over the life of the note using the effective interest method. The note payable matures in April 2009. The note is secured by the loadout equipment and coal loading and transfer system purchased by the Company from H&L Construction Co., Inc. with a carrying amount of $1,271,268 at December 31, 2005.

        Notes payable to Whayne Supply—Borrowings under the notes payable to Whayne Supply bear interest at a fixed rate of 5.25%. These notes are payable in monthly principal and interest installments with maturity dates ranging from September 2007 to December 2008. Each note is secured by a related piece of equipment. The total carrying amount of equipment securing the notes payable to Whayne Supply is $3,430,646 at December 31, 2005.

        Capital Leases to Kensington Capital—Borrowings under the two capital leases with Kensington Capital are to be paid back in 48 equal installments of $34,210 and $35,143, with final payments due in August 2009 and September 2009, respectively. Each lease has a one dollar purchase option after the final payment.

        Note payable to Colonial Coal—Borrowings under the note payable to Colonial Coal are non-interest bearing. The Company has recorded a discount for imputed interest at a rate of 8.0% on this note. The

Company is amortizing this discount over the life of the note using the effective interest method. The note is payable in monthly principal installments with a maturity date in August 2010. The note is secured by a letter of credit.

        Term loan payable to National City Bank—Borrowings under the note payable to National City Bank bear interest at a fixed interest rate of (7.25% at December 31, 2005). The note is payable to National City Bank in 36 consecutive monthly installments of $31,072, with the final installment due December 2008. Borrowings under another note payable to National City Bank bore interest at a variable interest rate of prime (4.00% at March 31, 2004) + 1.125%. This note was paid off in January 2005.

        Note payable to Callidus Investors (related party)—Borrowings under the note payable to related party bear interest at a fixed rate of 10%. The note payable is due in February 2006. The note payable is secured by a secondary lien on all the assets of the Company.

        The revolving credit commitment requires the Company to maintain certain minimum financial ratios and contains certain restrictive provisions, including among others, restrictions on making loans, investments and advances, incurring additional indebtedness, guaranteeing indebtedness, creating liens, selling or assigning stock. The Company was in compliance with all restrictive provisions or had obtained waivers for non-compliance with all restrictive provisions as of December 31, 2005.

        Principal payments on long-term debt due subsequent to December 31, 2005, are as follows:

2006	$31,124,007
2007	18,577,342
2008	14,606,066
2009	12,799,771
2010	1,353,735
Thereafter	88,176

Total principal payments	78,549,097
Less imputed interest on interest free notes payable	(1,180,895)

Total debt	$77,368,202

8.    EMPLOYEE BENEFITS

        Postretirement Plan—In conjunction with the acquisition of the coal operations of American Electric Power on April 16, 2004, the Company acquired a postretirement benefit plan providing healthcare to eligible employees. The Company has no other postretirement plans.

        Summaries of the changes in benefit obligations and funded status of the plan as the measurement date of March 31, 2005 are as follows:

	Nine Months Ended December 31, 2005	Year Ended March 31, 2005
Benefit obligation at beginning of period	$3,442,537	$—
Changes in benefit obligations:
Benefit obligations acquired through acquisition	—	2,809,105
Service costs	336,600	331,711
Interest cost	149,504	160,606
Actuarial loss	171,702	141,115

Benefit obligation at end of period	$4,100,343	$3,442,537

Fair value of Plan assets at end of period	$—	$—

Funded Status of the Plan:
Accumulated obligations less Plan assets	$4,100,343	$3,442,537
Unrecognized actuarial loss	(312,817)	(141,115)

Net liability recognized	$3,787,526	$3,301,422

Weighted Average Assumptions	Nine Months Ended December 31, 2005	Year Ended March 31, 2005
Discount rate	5.60%	5.75%
Expected return on plan assets	N/A	N/A
	Nine Months Ended December 31, 2005	Year Ended March 31, 2005
Net periodic benefit cost:
Service costs	$336,600	$331,711
Interest cost	149,504	160,606

Benefit cost	$486,104	$492,317

Expected contributions from April 1, 2006 through March 31, 2007:	$64,025
Expected benefit payments:
Period
January 1, 2006 through March 31, 2006	$—
April 1, 2006 through March 31, 2007	64,025
April 1, 2007 through March 31, 2008	127,427
April 1, 2008 through March 31, 2009	176,728
April 1, 2009 through March 31, 2010	241,271
April 1, 2010 through March 31, 2011	282,424
April 1, 2011 through March 31, 2016	3,209,663

        For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 5% in 2010 and remaining level thereafter.

        Net periodic benefit cost is determined using the assumptions as of the beginning of the year, and the funded status is determined using the assumptions as of the end of the year.

        The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. As of December 31, 2005, a one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total service and interest cost components	$58,271	$(51,362)
Effect on postretirement benefit obligation	$403,188	$(361,094)

        401(k) Plans—The Company and certain subsidiaries sponsor defined contribution savings plans for all employees. Under one defined contribution savings plan, the Company matches voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant's salary with an additional matching contribution possible at the Company's discretion. Under the Company's remaining defined contribution savings plans, any contributions made by the Company are based on the Company's discretion. The expense was approximately $1,050,000, $1,035,000, $749,100, $24,000 and $0 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

9.    COMMITMENTS AND CONTINGENCIES

        Letters of Credit—As of December 31, 2005, the Company had approximately $7,500,000 in letters of credit outstanding with GECC and $1,000,000 in letters of credit outstanding with Community Trust Bank. The letters of credit outstanding with GECC reduce the Company's borrowings capacity on the line of credit with GECC.

        Purchase Commitments—As of December 31, 2005, the Company had 4,620,000 gallons remaining on a commitment to purchase diesel fuel at a fixed price of $1.6432 per gallon through November 2006.

        Coal Sales Contracts and Contingencies—As of December 31, 2005, the Company had commitments under sales contracts to deliver annually scheduled base quantities of 8 million tons of coal to 22 customers in the 2006 calendar year and 5.8 million tons of coal to 11 customers in the 2007 calendar year. Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.

        Leases—The Company leases various mining, transportation and other equipment under operating leases. Lease expense was approximately $5,400,000, $4,240,000, $2,638,232, $146,000 and $434,000 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

        The Company also leases coal reserves under agreements that call for royalties to be paid as the coal is mined. Total royalty expense was approximately $14,666,000, $15,111,000, $10,924,175, $855,000 and $1,535,268 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

        Approximate future minimum lease and royalty payments are as follows:

Years Ended December 31,	Royalties	Operating Leases
2006	$3,604,705	$9,715,774
2007	3,354,705	8,692,342
2008	3,344,705	7,141,031
2009	2,931,705	5,822,749
2010	2,931,705	1,091,516
Thereafter	10,805,063	4,900,000

Total minimum royalty and lease payments	$26,972,588	$37,363,412

        Environmental Matters—Based upon current knowledge, the Company believes that it is in material compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

        Performance Bonds—The Company has outstanding surety bonds with third parties of $31,022,414 as of December 31, 2005, to secure reclamation, workers' compensation and other performance commitments.

        Legal Matters—The Company is involved in various legal proceedings arising in the ordinary course of business. In the opinion of management, the Company is not party to any pending litigation that is likely to have a material adverse effect on the financial condition, results of operations or cash flows of the Company. Management of the Company is not aware of any significant legal or governmental proceedings against us, or contemplated to be brought against us. In addition, the Company maintains insurance policies with insurers in amounts and with coverage and deductibles which management believes are reasonable and prudent.

        Employment agreements—The Company has employment agreements with key executive officers which expire between March 2007 and October 2008. In addition to a base salary, the agreements provide for bonuses based on net income. No maximum compensation limit exists. Total salary and bonus expenses of $1,057,702, $1,659,765, $1,535,388, $184,615 and $504,342 were recognized for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

10.    MAJOR CUSTOMERS

        The Company had revenues to the following major customers that in each period equaled or exceeded 10% of revenues:

	December 31, 2005 Receivable Balance	Nine Months Ended December 31, 2005 Sales	March 31, 2005 Receivable Balance	Year Ended March 31, 2005 Sales	March 31, 2004 Receivable Balance	Three Months Ended March 31, 2004 Sales	December 31, 2003 Receivable Balance	Eight Months Ended December 31, 2003 Sales
Customer A	$2,686,869	$22,553,698	$2,672,251	$31,014,257	N/A	N/A	N/A	N/A
Customer B	N/A	N/A	1,346,573	34,802,077	N/A	N/A	N/A	N/A
Customer C	1,415,321	30,546,762	N/A	N/A	N/A	N/A	N/A	N/A
Customer D	3,666,348	24,763,292	N/A	N/A	N/A	N/A	N/A	N/A
Customer E	512,546	23,138,696	N/A	N/A	N/A	N/A	N/A	N/A
Customer F	N/A	N/A	N/A	N/A	$1,168,531	$1,957,047	$3,792	$4,505,897
Customer G	N/A	N/A	N/A	N/A	N/A	2,744,417	4,411,963	768,979

11.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The book values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the immediate short-term maturity of these financial instruments. The book value of the Company's debt instruments, future contracts and note receivable are recorded at fair value.

12.    RELATED PARTY TRANSACTIONS

        The Company is owned by a collection of investment funds managed by Wexford Capital LLC. From time to time, employees from Wexford Capital perform legal, consulting, and advisory services to the Company. The Company incurred expenses of approximately $38,956, $41,469, $245,380, $4,716 and $0 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively, for legal, consulting, and advisory services performed by Wexford Capital LLC.

        The Company also has borrowings under a note payable to Callidus Investors, an equity fund managed by Wexford Capital. The Company had borrowings of $839,808, $766,061, $15,660,457, $15,000,000 and $0 outstanding as of December 31, 2005 and March 31, 2005, December 31, 2004, March 31, 2004 and December 31, 2003, respectively. The Company made payments of approximately $15,000,000 during the year ended March 31, 2005. The Company recorded interest expense of $59,963 $779,845, $486,408, $0 and $0 during the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

13.    SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

        Cash payments for interest were approximately $2,527,043, $309,000, $945,580, $2,591,000 and $384,527 for the nine months ended December 31, 2005, the year ended March 31, 2005, the nine months ended December 31, 2004, the three months ended March 31, 2004 and the eight months ended December 31, 2003, respectively.

        The statement of cash flows for the nine months ended December 31, 2005, is exclusive of (1) $20,287,468 of non-cash property additions financed through long-term debt borrowings; (2) $3,020,081 of non-cash additions to asset retirement obligations and mineral rights.

        The statement of cash flows for the year ended March 31, 2005, is exclusive of (1) $13,928,900 of non-cash property additions financed through long-term debt borrowings; (2) $3,465,170 of non-cash additions to asset retirement obligations and mineral rights; (3) $4,158,312 of non-cash additions to notes receivable related to a sale of equipment.

        The Statement of cash flows for the three months ended March 31, 2004 is exclusive of (1) a conversion from member's investment to loan payable to related party of $15,000,000 and (2) $27,207 of non-cash additions to asset retirement obligations and mineral rights.

14.    SEGMENT INFORMATION

        The Company produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Colorado. The Company sells primarily to electric utilities in the United States. The Company has two reportable business segments: Central Appalachia (comprised of both surface and underground mines in located in Eastern Kentucky and Southern West Virginia) and Northern Appalachia (comprised of underground mines located in Ohio). The operating segment representing the mine located in Colorado does not exceed the quantitative thresholds requiring separate disclosure as a reportable segment. The other categories below include the Company's Colorado operations, NYMEX coal trading activities (fiscal year ended March 31, 2005 and earlier periods only), and corporate overhead expenses.

        EBITDA represents net income before deducting interest expense, depreciation, depletion and amortization, and income taxes. EBITDA is presented because it is an important supplemental measure of the Company's performance used by the Company's chief operating decision maker.

        Reportable segment results of operations for the nine months ended December 31, 2005 are as follows:

	Central Appalachia	Northern Appalachia	Other	Other Corporate	Total Segments
Coal revenue	$215,770,555	$30,276,475	$5,078,158	$—	$251,125,188
Depreciation, depletion and amortization	6,611,834	1,813,600	172,068	125,769	8,723,271
EBITDA	30,804,819	3,380,929	256,654	112,024	34,554,426

        The Other category includes revenue, depreciation, depletion and amortization and EBITDA from the Company's Colorado operation as follows: Revenue of $5,078,158, depreciation, depletion and amortization of $172,068, and EBITDA of $256,654. The Company's chief operating decision maker does not obtain balance sheet information at a level consistent with the above reportable segments; therefore, asset information is not presented.

        Reportable segment results of operations for the year ended March 31, 2005 are as follows:

	Central Appalachia	Northern Appalachia	Other	Other Corporate	Total Segments
Coal revenue	$222,667,823	$43,927,030	$5,798,260	$—	$272,393,113
Depreciation, depletion and amortization	2,496,306	1,842,188	202,996	41,923	4,583,413
EBITDA	28,484,599	10,606,600	(158,339)	(2,722,820)	36,210,040

        The Other category includes revenue, depreciation, depletion and amortization and EBITDA from the Company's Colorado operation as follows: Revenue of $5,798,260, depreciation, depletion and amortization of $202,996, and negative EBITDA of $(158,339).

        Reportable segment results of operations for the nine months ended December 31, 2004 are as follows:

	Central Appalachia	Northern Appalachia	Other	Other Corporate	Total Segments
Coal revenue	$163,655,561	$32,551,063	$4,431,373	$—	$200,637,997
Depreciation, depletion and amortization	805,558	929,877	137,912	—	1,873,347
EBITDA	17,773,601	8,658,046	23,462	(1,896,711)	24,558,398

        The Other category includes revenue, depreciation, depletion and amortization and EBITDA from the Company's Colorado operation as follows: Revenue of $4,431,373, depreciation, depletion and amortization of $137,912 and EBITDA of $23,462.

        Reportable segment results of operations for the three months ended March 31, 2004 are as follows:

	Central Appalachia	Northern Appalachia	Other	Other Corporate	Total Segments
Coal revenue	$14,852,376	$—	$1,281,211	$—	$16,133,587
Depreciation, depletion and amortization	654,765	—	43,501	—	698,266
EBITDA	318,880	—	46,424	—	365,304

        The Other category includes revenue, depreciation, depletion and amortization and EBITDA from the Company's Colorado operation as follows: Revenue of $1,281,211, depreciation, depletion and amortization of $43,501 and EBITDA $46,424.

        Reportable segment results of operations for the period from April 30, 2003 through December 31, 2003 are as follows:

	Central Appalachia	Northern Appalachia	Other	Other Corporate	Total Segments
Coal revenue	$28,985,534	$—	$4,093,212	$—	$33,078,746
Depreciation, depletion and amortization	1,613,575	—	102,187	—	1,715,762
EBITDA	2,226,957	—	689,695	79,270	2,995,922

        The Other category includes revenue, depreciation, depletion and amortization and EBITDA from the Company's Colorado operation as follows: Revenue of $4,093,212, depreciation, depletion and amortization of $102,187 and EBITDA of $689,695.

        Reconciliation of segment coal revenues to consolidated revenues is as follows:

	Nine Months Ended December 31,				Period from April 30, 2003 through December 31, 2003
				Three Months Ended March 31, 2004
			Year Ended March 31, 2005
	2005	2004
Coal revenues	$251,125,188	$200,637,997	$272,393,113	$16,133,587	$33,078,746
Transportation revenue from other coal producers	2,036,080	2,081,871	2,808,942	—	489,891
Transportation rebates	1,076,208	628,382	963,612	60,931	109,796
Sublease revenue	364,289	1,550,130	1,701,997	30,193	223,003
Contract mining revenue	—	901,308	1,871,360	—	—
Other	728,107	119,096	238,810	—	—

Total revenues	$255,329,872	$205,918,784	$279,977,834	$16,224,711	$33,901,436

        Reconciliation of segment EBITDA to consolidated net income (loss) is as follows:

	Nine Months Ended December 31,				Period from April 30, 2003 through December 31, 2003
				Three Months Ended March 31, 2004
			Year Ended March 31, 2005
	2005	2004
EBITDA	$34,554,426	$24,558,398	$36,210,040	$365,304	$2,995,922
Depreciation, depletion and amortization	8,723,271	1,873,347	4,583,413	698,266	1,715,762
Interest expense	3,850,376	2,461,167	3,454,696	287,937	565,030
State income taxes	28,131	—	73,773	—	—

Net income (loss)	$21,952,648	$20,223,884	$28,098,158	$(620,899)	$715,130

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Rhino Resource Partners, L.P.:

        We have audited the accompanying statement of financial position of Rhino Resource Partners, L.P. (the "Partnership") as of January 11, 2006 (date of inception). This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such statement of financial position presents fairly, in all material respects, the financial position of the Partnership at January 11, 2006 (date of inception), in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Louisville, Kentucky
February 1, 2006

RHINO RESOURCE PARTNERS, L.P.

STATEMENT OF FINANCIAL POSITION

AS OF JANUARY 11, 2006 (DATE OF INCEPTION)

Assets	$—
Partners' equity
Limited partner's equity	$980
General partner's equity	20
Receivable from partners	(1,000)

Total partners' equity	$—

RHINO RESOURCE PARTNERS, L.P.

NOTE TO THE STATEMENT OF FINANCIAL POSITION

1.    ORGANIZATION AND OPERATIONS

        Rhino Resource Partners, L.P. (the "Partnership") is a Delaware limited partnership formed on January 11, 2006 to acquire the assets of CAM Holdings LLC, an entity engaged primarily in the mining and sale of coal. The Partnership intends to operate the acquired assets through a wholly owned operating company.

        The Partnership intends to offer 3,750,000 common units, representing limited partner interests, pursuant to a public offering. In addition, the Partnership will issue 25,613,265 common units and 3,336,735 subordinated units, representing additional limited partner interests, to certain investment funds managed by Wexford Capital LLC (the "Wexford Funds") and an officer of Rhino GP LLC, the general partner of the Partnership, and a 2% general partner interest in the Partnership and incentive distribution rights to Rhino GP LLC in return for the agreement of Rhino GP LLC to render all services necessary for the management of the operations of the Partnership. Certain officers and directors of Rhino GP LLC are principals of Wexford.

        Rhino GP LLC, as the general partner, has committed to contribute $20 to the Partnership. CAM II LLC has committed to contribute $980 to the Partnership. These contributions receivable are reflected as a reduction to partners' equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Rhino GP LLC:

        We have audited the accompanying statement of financial position of Rhino GP LLC (the "Company") as of January 11, 2006 (date of inception). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such statement of financial position presents fairly, in all material respects, the financial position of the Company at January 11, 2006 (date of inception), in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Louisville, Kentucky
February 1, 2006

RHINO GP LLC

STATEMENT OF FINANCIAL POSITION

AS OF JANUARY 11, 2006 (DATE OF INCEPTION)

Assets	$—
Members' equity
Members' equity	$1,000
Receivable from members	(1,000)

Total members' equity	$—

RHINO GP LLC

NOTES TO THE STATEMENT OF FINANCIAL POSITION

1.    ORGANIZATION AND OPERATIONS

        Rhino GP LLC is a Delaware limited liability company (the "Company") formed on January 11, 2006 for the purpose of becoming the general partner of Rhino Resource Partners, L.P. (the "Partnership") Wexford Capital LLC ("Wexford") principals of Wexford have committed to contribute $1,000 to the Company. This contribution receivable is reflected as a reduction to members' equity.

2.    EMPLOYEE BENEFITS

        Long-Term Incentive Plan—Upon the consummation of the initial public offering of the common units of the Partnership, the Company will adopt the Rhino Resource Partners, L.P. Long-Term Incentive Plan for employees, consultants and directors of the Company and affiliates who perform services for the Partnership. The long-term incentive plan will consist of five components: restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 10% of the outstanding units on the effective date of the initial public offering of the Partnership's units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by the board of directors of the Company or a committee thereof, which is referred to as the plan administrator.

        Incentive Cash Bonus Plan—The Company will adopt the Annual Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan is a performance-based incentive bonus plan under which the designated executive officers and key employees are eligible to receive cash bonus payments with respect to a specific performance period (for example, the Partnership's fiscal year). Bonuses of up to 40% of a participant's base salary are payable under the Bonus Plan upon the achievement of certain pre-established performance goals. Performance goals include operational goals such as safety, productivity, other strategic objectives and individual performance goals, plus financial measures. Financial measures that form the basis for performance goals may include any of the following with respect to the Partnership or any of its subsidiaries, divisions or business units: earnings, operating earnings, earnings per unit, operating earnings per share, earnings before interest taxes depreciation, depletion and amortization, revenues, unitholders' equity, return on equity, return on assets, return on invested capital, economic value added, operating margins, cash flow, total unitholder return, expenses, debt-to-capital ratio or market share.

        The Bonus Plan is intended to provide an incentive for business performance, reward contributions towards goals consistent with the Partnership's business strategy and enable the Partnership to attract and retain highly qualified executive officers and key employees. The Bonus Plan will generally be administered by the board of directors of the Company, or a committee thereof charged with administering the Bonus Plan, whose determination on all matters relating to the Bonus Plan will be final and binding. At the beginning of each year, the board will select the eligible participants in the Bonus Plan, establish the performance goals for the performance period being established in that year for a participant or group of participants, determine target incentive bonuses for the participants and, at the end of each performance period, the committee will certify that the performance goals have been met with respect to the given performance period. The board of directors of the Company may amend, suspend or terminate the Bonus Plan at any time in its sole discretion.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL

        Recent Accounting Pronouncement—Statement of Financial Accounting Standards No. 123-R (Revised 2004) ("SFAS 123-R") is effective as of the first fiscal year beginning on or after June 15, 2005. SFAS 123-R is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.SFAS 123-R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company has not determined the impact of the adoption of SFAS 123-R on its consolidated financial position, results of operations or cash flows.

APPENDIX A

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
RHINO RESOURCE PARTNERS, L.P.

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF RHINO RESOURCE PARTNERS, L.P.

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RHINO RESOURCE PARTNERS, L.P. dated as of [                        ], 2006, is entered into by and between Rhino GP LLC, a Delaware limited liability company, as the General Partner, and CAM II LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

        The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long term, the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such transaction; provided however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

          (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

          (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative

Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

        "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of the General Partner Interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clauses (a)(i) and (a)(ii) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners, L.P., as it may be amended, supplemented or restated from time to time.

        "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

          (a)   the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

          (b)   the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Kentucky shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of the General Partner Interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, coal mines, preparation plants, loadout facilities, rail lines and related assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, to fund the Group Member's pro rata share of the cost of the acquisition of existing, or the construction of new, capital assets (including coal mines, preparation plants, loadout facilities, rail lines and related assets), in each case if such addition, improvement, acquisition or construction is made to increase operating capacity of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from operating capacity of the Partnership Group or such Person, as the case may be, immediately prior to such addition, improvement, acquisition or construction; provided however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement under this Agreement.

        "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "claim" (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq National Market) on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq National Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq National Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commences Commercial Service" and "Commenced of Commercial Service" shall mean the date a Capital Improvement is first put into service following completion of construction and testing.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution and Conveyance Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

        "Estimated Maintenance Capital Expenditures" means an estimate made in good faith by the Board of Directors of the General Partner (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur over the long term to maintain the operating capacity of the capital assets of the Partnership Group existing at the time the estimate is made. The Board of Directors of the General Partner (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long-term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Except as provided in the definitions of Subordination Period, any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity incurred, in each case, to finance the construction of a Capital Improvement and paid during the period beginning on the date that the Partnership enters into a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement.

        "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

        "First Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(D).

        "First Target Distribution" means $0.34 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [            ], 2006, it means the product of $0.34 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is [92]), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Fourth Target Distribution" means $0.40 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [            ], 2006, it means the product of $0.40 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is [92]), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities, options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means Rhino GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which may be evidenced by Partnership Securities, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Holder" as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

        "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner in connection with the transfer of all of its interests in CAM Holdings LLC to the Partnership pursuant to the Contribution Agreement, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and 6.4(b)(v).

        "Indemnified Persons" has the meaning assigned to such term in Section 7.12(d).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the

General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means CAM II LLC, the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2), and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of interest rate swap agreements; (e) capital contributions received; and (f) corporate reorganizations or restructurings.

        "Investment Capital Expenditures" means capital expenditures other than Maintenance Capital Expenditures or Expansion Capital Expenditures.

        "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership or (b) solely for purposes of Articles V, VI, VII, IX and XII, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

        "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may be required by law.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Maintenance Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member (including mine closing costs) or for the acquisition of existing, or the construction of new, capital assets, including, without limitation, coal mines, preparation plants, loadout facilities, rail lines and related assets) if such expenditure is made to maintain, including over the long term, the operating capacity of the capital assets of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) expenditures made solely for investment purposes (as opposed to maintenance purposes). Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity incurred, in each case, to finance the construction of a replacement asset and paid during the period beginning on the date that the Partnership enters into a binding obligation to commence constructing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a replacement asset.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "Minimum Quarterly Distribution" means $0.30 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2006, it means the product of $0.30 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is [92]), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Operating Company" means CAM Holdings LLC, a Delaware limited liability company, and any successors thereto.

        "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repurchases of Units, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

        (a)   payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

        (b)   Operating Expenditures shall not include (i) Expansion Capital Expenditures, actual Maintenance Expenditures or Investment Capital Expenditures, but shall include Estimated Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners or (iv) non-Pro Rata repurchases of Units made with proceeds of a substantially concurrent equity issuance. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

        (a)   the sum of (i) $15.0 million, (ii) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5), (iv) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (v) the amount of distributions paid on equity issued in connection with the construction of a Capital Improvement or replacement asset and paid during the period beginning on the date that the Partnership enters into a binding obligation to commence construction of such Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction of a Capital Improvement or replacement asset shall also be deemed to be equity issued to finance the construction of a Capital Improvement or replacement asset for purposes of this clause (v)), less

        (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means CAM II LLC in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Rhino Resource Partners, L.P., a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it) 2.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 98% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners and Assignees or Record Holders, apportioned among all Partners and Assignees or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal quarter of the Partnership after the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

        "Registration Statement" means the Registration Statement on Form S-1 (File No. 333-[            ]) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (a) with respect to the Unitholders, the excess of (i) the Net Positive Adjustments of the Unitholders as of the end of such period over (ii) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (b) with respect to the General Partner (as holder of the General Partner Interest), the excess of (i) the Net Positive Adjustments of the General Partner as of the end of such period over (ii) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (c) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(c)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        "Retained Converted Subordinated Unit" has the meaning assigned to such term in Section 5.5(d)(ii).

        "Second Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $0.36 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [            ], 2006, it means the product of $0.36 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is [92]), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Limited Partner Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (b) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (c) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common

Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

        (a)   the first day of any Quarter beginning after June 30, 2011 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units, the General Partner Interest and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages; and

        (b)   the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Third Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(F).

        "Third Target Distribution" means $0.38 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [            ], 2006, it means the product of $0.38 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is [92]), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed is open for the transaction of business or, if Limited Partner

Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement dated as of [                        ], 2006 among the Underwriters, the Partnership, the General Partner, the Operating Company and other parties thereto, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (a) the General Partner Interest or (b) the Incentive Distribution Rights.

        "Unitholders" means the holders of Units.

        "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2    Construction.

        Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1    Formation.

        The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Rhino Resource Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2    Name.

        The name of the Partnership shall be "Rhino Resource Partners, L.P.". The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.

        Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 265 Hambley Boulevard, Pikeville, Kentucky 41501 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 265 Hambley Boulevard, Pikeville, Kentucky 41501 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4    Purpose and Business.

        The purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its individual capacity, decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5    Powers.

        The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6    Power of Attorney.

        (a)   Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

            (i)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

           (ii)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7    Term.

        The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8    Title to Partnership Assets.

        Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1    Limitation of Liability.

        The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2    Management of Business.

        No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3    Outside Activities of the Limited Partners.

        Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

            (i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership;

           (ii)  promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

           (v)  to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1    Certificates.

        Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Interest and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the President or any Executive Vice President, Senior Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders.

        The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        (e)   A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

        (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to June 30, 2016, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after June 30, 2016, the General Partner may at its option transfer all or any of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7    Transfer of Incentive Distribution Rights.

        Prior to June 30, 2016, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to June 30, 2016 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2016, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner's exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3 hereof.

Section 4.8    Restrictions on Transfers.

        (a)   Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

        (d)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        (e)   Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

          THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF RHINO RESOURCE PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF RHINO RESOURCE PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE RHINO RESOURCE PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). RHINO GP LLC, THE GENERAL PARTNER OF RHINO RESOURCE PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF RHINO RESOURCE PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

Section 4.10    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the

  Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    Organizational Contributions.

        In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00 and agreed to render all services necessary for the management of the Partnership Group in exchange for the 2% General Partner Interest and the Incentive Distribution Rights and has been admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed [as provided in the Contribution Agreement]; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2    Contributions by Affiliates of the General Partner.

        (a)   On the Closing Date and pursuant to the Contribution Agreement, CAM II LLC shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in CAM Holdings LLC in exchange for (i) 25,613,265 Common Units and (ii) 3,336,735 Subordinated Units.

        (b)    Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner's percentage interest shall always equal 2.0% without any obligation to make any additional Capital Contributions to the Partnership.

Section 5.3    Contributions by Initial Limited Partners.

        (a)    On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (b)    Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (c)    No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 3,750,000, (ii) the "Option Units" as such term is used in the Underwriting Agreement in an aggregate number up to 562,500 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the 3,750,000 Subordinated Units issuable to pursuant to Section 5.2 hereof, (iv) the 562,500 Common Units issuable pursuant to Section 5.2 hereof, and (v) the Incentive Distribution Rights.

Section 5.4    Interest and Withdrawal.

        No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5    Capital Accounts.

        (a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such

Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

          (ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

          (vi)    If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c)    (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          (ii)    Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(d)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units ("Retained Converted Subordinated Units"). Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

        (d)    (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

          (ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6    Issuances of Additional Partnership Securities.

        (a)    The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

        (c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

Section 5.7    Conversion of Subordinated Units; Early Termination of Subordination Period.

        (a)    A total of 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after March 31, 2009, in respect of which:

          (i)    distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units, and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

          (ii)    the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units, the General Partner Interest, the General Partner Interest and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, with respect to such periods; and

          (iii)    there are no Cumulative Common Unit Arrearages.

        (b)    An additional 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after March 31, 2010, in respect of which:

          (i)    distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

          (ii)    the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units, the General Partner Interest and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, with respect to such periods; and

          (iii)    there are no Cumulative Common Unit Arrearages;

provided, however, that the conversion of Subordinated Units pursuant to this Section 5.7(b) may not occur until at least one year following the end of the last four-Quarter period in respect of which conversion of Subordinated Units pursuant to Section 5.7(a) occurred.

        (c)    In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.7(a) or (b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

        (d)    (i)    Any Subordinated Units that are not converted into Common Units pursuant to Section 5.7(a) or (b) shall convert into Common Units on a one-for-one basis on the second Business

Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

          (ii)    Notwithstanding Section 5.7(d)(i), the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter, in respect of which:

            (A)    distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such date equaled or exceeded 133% of the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such period;

            (B)    the Adjusted Operating Surplus for the consecutive four-Quarter period immediately preceding such date equaled or exceeded 133% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units, the General Partner Interest and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis with respect to such period; and

            (C)    the Cumulative Common Unit Arrearage on all of the Common Units is zero.

        (e)    Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

        (f)    A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

Section 5.8    Limited Preemptive Right.

        Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.9    Splits and Combinations.

        (a)    Subject to Sections 5.9(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

        (b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.

        All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes.

        For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a)   Net Income. After giving effect to the special allocations set forth in (d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

            (i)  First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

           (ii)  Second, 2% to the General Partner and 98% to the Unitholders, Pro Rata, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

          (iii)  Third, the balance, if any, 2% to the General Partner and 98% to the Unitholders, Pro Rata.

        (b)   Net Losses. After giving effect to the special allocations set forth in (d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

            (i)  First, 2% to the General Partner and 98% to the Unitholders, Pro Rata, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

           (ii)  Second, 2% to the General Partner and 98% to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

          (iii)  Third, the balance, if any, 100% to the General Partner.

        (c)   Net Termination Gains and Losses. After giving effect to the special allocations set forth in (d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

            (i)  If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

            (A)  First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

            (B)  Second, (x) 98% to all Unitholders holding Common Units, Pro Rata, and (y) 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

            (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) 98% to all Unitholders holding Subordinated Units, Pro Rata, and (y) 2% to the General Partner, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its

    Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

            (D)  Fourth, (x) 98% to all Unitholders, Pro Rata, and (y) 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the "First Liquidation Target Amount");

            (E)  Fifth, (x) 96% to all Unitholders, Pro Rata, (y) 2% to the General Partner and (z) 2% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the "Second Liquidation Target Amount");

            (F)  Sixth, (x) 94% to all Unitholders, Pro Rata, (y) 2% to the General Partner and (z) 4% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the "Third Liquidation Target Amount");

            (G)  Seventh, (x) 92% to all Unitholders, Pro Rata, (y) 2% to the General Partner and (z) 6% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Third Liquidation Target Amount, and (2) the excess of (aa) the Fourth Target Distribution less the Third Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv); and

            (H)  Finally, (x) 90% to all Unitholders, Pro Rata, (y) 2% to the General Partner and (z) 8% to the holders of the Incentive Distribution Rights, Pro Rata.

           (ii)  If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

            (A)  First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) 98% to all Unitholders holding Subordinated Units, Pro Rata, and (y) 2% to the General Partner, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

            (B)  Second, (x) 98% to all Unitholders holding Common Units, Pro Rata, and (y) 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

            (C)  Third, the balance, if any, 100% to the General Partner.

        (d)   Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)  Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this (d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this (d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this (d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this (d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

        (iii) Priority Allocations.

            (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.

            (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.

          (iv)  Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

           (v)  Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

          (vi)  Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

         (vii)  Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

        (viii)  Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (ix)  Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

           (x)  Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(d)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

        (xi) Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

         (xii)  Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of

    Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

          (B)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

          (C)  In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

          (i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (ii)   (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to goodwill, if any.

        (c)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2005, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Unitholders and the General Partner as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Unitholders and the General Partner pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

        (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Unitholders and the General Partner, as a distribution of Available Cash to such Unitholders and the General Partner.

        (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4    Distributions of Available Cash from Operating Surplus.

        (a)   During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:

          (i)    First, (A) 98% to all Unitholders holding Common Units, Pro Rata, and (B) 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, (A) 98% to all Unitholders holding Common Units, Pro Rata, and (B) 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii)  Third, (A) 98% to all Unitholders holding Subordinated Units, Pro Rata, and (B) 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv)  Fourth, (A) 98% to all Unitholders, Pro Rata, and (B) 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (v)   Fifth, (A) 96% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 2% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi)  Sixth, (A) 94% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 4% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter;

          (vii) Seventh, (A) 92% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 6% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Fourth Target Distribution over the Third Target Distribution for such Quarter; and

          (viii) Thereafter, (A) 90% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 8% to the holders of the Incentive Distribution Rights, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution, the Third Target Distribution and the Fourth Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

        (b)   After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

          (i)    First, (A) 98% to all Unitholders, Pro Rata, and (B) 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, (A) 98% to all Unitholders, Pro Rata, and (B) 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii)  Third, (A) 96% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 2% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv)  Fourth, (A) 94% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 4% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter;

          (v)   Fifth, (A) 92% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 6% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Fourth Target Distribution over the Third Target Distribution for such Quarter; and

          (vi)  Thereafter, (A) 90% to all Unitholders, Pro Rata, (B) 2% to the General Partner and (C) 8% to the holders of the Incentive Distribution Rights, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution, the Third Target Distribution and the Fourth Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5    Distributions of Available Cash from Capital Surplus.

        Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to all Unitholders, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

        (a)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Fourth Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution and Fourth Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution and Fourth Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

        (b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution and Fourth Distribution, shall also be subject to adjustment pursuant to Section 6.9.

Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

        (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common

Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(d)(ii), 6.1(d)(x) and 6.7(c).

        (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(d)(ii)(B).

        (c)   A Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(d)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.

        Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9    Entity-Level Taxation.

        If legislation is enacted or the interpretation of existing language is modified by a court of competent jurisdiction so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner shall estimate for each Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution and Fourth Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for

such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

          (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

          (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

          (xiv) the undertaking of any action in connection with the Partnership's participation in any Group Member; and

          (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2    Certificate of Limited Partnership.

        The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3    Restrictions on the General Partner's Authority.

        (a)   Except as otherwise provided in this Agreement, the General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

        (b)   Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner or its Affiliates, or any Group Member or its Affiliates, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

Section 7.5    Outside Activities.

        (a)   After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner or Assignee. Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

        (c)   Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee

(including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement

(other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, General Partner Interest or Incentive Distribution Rights, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, General Partner Interest or Incentive Distribution Rights, as appropriate, it shall be acting in its individual capacity. The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

        (e)   Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11    Purchase or Sale of Partnership Securities.

        The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; providedthat, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Sections 7.12(a) and 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a "shelf" registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder's request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the

Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (d)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (e)   The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

        (f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

        (g)   Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13    Reliance by Third Parties.

        Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting.

        The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2    Fiscal Year.

        The fiscal year of the Partnership shall be a fiscal year ending March 31.

Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1    Tax Returns and Information.

        The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined in good faith by the General Partner. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies.

        Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4    Withholding.

        Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1    Admission of Initial Limited Partners.

        Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, CAM II LLC and the Underwriters as described in Sections 5.2 and 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2    Admission of Substituted Limited Partners.

        By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. No transferor of a Limited Partnership Interest or other Person shall have any obligation or responsibility to provide a Transfer Application to a transferee or assist or participate in any way with respect to the completion or delivery thereof. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a properly completed Transfer Application shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a properly completed, duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3    Admission of Successor General Partner.

        A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4    Admission of Additional Limited Partners.

        (a)   A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

            (i)  evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

           (ii)  such other documents or instruments as may be required by the General Partner to effect such Person's admission as an Additional Limited Partner.

        (b)   Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5    Amendment of Agreement and Certificate of Limited Partnership.

        To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

            (i)  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

           (ii)  The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

           (v)  A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on June 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, prevailing Eastern Time, on June 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2    Removal of the General Partner.

        The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members and all of the Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined

Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment
                         of Cumulative Common Unit Arrearages.

        Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, a provided in Section 11.3.

Section 11.5    Withdrawal of Limited Partners.

        No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution.

        The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

          (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

          (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

          (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

          (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution.

        Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator.

        Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation.

        The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5    Cancellation of Certificate of Limited Partnership.

        Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions.

        The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7    Waiver of Partition.

        To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration.

        No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner.

        Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger or conveyance pursuant to Section 14.3(d); or

        (l)    any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures.

        Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4    Special Meetings.

        All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting.

        Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6    Record Date.

        For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7    Adjournment.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.

        The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9    Quorum and Voting.

        The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10    Conduct of a Meeting.

        The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11    Action Without a Meeting.

        If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

Section 14.1    Authority.

        The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

Section 14.2    Procedure for Merger or Consolidation.

        Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (a)   the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

          (b)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (c)   the terms and conditions of the proposed merger or consolidation;

          (d)   the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (e)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

          (g)   such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners of Merger or Consolidation.

        (a)   Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

        (c)   Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4    Certificate of Merger.

        Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5    Amendment of Partnership Agreement.

        Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6    Effect of Merger.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 90% (which amount shall be reduced to 80% if the General Partner and its affiliates reduce their ownership percentage to below 50% of the Outstanding Common Units) of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any

Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1    Addresses and Notices.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2    Further Action.

        The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration.

        This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors.

        None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver.

        No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Counterparts.

        This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8    Applicable Law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9    Invalidity of Provisions.

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10    Consent of Partners.

        Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.11    Facsimile Signatures.

        The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

Section 16.12    Third-Party Beneficiaries.

        Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
Rhino GP LLC
By:	[Name] [Title]
ORGANIZATIONAL LIMITED PARTNER:
CAM II LLC
By:	[Name] [Title]

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.
RHINO GP LLC
By:	[Name] [Title]

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Rhino Resource Partners, L.P.

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Rhino Resource Partners, L.P.

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Rhino Resource Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that                        (the "Holder") is the registered owner of                         Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 265 Hambley Boulevard, Pikeville, Kentucky 41501. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF RHINO RESOURCE PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF RHINO RESOURCE PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE RHINO RESOURCE PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). RHINO GP LLC, THE GENERAL PARTNER OF RHINO RESOURCE PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF RHINO RESOURCE PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY

NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Rhino Resource Partners, L.P.

Countersigned and Registered by:	By:	Rhino GP LLC, its General Partner
By:

as Transfer Agent and Registrar	Name:

By:		By:

	Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—	as tenants in common	UNIF GIFT MIN ACT
TEN ENT—	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN—	as joint tenants with right of	under Uniform Gifts to
	survivorship and not as	Minors Act
	tenants in common	(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
IN
RHINO RESOURCE PARTNERS, L.P.

        FOR VALUE RECEIVED,                          hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                         Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                          as its attorney-in-fact with full power of substitution to transfer the same on the books of Rhino Resource Partners, L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17A-15
(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

        Transferees of Common Units must execute and deliver this application to Rhino Resource Partners, L.P., c/o Rhino GP LLC, 265 Hambley Boulevard, Pikesville, Kentucky 41501; Attn: Chief Financial Officer, to be admitted as limited partners to Rhino Resource Partners, L.P.

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity
☐ Foreign Corporation	☐ Non-resident Alien

        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

1.
I am not a non-resident alien for purposes of U.S. income taxation.

2.
My U.S. taxpayer identification number (Social Security Number) is                         .

3.
My home address is                         .

B.
Partnership, Corporation or Other Interestholder

1.
                                     is not a foreign corporation, foreign partnership, foreign trust or
 (Name of Interestholder)
or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.
The interestholder's U.S. employer identification number is                         .

3.
The interestholder's office address and place of incorporation (if applicable) is                                                                                                                      .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

APPENDIX B

GLOSSARY OF TERMS

        adjusted operating surplus:    For any period, operating surplus generated during that period is adjusted to:

  (a)
  decrease operating surplus by:

  (1)
  any net increase in working capital borrowings with respect to that period; and

  (2)
  any net decrease in cash reserves for operating expenditures made with respect to that period not relating to an operating expenditure made with respect to that period; and

  (b)
  increase operating surplus by:

  (1)
  any net decrease in working capital borrowings with respect to that period; and

  (2)
  any net increase in cash reserves for operating expenditures made with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus does not include that portion of operating surplus included in clauses (a)(1) and (a)(2) of the definition of operating surplus.

        as received:    Represents an analysis of a sample as received at a laboratory.

        available cash:    For any quarter ending prior to liquidation:

  (a)
  the sum of:

  (1)
  all cash and cash equivalents of Rhino Resource Partners, L.P. and its subsidiaries on hand at the end of that quarter; and

  (2)
  all additional cash and cash equivalents of Rhino Resource Partners, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

  (b)
  less the amount of cash reserves established by our general partner to:

  (1)
  provide for the proper conduct of the business of Rhino Resource Partners, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Rhino Resource Partners, L.P. and its subsidiaries) after that quarter;

  (2)
  comply with applicable law or any debt instrument or other agreement or obligation to which Rhino Resource Partners, L.P. or any of its subsidiaries is a party or its assets are subject; and

  (3)
  provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves for distributions to the subordinated units unless our general partner has determined that the establishment of reserves will not prevent Rhino Resource Partners, L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by Rhino Resource Partners, L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

        capital account:    The capital account maintained for a partner under the partnership agreement. The capital account in respect of a general partner unit, a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that general partner unit, common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in Rhino Resource Partners, L.P. held by a partner.

        capital surplus:    All available cash distributed by Rhino Resource Partners, L.P. from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be "capital surplus."

        closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange (other than the NASDAQ National Market) on which the units of that class are listed. If the units of that class are not listed on any national securities exchange (other than the NASDAQ National Market), the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the OTC market, as reported by the NASDAQ National Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined by our general partner.

        common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        current market price:    For any class of units as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        GAAP:    Generally accepted accounting principles in the United States.

        incentive distribution right:    A non-voting limited partner partnership interest issued to the general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

        incentive distributions:    The distributions of available cash from operating surplus made to holders of the incentive distribution rights.

        interim capital transactions:    The following transactions if they occur prior to liquidation:

  (a)
  borrowings, refinancings or refundings of indebtedness (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Rhino Resource Partners, L.P. or any of its subsidiaries and sales of any debt securities of Rhino Resource Partners, L.P. or any of its subsidiaries;

  (b)
  sales of equity interests by Rhino Resource Partners, L.P. or any of its subsidiaries;

  (c)
  sales or other voluntary or involuntary dispositions of any assets of Rhino Resource Partners, L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements);

  (d)
  the termination of interest rate swap agreements;

  (e)
  capital contributions; and

  (f)
  corporate reorganizations or restructurings.

        non-reserve coal deposits:    Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points, and therefore warrants further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by standards of the SEC until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitations, or both.

        operating expenditures:    All expenditures of Rhino Resource Partners, L.P. and its subsidiaries (or Rhino Resource Partners, L.P.'s proportionate share in the case of subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of the general partner, non-pro rata repurchases of units (other than those made with proceeds of an interim capital transaction), repayment of working capital borrowings, debt service payments and estimated maintenance capital expenditures, provided that operating expenditures will not include:

  (a)
  payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures;

  (b)
  capital expenditures made for acquisitions or for capital improvements, or expansion capital expenditures;

  (c)
  actual maintenance capital expenditures;

  (d)
  investment capital expenditures;

  (e)
  payment of transaction expenses relating to interim capital transactions; or

  (f)
  distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, the general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each.

        operating surplus:    For any period prior to liquidation, on a cumulative basis and without duplication:

  (a)
  the sum of

  (1)
  $15.0 million;

  (2)
  all the cash of Rhino Resource Partners, L.P. and its subsidiaries (or Rhino Resource Partners, L.P.'s proportionate share in the case of subsidiaries that are not wholly owned) on hand as of the closing date of its initial public offering;

  (3)
  all cash receipts of Rhino Resource Partners, L.P. and its subsidiaries (or Rhino Resource Partners, L.P.'s proportionate share in the case of subsidiaries that are not wholly owned) for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions;

    (4)
    all cash receipts of Rhino Resource Partners, L.P. and its subsidiaries (or Rhino Resource Partners, L.P.'s proportionate share in the case of subsidiaries that are not wholly owned) after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; and

    (5)
    the amount of distributions paid on equity issued in connection with the construction of a capital improvement or replacement asset and paid during the period on the date that Rhino Resource Partners, L.P. enters into a binding obligation to commence construction of such capital improvement or replacement asset and ending on the date that such capital improvement or replacement asset either commences service or is abandoned or disposed of; less

  (b)
  the sum of:

  (1)
  operating expenditures for the period beginning on the closing date of the initial public offering and ending with the last day of that period and the repayment of working capital borrowings, but not (A) the repayment of other borrowings, (B) actual maintenance capital expenditures or expansion capital expenditures, (C) transaction expenses (including taxes) related to interim capital transactions or (D) distributions; and

  (2)
  estimated maintenance capital expenditures and the amount of cash reserves established by the general partner (or Rhino Resource Partners, L.P.'s proportionate share in the case of subsidiaries that are not wholly owned) to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of Rhino Resource Partners, L.P. and its subsidiaries or disbursements on behalf of a member of Rhino Resource Partners, L.P. and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the general partner so determines.

        probable (indicated) reserves:    Reserves for which quantity and grade and/or quality are computed form information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        proven (measured) reserves:    Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        reserve:    That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

        subordination period:    The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

  (a)
  the first day of any quarter beginning after June 30, 2011 for which:

  (1)
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

    (2)
    the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the general partner units; and

    (3)
    there are no outstanding cumulative common units arrearages; and

  (b)
  the date on which the general partner is removed as general partner of Rhino Resource Partners, L.P. upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

        units:    Refers to both common units and subordinated units.

        working capital borrowings:    Borrowings used exclusively for working capital purposes or to pay distributions to partners, made pursuant to a credit agreement or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

3,750,000 Common Units

Rhino Resource Partners, L.P.

Limited Partner Interests

[Logo]

P R O S P E C T U S

                        , 2006

Citigroup

Lehman Brothers

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions and structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ National Market listing fee, the amounts set forth below are estimates.

SEC registration fee		$9,690
NASD filing fee		9,125
NASDAQ National Market listing fee		100,000
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. As of the consummation of this offering, the general partner of the registrant will maintain directors and officers liability insurance for the benefit of its directors and officers.

Item 15. Recent Sales of Unregistered Securities.

        On January 11, 2006, in connection with the formation of the partnership, Rhino Resource Partners, L.P. issued (1) to Rhino GP LLC the 2% general partner interest in the partnership for $20 and (2) to CAM II LLC the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

        (a)    The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement
3.1	—	Certificate of Limited Partnership of CAM Resource Partners LP, as amended
3.2	—	Form of First Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners, L.P. (included as Appendix A to the Prospectus)
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	—	Form of Credit Agreement
10.2*	—	Form of Contribution, Conveyance and Assumption Agreement
10.3*	—	Form of Rhino Resource Partners, L.P. Long-Term Incentive Plan
10.4*	—	Form of Colorado Mining Agreement
10.5*	—	Form of Shared Services Agreement
10.6*	—	Form of Employment Agreement between Rhino GP LLC and Terry N. Coleman
10.7*	—	Employment Agreement between CAM Holdings LLC and James D. Slater
10.8*	—	Employment Agreement between CAM Holdings LLC and Richard A. Boone
10.9*	—	Employment Agreement between CAM Holdings LLC and Nicholas R. Glancy
21.1	—	List of Subsidiaries of Rhino Resource Partners, L.P.
23.1	—	Consent of Crowe Chizek and Company LLC
23.2	—	Consent of Deloitte & Touche LLP
23.3	—	Consent of Marshall Miller & Associates, Inc.
23.4*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	—	Powers of Attorney (included on the signature page)
99.1	—	Consent of Director Nominee

*
To be filed by amendment.

(b)
Financial Statement Schedules:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
CAM Holdings LLC
Pikeville, Kentucky

We have audited the consolidated financial statements of CAM Holdings LLC (the "Company") as of March 31, 2005 and 2004, and for the year ended March 31, 2005, and the three months ended March 31, 2004, and have issued our report thereon dated July 22, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs concerning a change in accounting principle and a change in the Company's year end), included elsewhere in this Registration Statement. Our audits also included the consolidated financial statement schedule appearing in Item 16(b) of this Registration Statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Louisville, Kentucky
July 22, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
CAM Holdings LLC
Pikeville, Kentucky

We have audited the consolidated statements of income, changes in members' equity, and cash flows for the period from April 30, 2003 (date of inception) through December 31, 2003 of CAM Holdings LLC ("the Company") and have issued our report thereon dated February 20, 2004 (included elsewhere in this Registration Statement). Our audit also included the consolidated financial statement schedule appearing in Item 16(b) of the Registration Statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

CROWE CHIZEK AND COMPANY LLC

Lexington, Kentucky
February 20, 2004

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
For the year ended March 31, 2005
Allowance for doubtful accounts	—	104,000(1)	—	104,000
January 1, 2004 to March 31, 2004
Allowance for doubtful accounts	—	—	—	—
April 30, 2003 (date of inception) through December 31, 2003
Allowance for doubtful accounts	—	—	—	—

(1)
Established an allowance of $104,000 on March 31, 2005 due to exposure to Galey and Lord Inc. which filed bankruptcy in 2004.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pikeville, State of Kentucky, on April 18, 2006.

RHINO RESOURCE PARTNERS, L.P.
By:	Rhino GP LLC its General Partner
	By:	/s/ TERRY N. COLEMAN Terry N. Coleman Chief Executive Officer

        Each person whose signature appears below appoints Terry N. Coleman and Mark D. Zand, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 18, 2006.

Signature	Title

/s/ TERRY N. COLEMAN Terry N. Coleman	Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAY L. MAYMUDES Jay L. Maymudes	Executive Vice President—Finance and Administration, Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)
/s/ MARK D. ZAND Mark D. Zand	Chairman of the Board and President
/s/ ARTHUR H. AMRON Arthur H. Amron	Vice President, Assistant Secretary and Director
/s/ KENNETH A. RUBIN Kenneth A. Rubin	Director

EXHIBIT INDEX

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement
3.1	—	Certificate of Limited Partnership of CAM Resource Partners LP, as amended
3.2	—	Form of First Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners, L.P. (included as Appendix A to the Prospectus)
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	—	Form of Credit Agreement
10.2*	—	Form of Contribution, Conveyance and Assumption Agreement
10.3*	—	Form of Rhino Resource Partners, L.P. Long-Term Incentive Plan
10.4*	—	Form of Colorado Mining Agreement
10.5*	—	Form of Shared Services Agreement
10.6*	—	Form of Employment Agreement between Rhino GP LLC and Terry N. Coleman
10.7*	—	Employment Agreement between CAM Holdings LLC and James D. Slater
10.8*	—	Employment Agreement between CAM Holdings LLC and Richard A. Boone
10.9*	—	Employment Agreement between CAM Holdings LLC and Nicholas R. Glancy
21.1	—	List of Subsidiaries of Rhino Resource Partners, L.P.
23.1	—	Consent of Crowe Chizek and Company LLC
23.2	—	Consent of Deloitte & Touche LLP
23.3	—	Consent of Marshall Miller & Associates, Inc.
23.4*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.5*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	—	Powers of Attorney (included on the signature page)
99.1	—	Consent of Director Nominee

*
To be filed by amendment.

QuickLinks

SUMMARY
Rhino Resource Partners, L.P.
Competitive Strengths
Business Strategies
Summary of Risk Factors
The Transactions
Management and Ownership
Principal Executive Offices
Organizational Structure
Summary of Conflicts of Interest and Fiduciary Duties
The Offering
Summary Historical and Pro Forma Consolidated Financial and Operating Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
RHINO RESOURCE PARTNERS, L.P. PRO FORMA AND FORECASTED RESULTS OF OPERATIONS (UNAUDITED)
RHINO RESOURCE PARTNERS, L.P. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND FORECAST ASSUMPTIONS
HOW WE MAKE CASH DISTRIBUTIONS
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE COAL INDUSTRY
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
DESCRIPTION OF THE COMMON UNITS
THE PARTNERSHIP AGREEMENT
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
INVESTMENT IN RHINO RESOURCE PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
VALIDITY OF THE COMMON UNITS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
RHINO RESOURCE PARTNERS, L.P. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
RHINO RESOURCE PARTNERS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF DECEMBER 31, 2005
RHINO RESOURCE PARTNERS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2005
RHINO RESOURCE PARTNERS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2005
RHINO RESOURCE PARTNERS, L.P. NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2005 AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND FOR THE YEAR ENDED MARCH 31, 2005
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CAM HOLDINGS LLC CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AS OF DECEMBER 31, 2005 (UNAUDITED) AND MARCH 31, 2005 AND 2004
CAM HOLDINGS LLC CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED), THE YEAR ENDED MARCH 31, 2005, THE THREE MONTHS ENDED MARCH 31, 2004 AND THE PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003
CAM HOLDINGS LLC CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 (UNAUDITED), THE YEAR ENDED MARCH 31, 2005, THE THREE MONTHS ENDED MARCH 31, 2004 AND THE PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003
CAM HOLDINGS LLC CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED), THE YEAR ENDED MARCH 31, 2005, THE THREE MONTHS ENDED MARCH 31, 2004 AND THE PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003
CAM HOLDINGS LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2005 (UNAUDITED), MARCH 31, 2005 AND MARCH 31, 2004, FOR THE NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED), THE YEAR ENDED MARCH 31, 2005, THE THREE MONTHS ENDED MARCH 31, 2004 AND THE PERIOD FROM APRIL 30, 2003 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2003
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RHINO RESOURCE PARTNERS, L.P. STATEMENT OF FINANCIAL POSITION AS OF JANUARY 11, 2006 (DATE OF INCEPTION)
RHINO RESOURCE PARTNERS, L.P. NOTE TO THE STATEMENT OF FINANCIAL POSITION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RHINO GP LLC STATEMENT OF FINANCIAL POSITION AS OF JANUARY 11, 2006 (DATE OF INCEPTION)
RHINO GP LLC NOTES TO THE STATEMENT OF FINANCIAL POSITION
  APPENDIX A

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RHINO RESOURCE PARTNERS, L.P.
ARTICLE I DEFINITIONS
ARTICLE II ORGANIZATION
ARTICLE III RIGHTS OF LIMITED PARTNERS
ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS
ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS
ARTICLE IX TAX MATTERS
ARTICLE X ADMISSION OF PARTNERS
ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS
ARTICLE XII DISSOLUTION AND LIQUIDATION
ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
ARTICLE XIV MERGER
ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
ARTICLE XVI GENERAL PROVISIONS
EXHIBIT A to the First Amended and Restated Agreement of Limited Partnership of Rhino Resource Partners, L.P. Certificate Evidencing Common Units Representing Limited Partner Interests in Rhino Resource Partners, L.P.
ABBREVIATIONS
ASSIGNMENT OF COMMON UNITS IN RHINO RESOURCE PARTNERS, L.P.
APPLICATION FOR TRANSFER OF COMMON UNITS
  APPENDIX B
GLOSSARY OF TERMS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX